UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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LENDINGTREE, INC.

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Proxy Statement

Notice of 2021 Annual

Meeting of Stockholders

AGENDA ITEM		BOARD RECOMMENDATION		FOR MORE INFORMATION
1.	To elect eight members of our Board of Directors, each to hold office for a one-year term ending on the date of the next succeeding annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified (or, if earlier, such director’s removal or resignation from our Board of Directors)	✓	FOR (all nominees)	Page 21
2.	To Approve the LendingTree, Inc. Employee Stock Purchase Plan	✓	FOR	Page 30
3.	To Approve an Amendment and Restatement of the LendingTree, Inc. Sixth Amended and Restated 2008 Stock and Annual Incentive Plan	✓	FOR	Page 58
4.	Ratification of selection of PricewaterhouseCoopers LLP as LendingTree’s independent registered public accounting firm	✓	FOR	Page 65

Note: We also will consider any other matters that may properly be brought before the Meeting (and any postponements or adjournments of the Meeting). As of the date of this proxy statement, we have not received notice of any such matters.

Annual Meeting of Stockholders June 9, 2021 11:00 a.m. Eastern Time Virtual Meeting via Live Webcast: www.virtualshareholdermeeting.com/TREE2021

HOW TO VOTE

Your vote is important. Please vote as promptly as possible.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 9, 2021 (the “Meeting”): Both the proxy statement and LendingTree’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, are available electronically at: www.proxyvote.com

2021 Virtual Annual Stockholder Meeting

In light of ongoing developments related to the coronavirus (COVID-19) pandemic and after careful consideration, the Board of Directors has determined to hold a virtual annual meeting in order to protect the health and safety of our stockholders, Board, management and community. You will not be able to attend the meeting in person, but we are committed to ensuring that stockholders will be afforded comparable rights and opportunities to participate as they would at an in-person meeting. You will be able to attend the meeting online, vote your shares electronically and submit questions prior to the meeting by visiting www.virtualshareholdermeeting.com/TREE2021. To participate in the virtual meeting, you will need the 16-digit control number included on your Notice, proxy card or voting instruction form. The meeting webcast will begin promptly at 11:00 a.m. Eastern Time on June 9, 2021. We encourage you to access the meeting prior to the start time. Online check-in will begin at 10:00 a.m., Eastern Time, and you should allow ample time for the check-in procedures. If you encounter any difficulties accessing the virtual meeting during the check-in process or meeting time, please call 844-986-0822 / International: 303-562-9302 on the meeting date. Technical assistance will be available through the conclusion of the Annual Meeting.

Our Board of Directors has set April 12, 2021 as the record date for the Annual Meeting. This means that holders of record of our common stock at the close of business on that date are entitled to receive notice of the Annual Meeting and to vote their shares at the Annual Meeting and any related adjournments or postponements.

Notice

We are distributing to certain stockholders a Notice of Internet Availability of Proxy Materials on or about April 29, 2021. This Notice informs those stockholders how to access our Proxy Statement and our 2020 Annual Report to Stockholders and how to vote electronically via the Internet. The Notice also contains instructions on how to receive a paper copy of the proxy materials.

If there are questions pertinent to meeting matters that cannot be answered during the Annual Meeting due to time constraints, management will post answers to a representative set of such questions at investors.lendingtree.com. The questions and answers will remain available until LendingTree’s 2022 Proxy Statement is filed. We also encourage you to read our Annual Report on Form 10-K available at www.proxyvote.com.

Important Notice Regarding the Availability of Proxy Materials for the 2021 Annual Meeting of Stockholders to be held on June 9, 2021: Copies of the Proxy Statement and of our annual report for the fiscal year ended December 31, 2020 are available by visiting the following website: www.proxyvote.com.

Lisa M. Young

Corporate Secretary

April 29, 2021

Dear Fellow LendingTree Stockholders:

Introduction

I begin this annual letter with a sense of pride about our Company, our employees and the work we do every day. I truly believe that LendingTree is a dynamic and exciting place to work and it is a privilege to lead this Company into 2021.

2020 in Review

As I look back on 2020, I am most proud of the fact that despite headwinds to certain of our businesses, we were fortunate to maintain a healthy and productive workforce along with a strong balance sheet and sustained positive cash flows. This enabled us to remain focused on execution - serving our customers and partners - without losing sight of our broader strategic objectives around innovation and scale. While 2020 presented our Company with a number of challenges driven by the fallout from the COVID-19 pandemic, it also surfaced a great deal of opportunity to lean in to certain areas of our business and re-evaluate our strategic direction and operational focus. In aggregate, total Company revenue declined 18% in 2020, but the weakness was isolated to a few specific product categories that were severely, and temporarily, as time has shown, impacted by effects of the pandemic. Despite the headwinds, many areas of our business saw great strength, and furthermore, a heightened focus on innovation and execution has our Company incredibly well-positioned as the economic recovery continues to unfold.

The areas of our business most impacted by the economic fallout from the pandemic were our credit card, personal loan, and small business exchanges. Spiking unemployment and social distancing requirements, in part combatted by government stimulus and fiscal policy, drove uncertainty in consumer credit and small business credit markets. Although these markets seized up in the early stages of the crisis, causing many of marketplace participants to reduce their investments in customer acquisition, we have continued to see gradual recovery and increasing signs of health in those businesses as time has worn on. While revenue in our Consumer segment was down 71% from 2019 levels in the second quarter 2020, at the height of the pandemic, that year-over-year decline stemmed to 58% in the fourth quarter 2020, and we continue to see improving trends thus far in 2021. We continued to invest in these businesses throughout 2020 to sustain and grow brand awareness with consumers and strengthen relationships with our lending partners, and remain confident that we're well-positioned to grow these businesses well into the future.

While our Consumer segment was adversely impacted by the events of the pandemic, our Home segment thrived, growing revenue and segment profit by 15% and 28%, respectively, over fiscal 2019. As mortgage interest rates moved lower throughout much of the year sparking a wave of mortgage refinancing, the strength of our offering combined with impeccable execution enabled us to take advantage of an extraordinary market and gain share with our partners. We made great strides in our ongoing effort to deliver superior shopping experiences for borrowers while diversifying and enhancing our lender solutions. Our leading presence in the mortgage market remains a substantial competitive advantage.

The Insurance segment also sustained its run of impressive results in 2020, growing revenue and segment profit by 17% and 14%, respectively. The QuoteWizard and ValuePenguin businesses we acquired in late 2018 and early 2019, have enabled us to become a leader in the $140 billion insurance distribution market. As has been the case in several acquisitions over the last few years, we have demonstrated an ability to acquire high-quality businesses and help them accelerate through our world-class marketing capabilities and scale. In insurance, we have significantly improved and diversified both our sources of consumer acquisition and partner distribution, as well as broadened our product offering to include more meaningful health and Medicare solutions in addition to auto and home.

Finally, and perhaps most importantly, our My LendingTree platform continued to scale and evolve throughout 2020. We ended the year with 16.6 million members, up 20% over 2019. The functionality of the platform and the value it drives for members improved greatly throughout the year as the launch of a redesigned experience introduced the capability to help users manage their day-to-day cash flows and assess their financial futures in addition to simply monitoring credit and making recommendations. By enabling users to manage much of their financial lives in one connected and unbiased application, we're fulfilling our mission to help consumers simplify financial decisions for life's meaningful moments by providing choice, education and support.

Community Outreach

In 2020, we remained committed to helping our communities thrive. Our LendaHand Initiative, made up of all LendingTree, LendingTree Foundation and employee efforts, totaled over $1.766M in all giving and volunteering programs for 2020 with over 141 organizations impacted and 340 employee volunteer hours recorded.

To help those most affected by COVID-19, the LendingTree Foundation donated $1,000,000 to the COVID-19 Response Fund for the city of Charlotte, North Carolina and $250,000 to launch our LendaHand Employee Relief Fund.

Our 2021 Plans

As we head into 2021, we have a broad array of strategic initiatives outlined that all serve to accomplish the greater objectives of growing, engaging, and delighting our customers while serving our partners in a more integrated and automated fashion.

Concluding remarks

While 2020 was certainly a challenging year in many respects, I'm incredibly proud of how we came together as a Company and navigated those challenges to minimize the disruption to our business. Our diversified business model has once again enabled us to withstand turbulence in the markets around us, and we are stronger for it. In a year unlike any other, our team rose to the challenge and delivered for our stakeholders.

Thank you all for your continued support of our Company and the work we do together.

Douglas Lebda Chairman and Chief Executive Officer LendingTree, Inc.

1	LENDINGTREE 2021 Proxy Statement | Table of Contents

This summary highlights information contained elsewhere in this proxy statement. It does not contain all of the information that you should consider. You should read the entire proxy statement carefully before voting.

We have first released this proxy statement to LendingTree stockholders beginning on April 29, 2021.

ANNUAL MEETING OF STOCKHOLDERS

You are entitled to vote if you held LendingTree stock on the record date. Holders of our common stock are entitled to one vote per share.

AGENDA

Proposal	Board Recommendation		For More Information
1. Election of eight directors	✓	FOR (all nominees)	Page 21
2. Approval of the LendingTree, Inc. Employee Stock Purchase Plan	✓	FOR	Page 30
3. Approval of an Amendment and Restatement of the LendingTree, Inc. Sixth Amended and Restated 2008 Stock and Annual Incentive Plan	✓	FOR	Page 58
4. Ratification of selection of PricewaterhouseCoopers LLP as LendingTree’s independent registered public accounting firm	✓	FOR	Page 65

Proxy Summary | LENDINGTREE 2021 Proxy Statement	2

2020 Performance Highlights

In fiscal 2020, the ongoing impact of COVID-19 created significant challenges for our business and operations. During this challenging year, we continued to focus on improving items in our control to better position LendingTree for growth once the economy recovers from the COVID-19 pandemic.

In particular, our Home segment continued its strong performance in fiscal 2020, with segment revenue growth of 15% and segment profit growth of 28% year-over-year. Our Insurance segment had another solid year, with revenue growth of 17% and segment profit growth of 14% year-over-year. Our three most prominent businesses within the Consumer segment, and those that have been most impacted by the events of 2020, are credit cards, personal loans, and small business loans, and each of these business lines have begun to experience recovery in Q4 of fiscal 2020 compared to Q3 of fiscal 2020.

See Appendix A included in this proxy statement for information regarding non-GAAP financial measures, including a reconciliation of non-GAAP financial measures to GAAP financial measures.

Board Highlights

Our Board of Directors is committed to maintaining an effective team of directors, which includes a commitment to diversity. The Nominating and Governance Committee considers the extent to which director nominees possess diverse qualities that make us able to respond most appropriately to our stockholders and customers.

BOARD OVERVIEW

The following charts reflect the tenure, age and gender of the nominees for our Board of Directors as of the date of this proxy statement:

3	LENDINGTREE 2021 Proxy Statement | Proxy Summary

EXPERIENCE AND EXPERTISE

The following chart reflects the experience and expertise of the eight nominees for our Board of Directors. These are the skills and qualifications our Board of Directors considers important for our directors in light of our current business and structure.

BOARD NOMINEES AND COMMITTEE MEMBERSHIPS

The following table provides summary information about each director nominee, including current committee memberships.

						Committee Memberships (1)
DIRECTOR NOMINEE	AGE	DIRECTOR SINCE	PRINCIPAL OCCUPATION	OTHER PUBLIC COMPANY BOARDS	INDEPENDENT	AUDIT	COMPENSATION	NOMINATING AND CORPORATE GOVERNANCE	TRANSACTIONS
Gabriel Dalporto	49	2017	Chief Executive Officer of Udacity, Inc.	0	●				●
Thomas M. Davidson, Jr.	49	2017	Chief Executive Owner of EverFi, Inc.	0	●			c	●
Robin Henderson	51	2014	Senior Director, Private Capital Group, of RXR Realty	0	●	●		●
Douglas Lebda (Chairman of the Board of Directors)	51	2008	Chairman, Chief Executive Officer and a member of the Board of Directors of LendingTree, Inc.	0					c

Proxy Summary | LENDINGTREE 2021 Proxy Statement	4

						Committee Memberships (1)
DIRECTOR NOMINEE	AGE	DIRECTOR SINCE	PRINCIPAL OCCUPATION	OTHER PUBLIC COMPANY BOARDS	INDEPENDENT	AUDIT	COMPENSATION	NOMINATING AND CORPORATE GOVERNANCE	TRANSACTIONS
Steven Ozonian (Lead Independent Director)	65	2011	CEO of the Williston Financial Group	0	●	c	c
Saras Sarasvathy	62	2015	Paul Hammaker Professor of Business Administration at University of Virginia’s Darden Graduate School of Business	0	●			●
G. Kennedy Thompson	70	2017	Former Partner of Aquiline Capital Partners	2	●	●	●		●
Jennifer Witz	52	2020	CEO of Sirius XM Holdings, Inc.	1	●		●
			Number of meetings in fiscal 2020			5	7	5	10

(1)	“C” indicates a committee chair.

5	LENDINGTREE 2021 Proxy Statement | Proxy Summary

Executive Compensation Highlights

We employ a number of practices that reflect our pay-for-performance compensation philosophy and related approach to executive compensation.

What we introduced since 2019
✓	Enhance our stock ownership guidelines to cover our CEO (6x base salary) and our other NEOs (3-1.5x base salary).
✓	Maintain a compensation recovery policy covering the cash and equity incentive compensation paid to our executive officers.
✓	Maintain a minimum vesting period of one year for all equity awards, subject to limited exceptions.
✓	Expressly prohibit payment of dividends on unvested equity awards.
What we continued to do
✓	Tie the majority of named executive officers' (“NEOs”) compensation over time to equity awards, the ultimate value of which is driven by our overall performance and valuation.
✓	Grant performance-based equity incentive awards to our CEO with challenging performance hurdles.
✓	Review NEO compensation annually, with the review conducted by our Compensation Committee that consists solely of independent directors.
✓	Maintain stock ownership guidelines of 5x annual retainer for our independent directors.

What we don’t do
×	No excise tax gross-up.
×	No supplemental company-paid retirement benefits.
×	No repricing of stock options without stockholder approval.
×	No granting of discounted or reload stock options.
×	No guaranteed annual salary increases or bonuses.
×	No excise tax gross-up

Our executive compensation programs are intensely focused on aligning pay with performance:

•	LendingTree achieved stellar five-year total shareholder return (“TSR”) that exceeded that of the broad market. Our annualized TSR from the beginning of fiscal 2016 through the end of fiscal 2020 was 25.1%, which is above the median of LendingTree’s current peer group. For reference, the Russell 1000 index had annualized returns of 11.3% over the same period.

•

Excluding the performance options granted to our CEO in December 2020 pursuant to his new employment agreement, which are viewed by the Company as compensation for fiscal 2021 – 2023, 92% of our CEO’s fiscal 2020 total direct compensation was performance-based, with actual realized value based on achievement of Objectives and Key Results (“OKRs”) or our stock price performance. 50% of our CEO’s fiscal 2020 annual long-term incentive awards were performance options that require stock price appreciation of 41% before threshold-level awards are earned (33% of target), 81% before target-level awards are earned, and 121% before maximum-level awards are earned (167% of target). None of these performance options have been earned to date.

Proxy Summary | LENDINGTREE 2021 Proxy Statement	6

CEO Fiscal 2020

Total Direct Compensation

•	100% of the long-term incentives granted in December 2020 pursuant to our CEO's new employment agreement are highly performance-based:

	•	30% are stock options that have a 25% premium exercise price.

	•	70% are stock options that (a) have a 25% premium exercise price and (b) are only earned if there is future achievement of stock price increases between 81% and 191% above the share price on the date of grant.

	•	These awards reflect the entirety of our CEO's long-term incentive compensation through the end of fiscal 2023, meaning that our CEO will not receive any additional long-term incentive awards in 2021, 2022 or 2023, and are viewed by the Company as compensation for fiscal 2021 - 2023, rather than as part of the 2020 CEO compensation program. They are reported as our CEO's compensation for fiscal 2020 in the Summary Compensation Table, because the awards were granted in the final month of fiscal 2020.

•	Options granted to our CEO in connection with his new employment agreement have a truly long-term orientation, as these awards do not fully vest for six years and have a two-year holding requirement on the net after-tax shares retained by our CEO following his exercise. 70% of the options have performance price hurdles that require a minimum stock price growth of 135% over 4.25 years in order to be earned at target, and all of the options have a 25% premium exercise price. As a result, the option design ensures that our stockholders earned a substantial return before our CEO could realize value from the exercise of the options.

•	Our CEO’s salary and bonus target have not increased since fiscal 2017, and our CEO’s salary will not increase in fiscal 2021, 2022, or 2023 based on the terms of his new employment agreement.

•	All of our NEOs’ ordinary course equity awards are subject to vesting over a three-to-five year period, which focuses our NEOs’ attention on delivering sustained long-term growth and profitability for LendingTree and therefore both retains their services and aligns their interests with our stockholders.

•	During fiscal 2021, we implemented a rigorous stock ownership policy for our executives. Under the policy, our NEOs are required to maintain minimum beneficial ownership of our stock equal to 6x of base salary for our CEO and 3-1.5x of base salary for our other NEOs. As of December 31, 2020, all of our NEOs were in compliance with the stock ownership policy.

•	During fiscal 2021, we implemented a compensation recovery policy, under which the Compensation Committee has the discretion to recover performance-based equity and cash incentive compensation paid to our executive officers, including the NEOs, if the compensation would not have been earned based on a material restatement of our financial statements within the prior three years or due to the NEO’s termination for cause.

7	LENDINGTREE 2021 Proxy Statement | Proxy Summary

STOCKHOLDER VALUE DELIVERED

Returns over the indicated periods should not be considered indicative of future stock prices or stockholder returns. This graph shall not be deemed "filed" for purposes of Section 18 of the Exchange Act or incorporated by reference into any filings under the Securities Act or the Exchange Act, except as otherwise expressly set forth by specific reference in such filing.

Proxy Summary | LENDINGTREE 2021 Proxy Statement	8

Stockholder Engagement

At LendingTree, we strive to engage with stockholders on a consistent basis so as to better understand their perspectives and concerns. We have historically held Analyst & Investor Days, and we engage in investor outreach programs and have direct communication channels between stockholders and the Board. We engage with our stockholders throughout the year to get their perspectives and feedback on various topics, which allows us to better understand their priorities and concerns. Among the topics which we engaged with our stockholders about are: financial results, financial outlook, corporate strategy and priorities, key initiatives across various business lines, our balance sheet and capital allocation philosophy. Stockholders may at any time communicate with any of our directors by emailing us at legal@lendingtree.com.

See the Stockholder Engagement Process discussion in the Corporate Governance section on page 18 of this proxy statement for more detail about our stockholder engagement program.

9	LENDINGTREE 2021 Proxy Statement | Proxy Summary

The “Spinco Agreements” with GCI Liberty, Inc.

GCI Liberty was a significant shareholder until November 18, 2020, when it completed the sale of its ownership stake in our common stock. In May 2008, IAC/InterActiveCorp entered into a "Spinco Agreement" with Liberty Interactive Corporation, or Liberty Interactive, and certain others. In August 2008, IAC/InterActiveCorp spun off our company and we entered into a Spinco Assignment and Assumption Agreement pursuant to which we assumed from IAC/InterActiveCorp certain rights and obligations under the Spinco Agreement related to our company. The Spinco Agreements also required us to enter into a Registration Rights Agreement with Liberty Interactive and certain others at the time of the spin-off. On November 2, 2017, we entered into an Assignment and Assumption Agreement with Liberty Interactive, General Communication, Inc., or GCI, and certain others, which authorized Liberty Interactive to transfer its holdings of our stock and all of its applicable rights and obligations under the Spinco Agreements (subject to limited exceptions, as provided in the Spinco Agreements) and Registration Rights Agreement to GCI as part of a "split-off".

On March 9, 2018, Liberty Interactive, GCI and certain other parties consummated the split-off as contemplated by the Assignment and Assumption Agreement. As of April 29, 2019, Liberty Interactive's successor in interest, GCI Liberty, Inc. reported on a Schedule 13D/A filed with the SEC beneficial ownership of 3,443,989 shares of our common stock. This amount represented 26.4% of our outstanding common stock as of our record date in 2020 (April 13, 2020). On November 18, 2020, GCI completed an underwritten public offering and forward sale of its ownership stake in our common stock. As a result of GCI ceasing to beneficially own any shares of our common stock, the Spinco Agreement automatically terminated pursuant to its terms. In connection therewith, GCI's right to nominate directors to our Board, and certain other rights and obligations, including related transfer and stock acquisition restrictions, under the Stockholders Agreement, and registration rights under the Registration Rights Agreement, terminated.

The full Spinco Agreement is filed as Exhibit 10.1 to IAC/InterActiveCorp's Current Report on Form 8-K dated May 16, 2008, the full Spinco Assignment and Assumption Agreement is filed as Exhibit 10.6 to our Current Report on Form 8-K filed August 25, 2008, the full Registration Rights Agreement is filed as Exhibit 10.5 to our Current Report on Form 8-K filed August 25, 2008, and the full Assignment and Assumption Agreement is filed as Exhibit 99.7(D) to Liberty Interactive's Statement on Form SC 13D/A filed November 3, 2017.

Other Arrangements

In 2017, our Audit Committee approved a relationship with EverFi, Inc. pursuant to which EverFi, Inc. would provide financial literacy digital learning courses in communities where the Company operates as part of the Company's community outreach and philanthropic efforts. The Company's financial commitment to EverFi, Inc. was $225,000 for each of 2017 and 2018. In 2019, the agreement with EverFi, Inc. was amended to (i) continue the Company's financial commitment through July 2022 in an amount up to $250,000 per year, and (ii) utilize EverFi, Inc.'s suite of online compliance training programs for the Company's employees through March 2022 for $30,000 per year. In 2020, the agreement with EverFi, Inc. was further amended to (i) include COVID safety training resources for Company employees through September 2023 for $5,000 for year one, $5,150 for year two, and $5,305 for year three, and (ii) creating single sign on access for Company employees and expanding access to training materials through October 2023 for $42,757 per year. Amendments to the initial EverFi, Inc. agreement were approved by our Audit Committee. Thomas Davidson, a director, is Chief Executive Officer and a significant equity owner of EverFi, Inc.

In fiscal 2020, we paid total compensation of $419,200, which is comprised of base salary, cash incentive compensation and equity awards, to Megan Greuling. For fiscal 2021, Ms. Greuling's annual salary is $135,000 and she has a target bonus of 30% of her annual salary. She also received $250,000 in a mix of restricted stock units and stock options in March 2021. Ms. Greuling is the spouse of our CEO and is our Vice President, Head of Corporate Communications.

Certain Relationships and Related Transactions | LENDINGTREE 2021 Proxy Statement	10

Our Board of Directors has adopted a written policy setting forth the procedures we undertake while reviewing and approving related person transactions. The policy covers any transaction, arrangement or relationship in which we are or will be a participant, the amount involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest other than (a) employment relationships or transactions involving an executive officer and any related compensation solely resulting from such employment if such compensation was approved, or recommended to our Board of Directors for approval, by the Compensation Committee; (b) compensation for serving as a director; (c) payments arising solely from the ownership of our equity securities in which all holders of that class of equity securities received the same benefit on a pro rata basis; or (d) such other exclusions as may be permitted pursuant to applicable rules and regulations of the SEC or any stock exchange upon which our common stock may then be listed.

Under the policy, "related person" means: (1) any of our directors, director nominees or executive officers; (2) any person who is known to be the beneficial owner of more than 5% of any class of our voting securities; (3) any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of, and/or any other person (other than a tenant or employee) sharing the household of, any person named in (2) or (3) above; (4) any firm, corporation or other entity or organization (profit or not-for-profit) for which any person named in (1)-(2) above serves as an employee, executive officer, partner or principal (or other similar position); and (5) any firm, corporation or other entity or organization (profit or not-for-profit) for which any person named in (1)-(2) above has a 5% or greater beneficial ownership interest.

Under the policy, all related person transactions where the amount involved exceeds $120,000 must be reviewed by either our Audit Committee or another independent body of our Board of Directors.

11	LENDINGTREE 2021 Proxy Statement | Related Persons Transaction Policy

Corporate Governance Practices

LendingTree is committed to good corporate governance that aligns with stockholder interests. We maintain numerous policies and practices that demonstrate this commitment, including the following:

Board Practices, Composition, Accountability and Independence	Alignment with Stockholder Interests
• 87.5% of our director nominees are independent.	• One vote per share.

• Strong lead independent director with well-defined role.	• Not a controlled company.

• Annual election of directors.	• Do not require supermajority vote to amend charter or bylaws.
• Majority vote for director elections.	• Executive compensation is intensely focused on pay for performance.
• Three of our directors are female.	• Stock ownership guidelines for directors and executive officers.

• One of our directors self identifies as racially/ethnically diverse.

• Annual Board and committee evaluations.

Board of Directors Responsibilities and Structure

ROLES

Our Board of Directors acts as an agent of LendingTree’s stockholders by closely monitoring the performance of LendingTree’s management. The Board of Directors primarily:

Assesses LendingTree's financial and corporate governance performance to determine whether LendingTree's policies and practices create value for LendingTree's stockholders.	Approves acquisitions, divestitures and investments and associated financing, employee retention and compensation arrangements.	Oversees the determination of compensation, benefit and related plans, policies and agreements to be submitted to the stockholders for final approval.

The Board’s Role in Strategy

Board Role in Risk Oversight

Our Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to enhance long-term organizational performance and stockholder value. A fundamental part of risk management is not only understanding the risks we face, how those risks may evolve over time, and what steps management is taking to manage and mitigate those risks, but also understanding what level of risk tolerance is appropriate for us. Management is responsible for the day-to-day management of the risks we face, while our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Our Board of Directors regularly reviews information regarding cybersecurity, marketing, operations, finance and business development as well as the risks associated with each. In addition, our Board of Directors holds strategic planning sessions with management to discuss our strategies, key challenges, and risks and opportunities and receives a report on Sarbanes-Oxley compliance on at least an annual basis.

Corporate Governance | LENDINGTREE 2021 Proxy Statement	12

While our Board of Directors is ultimately responsible for risk oversight, committees of our Board of Directors also have been allocated responsibility for specific aspects of risk oversight. In particular, the Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls, risk assessment and risk management. Our Board of Directors and the Audit Committee regularly discuss with management the Company's major risk exposures, their potential financial impact on the Company, and the steps taken to monitor and control those risks. The Compensation Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to the risks arising from our compensation policies and programs. The Nominating and Corporate Governance Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to the risks associated with board organization, membership and structure, ethics and compliance, succession planning for our directors, and corporate governance.

Our full Board is responsible for overseeing material risks including risks relating to environmental or social matters, with the support of the Nominating and Corporate Governance Committee.

Board Oversight

•	Regularly review and discuss significant risks with management, including through annual strategic discussions and reviews of annual operating plans, financial performance, merger and acquisition opportunities, market environment updates, and presentations on specific risks.

•	Consider regular reports from each committee regarding risk matters under its purview.

Audit Committee	Compensation Committee	Nominating and Governance Committee	Transactions Committee

•   Maintains the integrity of our financial statements.

•   Assesses the effectiveness of our internal control over financial reporting.

•  Monitors the qualifications and independence of our independent registered public accounting firm.

•  Oversees the performance of our internal audit function and independent registered public accounting firm.

•   Ensures our compliance with legal and regulatory requirements.

•  Annually reviews and approves the base salaries and incentive opportunities of our executive officers and assures compliance with associated regulatory requirements.

•  Periodically reviews and approves our executive officers’ incentive awards and opportunities, employment agreements and severance arrangements, change-in-control agreements and special or supplemental compensation or benefits.

•  Monitors the ongoing administration of stockholder-approved plans, policies and agreements.

•  Gives an annual Compensation Committee Report.

•   Periodically review the Company’s management succession planning.

•   Identifies, evaluates and recommends candidates for election to our Board of Directors.

•  Considers any director candidates recommended by our stockholders.

•   Reviews and makes recommendations to the Board with respect to the compensation and benefits of directors.

•   Oversees our corporate governance practices and procedures, including reviewing and recommending to the Board for approval any changes related to our corporate governance framework.

•   Reviews environmental, social and governance efforts that management has implemented to monitor and address the Company's impact on environmental and social issues.

• Reviews and assesses, and assists the Board in reviewing and assessing, potential acquisitions, divestitures and investments. • Conducts periodic reviews of completed transactions.

BOARD OF DIRECTORS LEADERSHIP STRUCTURE

Our Board of Directors may elect one of its members to be Chairman of the Board and may fill any vacancy in the position of Chairman of the Board at such time and in such manner as the Board of Directors determines is appropriate. The Chairman of the Board may be, but need not be, employed by the Company. The Chairman of the Board presides at and leads all meetings of the Board of Directors.

Mr. Lebda serves as our CEO and Chairman of our Board of Directors. Mr. Lebda is the founder of the Company and has served as our CEO and Chairman of our Board of Directors since our August 2008 spin-off from IAC/InterActiveCorp. Our Board of Directors believes that it is important to have a unified leadership vision which Mr. Lebda is uniquely positioned to provide. Our Board of Directors also believes that the Company is best served by a Chairman, like Mr. Lebda, who is actively involved with the Company and is therefore able to bring great depth of knowledge about the Company to the role.

In November 2016, the independent members of our Board of Directors designated Steven Ozonian to serve as Lead Independent Director. The Board of Directors determined that the Company would be well served by appointing a Lead Independent Director who is a non-employee and is independent (as such term is defined by the applicable rules of the Securities and Exchange Commission and Nasdaq Listing Rules). The Lead Independent Director serves as a liaison between the Chairman of the Board and the other directors and fosters free and open communication between the Board of Directors and management of the Company. The Lead Independent Director also assists the Chairman in reviewing and setting agendas for the Board of Directors meetings and in overseeing the effectiveness of the Board of Directors meetings.

13	LENDINGTREE 2021 Proxy Statement | Corporate Governance

Role of Chairman of the Board	Role of Lead Independent Director

Mr. Lebda’s responsibilities as Chairman of the Board include:	In November 2016, the Board of Directors designated Mr. Steven Ozonian to serve as Lead Independent Director. His responsibilities and authority in that role include:

•   Setting the agenda for Board of Directors meetings in consultation with the Lead Independent Director.

•   Serving as liaison between the Board and senior management.

•  Conducting the annual board evaluation in consultation with the Lead Independent Director, at the direction of the Nominating and Corporate Governance Committee.

•   Being available to the Board of Directors to assume additional responsibilities, as may be requested from time to time.

•   Calling special meetings of the Board of Directors and stockholders.

•   Presiding at meetings of the Board at which the Chairman of the Board is not present, including executive sessions of non-executive directors, which occur at least quarterly.

•   Approving the agenda for Board of Directors meetings (in consultation with the Chairman of the Board) and the schedule for Board of Directors meetings, including to provide that there is sufficient time for discussion of all agenda items.

•   Ensuring the Board of Directors receives adequate and timely information.

•    Serving as liaison between the Chairman of the Board and the non-executive directors.

•   Conducting the annual board evaluation in consultation with the Chairman of the Board, at the direction of the Nominating and Governance Committee.

•    Being available for consultations and communications with major stockholders upon request.

•    Calling executive sessions of the non-executive directors.

BOARD OF DIRECTORS MEETINGS

The Board of Directors and its committees meet throughout the year on a set schedule and also hold special meetings and act by written consent from time to time as appropriate. The Board held eight meetings, and acted by unanimous written consent one time, during fiscal 2020.

ATTENDANCE AT BOARD OF DIRECTORS AND COMMITTEE MEETINGS

The Board of Directors expects that all directors will prepare for, attend and participate in all Board of Directors and applicable committee meetings, and will see that other commitments do not materially interfere with their service on the Board of Directors.

During fiscal 2020, all current directors attended at least 90% of the aggregate number of meetings of the Board of Directors and the committees on which they served. Five of the then serving directors attended the 2020 virtual Annual Meeting of Stockholders. We encourage all directors to attend the 2021 virtual annual meeting.

Corporate Governance | LENDINGTREE 2021 Proxy Statement	14

Director Independence

Under the Listing Rules of the Nasdaq Stock Market, our Board of Directors has a responsibility to make an affirmative determination that those members of our Board of Directors that serve as independent directors do not have any relationships with the Company and its businesses that would impair their independence. In connection with these determinations, our Board of Directors reviews information regarding transactions, relationships and arrangements involving the Company and its businesses and each director that it deems relevant to independence, including those required by the Listing Rules of the Nasdaq Stock Market.

Our Board of Directors has determined that each of Mr. Dalporto, Mr. Davidson, Ms. Henderson, Mr. Ozonian, Ms. Sarasvathy, Mr. Thompson and Ms. Witz is an independent director within the meaning of the applicable Nasdaq standards.

Qualifications of Directors

Our Nominating and Corporate Governance Committee considers and recommends candidates for election to our Board of Directors as well as nominees for committee memberships and committee chairs to our Board of Directors. Each member of the Nominating and Corporate Governance Committee participates in the review and discussion of director candidates. The full Board of Directors makes final determinations on director nominees.

Our Board of Directors does not have specific requirements for eligibility to serve as a director of LendingTree. However, in evaluating candidates, regardless of how recommended, our Board of Directors considers whether the professional and personal ethics and values of the candidate are consistent with ours, whether the candidate’s experience and expertise would be beneficial to our Board of Directors in rendering its service to us, whether the candidate is willing and able to devote the necessary time and energy to the work of our Board of Directors and whether the candidate is prepared and qualified to represent the best interests of our stockholders.

In evaluating director candidates, the Chair of the Nominating and Corporate Governance Committee and other committee members may conduct interviews with certain candidates and make recommendations to the committee. Other members of our Board of Directors may also conduct interviews with director candidates upon request, and the Nominating and Corporate Governance Committee may retain, at its discretion, third-party consultants to assess the skills and qualifications of the candidates. Although our Board of Directors does not have a specific policy with respect to diversity, the Nominating and Corporate Governance Committee considers the extent to which potential candidates possess sufficiently diverse skill sets and diversity characteristics that would contribute to the overall effectiveness of our Board of Directors.

In identifying potential director candidates, the Nominating and Corporate Governance Committee seeks input from other members of our Board of Directors and executive officers, and may also consider recommendations by employees, community leaders, business contacts, third-party search firms and any other sources deemed appropriate by the Nominating and Corporate Governance Committee. Before the termination of the Spinco Agreement, the Nominating and Corporate Governance Committee considered candidates nominated by Liberty Interactive Corporation and its successor, GCI Liberty, Inc., in accordance with their rights under the Spinco Agreement. The Nominating and Corporate Governance Committee will also consider director candidates recommended by other stockholders to stand for election at the Annual Meeting of Stockholders so long as such recommendations are submitted in accordance with the procedures described below under “Stockholder Recommendations of Director Candidates.” Except for Ms. Chun and Ms. Witz, who were nominated by GCI Liberty, Inc. in accordance with their former rights under the Spinco Agreement, the Nominating and Corporate Governance Committee has not had any director candidates put forward by a stockholder or a group of stockholders that beneficially owned more than five percent of our stock for at least one year. After the termination of the Spinco Agreement, the Nominating and Corporate Governance Committee and Board determined it would be in the best interests of the Company and the stockholders for Ms. Witz to remain a director.

Stockholder Recommendations of Director Candidates

The Nominating and Corporate Governance Committee will evaluate candidates recommended by stockholders in the same manner as all other candidates brought to the attention of the Nominating and Corporate Governance Committee. Stockholders who wish to make such a recommendation should send the recommendation to legal@lendingtree.com. The subject line should read “Director Nominee Recommendation.” The recommendation must identify the sender as a stockholder, provide a brief summary of the candidate’s qualifications and experience, together with an indication that the recommended individual would be willing to serve (if elected).  The email must also be accompanied by evidence of the sender’s stock ownership. Any director recommendations will be reviewed by the Corporate Secretary and, if deemed appropriate, forwarded to the Chairman of the Board for further review. If the Chairman of the Board believes that the candidate fits the qualifications of a director described above, then the recommendation will be shared with the entire Board of Directors.

Board Evaluation Process

Periodically, our Board members complete an assessment of Board performance. This assessment typically includes an evaluation of topics covered by the Board during the year, Board culture and structure, Board processes, and information received by the Board during the past year.  The Nominating and Corporate Governance Committee oversees this process.

15	LENDINGTREE 2021 Proxy Statement | Corporate Governance

Board Committees and Charters

The Board has delegated certain responsibilities and authority to its four standing committees, as described below. Committees report regularly to the full Board on their activities and actions.

The Board currently has a standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Transactions Committee. Each committee has a charter that it reviews annually, making recommendations to our Board of Directors for any charter revisions that might be needed to reflect evolving best practices. The members of each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are independent and appointed by the Board based on recommendations of the Nominating and Corporate Governance Committee. These committees have the opportunity to meet in closed session, without management present, during each committee meeting.

CURRENT MEMBERS Steven Ozonian (Chair) Robin Henderson G. Kennedy Thompson NUMBER OF MEETINGS HELD IN FISCAL 2020 5

Audit Committee

The Audit Committee functions pursuant to a written charter adopted by our Board of Directors, a copy of which may be found at our website at https://investors.lendingtree.com/governance-documents (not hereby incorporated by reference). The Audit Committee is appointed by our Board of Directors to assist our Board of Directors with a variety of matters described in its charter, which include monitoring (1) the integrity of our financial statements, (2) the effectiveness of our internal control over financial reporting, (3) the qualifications and independence of our independent registered public accounting firm, (4) the performance of our internal audit function and independent registered public accounting firm and (5) our compliance with legal and regulatory requirements.

Our Board has determined that each member of the Audit Committee is both independent (as defined under applicable Nasdaq listing standards and SEC rules related to audit committee members) and financially literate (as required by Nasdaq listing standards). The Board also has determined that each of Mr. Ozonian and Mr. Thompson qualifies as an “audit committee financial expert” as defined by SEC rules and has “financial sophistication” in accordance with Nasdaq listing standards.

The Audit Committee held closed sessions with our independent registered public accounting firm, PricewaterhouseCoopers LLP, during all of its regularly scheduled meetings in fiscal 2020.

Corporate Governance | LENDINGTREE 2021 Proxy Statement	16

CURRENT MEMBERS Steven Ozonian (Chair) G. Kennedy Thompson Jennifer Witz NUMBER OF MEETINGS HELD IN FISCAL 2020 7

Compensation Committee

The Compensation Committee functions pursuant to a written charter adopted by our Board of Directors, a copy of which may be found at our website at https://investors.lendingtree.com/governance-documents (not hereby incorporated by reference). The Compensation Committee is responsible for discharging the responsibilities of our Board of Directors relating to compensation of our Chief Executive Officer and our other executive officers and has overall responsibility for approving and evaluating all of our compensation plans, policies and programs as they affect our executive officers as well as complying with associated regulatory requirements.  All of the members of the Compensation Committee are independent directors within the meaning of the applicable Nasdaq listing standards.

For more information on the responsibilities and activities of the Compensation Committee, including its processes for determining executive compensation, see the “Compensation Committee Report” and “Compensation Discussion and Analysis” below, particularly the discussion of the “Role of the Compensation Committee, Compensation Consultants and Executive Officers in Compensation Determinations.”

Each member of the Compensation Committee is independent under Nasdaq listing standards. Each member is also a “Non-Employee Director,” as defined in SEC Rule 16(b)-3. During fiscal 2020, the Compensation Committee held a portion of each regularly scheduled meeting in closed session with only the committee members present.

CURRENT MEMBERS Thomas M. Davidson, Jr. (Chair) Robin Henderson Saras Sarasvathy

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee functions pursuant to a written charter adopted by our Board of Directors, a copy of which may be found at our website at https://investors.lendingtree.com/governance-documents (not hereby incorporated by reference). The Nominating and Corporate Governance Committee is responsible for identifying, evaluating and recommending candidates for election to our Board of Directors. Additionally, the Nominating and Corporate Governance Committee is responsible for recommending compensation arrangements for non-employee directors. Our Board has determined that each member of the Nominating and Governance Committee is independent, as defined under applicable Nasdaq listing standards.

NUMBER OF MEETINGS HELD IN FISCAL 2020 5

CURRENT MEMBERS Douglas Lebda (Chair) Gabriel Dalporto Thomas M. Davidson, Jr. G. Kennedy Thompson

Transactions Committee

The Transactions Committee functions pursuant to a written charter adopted by our Board of Directors, a copy of which may be found at our website at https://investors.lendingtree.com/governance-documents (not hereby incorporated by reference). The Transactions Committee is responsible for reviewing and assessing, and assisting the Board in reviewing and assessing, potential strategic acquisitions, divestitures and investments, and related financing and strategies.

NUMBER OF MEETINGS HELD IN FISCAL 2020 10

Compensation Committee Interlocks and Insider Participation

With the exception of Mr. Ozonian who was an officer and employee of LendingTree from November 1, 2010 through March 31, 2011, no director who served on the Compensation Committee during fiscal 2020 has at any time been an executive officer or employee of LendingTree. In addition, no executive officer of LendingTree during fiscal 2020 served, or currently serves, on the board of directors or the compensation committee (or a functionally equivalent committee) of any entity that has one or more executive officers who serve on our Board or our Compensation Committee.

17	LENDINGTREE 2021 Proxy Statement | Corporate Governance

Stockholder Engagement Process

At LendingTree, we strive to engage with stockholders on a consistent basis so as to better understand their perspectives and concerns. We hold investor days, investor outreach programs and have direct communication channels between stockholders and the Board. Our Annual Meeting of Stockholders also provides an opportunity for further stockholder engagement. Stockholder feedback is shared with the Board and referenced during Board discussions. Where appropriate, we aim to incorporate feedback and information obtained through our stockholder engagement process into our decision-making.

INVESTOR OUTREACH

We engage with our stockholders and other prospective investors throughout the year to get their perspectives and feedback on various topics, which allows us to better understand their priorities and concerns. Among the topics which we engaged with our stockholders about are:

•	financial results;

•	financial outlook;

•	corporate strategy and priorities;

•	key initiatives across various lines of business; and

•	the health of the Company’s balance sheet and capital allocation philosophy.

We will continue to engage with our stockholders on a regular basis in order to understand their perspectives and incorporate their feedback, as appropriate, on our performance, business strategies, executive compensation programs and corporate governance practices.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD

Stockholders may, at any time, communicate with any of our directors by emailing legal@lendingtree.com. The subject line should read “Stockholder-Board Communication” or “Stockholder-Director Communication.” All such emails must identify the sender as a stockholder, provide evidence of the sender’s stock ownership, and clearly state whether the intended recipients are all members of our Board of Directors or a particular director or directors.

All communications received in accordance with these procedures will be reviewed by the Corporate Secretary and forwarded to the appropriate director or directors unless such communications are considered, in the reasonable judgment of the Corporate Secretary, to be improper for submission to the intended recipient. Examples of stockholder communications that would be considered improper for submission include communications that:

•	do not relate to the business or affairs of our Company or the functioning or constitution of our Board of Directors or any of its committees;

•	relate to routine or insignificant matters that do not warrant the attention of our Board of Directors;

•	are advertisements or other commercial solicitations;

•	are frivolous or offensive; or

•	are otherwise not appropriate for delivery to directors.

The inclusion of any website address in this proxy statement does not incorporate by reference the information on or accessible through the website into this proxy statement.

Corporate Social Responsibility  and Environmental, Social and Governance Approach

Corporate Social Responsibility is very important to LendingTree. In conducting our business, we strive to give back to the communities in which we work. Our Corporate Responsibility initiatives are generally overseen by our philanthropy committee.

Corporate Governance | LENDINGTREE 2021 Proxy Statement	18

Our Environmental Footprint. We consider our environmental footprint whenever appropriate. We are committed to reducing the impact of our operations, and to using resources and materials thoughtfully.

Resources and Partnerships. Our open-access LendingTree Academy provides education to consumers on important financial literacy topics, such as credit scoring models, budgeting tips and how to avoid common financial missteps through blog posts and educational videos.

The LendingTree Foundation. Established in August 2017, The LendingTree Foundation is a private foundation created by LendingTree and exempt from federal income tax under Internal Revenue Code Section 501(c)(3). The LendingTree Foundation’s philanthropic mission is to amplify economic opportunities for individuals, businesses and communities through our LendaHand initiative and strategic community alignment that focuses on promoting empowerment and helping overcome obstacles, financial and otherwise, in areas that align with LendingTree’s core principles and the Foundation’s philanthropic pillars:

-	Financial Wellness

-	Entrepreneurship and Innovation

-	Homeownership

-	Upward Mobility

By leveraging our expertise and focusing on these areas, it is our belief that we can achieve the greatest impact to improve the lives of all, in these areas and beyond.

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Donations in support of the Black Lives Matter movement: The LendingTree Foundation provided special 1.5x company matching for employee donations made through the “Support the Movement: Black Lives Matter” campaign in Bright Funds;

19	LENDINGTREE 2021 Proxy Statement | Corporate Governance

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Contributions to the COVID-19 Response Fund: The Foundation for The Carolinas and United Way of Central Carolinas launched the COVID-19 Response Fund to assist those most affected by the crisis and the LendingTree Foundation’s contribution was one of the first to help launch this initiative;

-

Employee Relief Fund: The LendingTree Foundation partnered with E4E Relief to create a fund for employees facing unforeseen hardships. Not only can employees utilize the fund, but they can also support fellow employees by donating to it;

-

LISC Small Business Initiative: The Local Initiatives Support Corporation (“LISC”) was created to cultivate community development resources to advocate for issues such as affordable housing, violence prevention, and social justice and equality. LendingTree partnered with LISC to support these efforts, specifically in the areas of affordable housing, social injustice and equality, and small business assistance through LISC’s small business initiative that will benefit minority owned small businesses out of Charleston.

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NOAH Housing Impact Fund: The Naturally Occurring Affordable Housing (“NOAH”) initiative in Charlotte will provide affordable housing for low-income residents, and the LendingTree Foundation pledged $2.5M for this project.

Community engagement. At LendingTree, we are passionate about getting involved in, and giving back to, the communities where we live and work. Our new corporate headquarters in Charlotte, NC, will employ approximately 475 employees, and we aim to create a positive community impact through initiatives such as providing financial education to students, entrepreneurial opportunities to aspiring business owners and hosting non-profit groups and meetups for tech talent across the region.

“LendaHand” Campaign. Every year, LendingTree undertakes its “LendaHand” campaign, a philanthropic campaign to promote the act of giving back and lending a hand to others in need during the holiday season. As part of the campaign, each LendingTree employee who chooses to participate is allocated $200 to donate to help those in need or to support other philanthropic purposes.

Human capital resources We are committed to investing in our employees and nurturing an entrepreneurial and dynamic work environment. We achieve this through dedication to our core principles which include:

-	Building truly outstanding products;

-	Being open and candid;

-	Acting with urgency and creativity;

-	Taking charge;

-	Setting goals and being accountable; and

-	Committing to excellence.

Employees are stockholders of the Company, allowing them to take charge and have a direct impact on company choices. We provide individual, career and leadership development opportunities to strengthen skills. We have implemented strong policies and practices to foster a safe and inclusive workplace allowing employees to develop and reach their full potential, and although our employees hold many values in common, our leadership team actively works to attract, develop, and retain talent from a range of backgrounds and experiences in order to benefit from diverse perspectives. The Company and our employees are committed to helping our communities thrive through a variety of Company-sponsored annual and ongoing community outreach efforts.

Data Privacy We are committed to protecting client information, and our Board of Directors and Executive Leadership team devote a significant amount of time and attention to data privacy. We comply with applicable data privacy laws and regulations and have implemented procedures designed to comply with such laws and regulations.

Board Oversight of Material Environmental and Social Governance (“ESG”) Risk. LendingTree takes into account considerations that affect all of our key stakeholders, including our stockholders, customers, employees, communities and regulators. The Nominating and Corporate Governance Committee, in consultation with the full board, has oversight over environmental and social governance, or ESG matters.

Corporate Governance | LENDINGTREE 2021 Proxy Statement	20

Our Board Nominees

At the upcoming Annual Meeting, a board of eight directors will be elected, each to hold office until the next succeeding annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified (or, if earlier, such director’s removal or resignation from our Board of Directors). Information concerning all director nominees appears below. Although management does not anticipate that any of the persons named below will be unable or unwilling to stand for election, in the event of such an occurrence, proxies may be voted for a substitute designated by our Board of Directors.

21	LENDINGTREE 2021 Proxy Statement | Proposal No. 1 Election of Directors

Gabriel Dalporto Chief Executive Officer of Udacity, Inc. Director since: 2017 Age: 49

Committees: • Transactions Committee

Biography

Mr. Dalporto has served as the Chief Executive Officer of Udacity, Inc., a technology skills digital education platform, since August 2019. From August 2017 to February 2018, Mr. Dalporto also served as Executive Advisor to the Company. Prior to that, Mr. Dalporto held various positions within the Company, including serving as the Company’s Chief Financial Officer from June 2015 to August 2017, Chief Marketing Officer from April 2011 to June 2015, and President of Mortgage from March 2013 to June 2015. Before joining the Company, Mr. Dalporto served as Founder and Chief Executive Officer of Atomic Financial, Inc., a startup online investing platform, from January 2010 to April 2011. He served as Chief Marketing and Strategy Officer of Zecco Holdings, Inc., an online brokerage company, from January 2007 to December 2009. Mr. Dalporto served as Vice President at E*Trade Financial from August 2004 to November 2006 and as Vice President at JPMorgan Chase from September 2003 to July 2004. Additionally, Mr. Dalporto was elected as director of Guitar Center Holdings, Inc. in December 2018.

Relevant Expertise

Mr. Dalporto brings executive management, financial and capital markets experience, and in depth digital marketing experience to our Board of Directors.

Other Public Company Boards
None.

Thomas M. Davidson, Jr. Co-Founder and Chief Executive Officer of EverFi, Inc. Director since: 2017 Age: 49

Committees: • Nominating and Corporate Governance Committee (Chair) • Transactions Committee

Biography

Mr. Davidson is the co-founder and has served as Chief Executive Officer of EverFi, Inc., a software-as-a-service education technology company headquartered in Washington, D.C., since 2008. Prior to founding EverFi, Inc., Mr. Davidson was a venture capitalist at Village Ventures from 2007-2009 with a focus on early-stage technology companies in the education and social media spaces. From 1994 to 2000, Mr. Davidson served three terms in the Maine House of Representatives where he served as Chairman of the Utilities and Energy Committee and was a senior member of the Taxation Committee, the Banking and Insurance Committee and the Business and Economic Development Committee.

Mr. Davidson also serves on the boards of DC Public Education Fund and Five Holdings.

Relevant Expertise Mr. Davidson brings technology expertise, executive management and government affairs experience to our Board of Directors. Other Public Company Boards None.

Proposal No. 1 Election of Directors | LENDINGTREE 2021 Proxy Statement	22

Robin Henderson Senior Director, Private Capital Group, of RXR Realty Director since: 2014 Age: 51

Committees: • Nominating and Corporate Governance Committee • Audit Committee

Biography

Ms. Henderson is Senior Director, Private Capital Group, of RXR Realty, which manages 75 commercial real estate properties and investments with an aggregate gross asset value of approximately $20.2 billion, comprising approximately 24.6 million square feet of commercial properties, inclusive of a multi-family residential portfolio of approximately 2,600 units under operation or development, and control of development rights for an additional approximately 3,600 multi-family and for sale units in the New York Metropolitan area. Ms. Henderson joined RXR in February 2010. She is responsible for sourcing institutional capital for both the company’s asset level joint ventures and discretionary funds. Since joining RXR, Ms. Henderson has led the effort in raising approximately $8.5 billion of equity. From May 1998 to December 2009, Ms. Henderson was with Wachovia Securities, ultimately serving as Vice President within Real Estate Corporate Finance with a focus in Real Estate Private Equity.

Relevant Expertise

Ms. Henderson brings to our Board of Directors extensive real estate industry, finance and capital markets experience. Ms. Henderson also provides our Board of Directors with extensive executive and management experience.

Other Public Company Boards
None.

Douglas Lebda Chairman and Chief Executive Officer of LendingTree, Inc. Director since: 2008 Age: 51

Committees: • Transactions Committee (Chair)

Biography

Mr. Lebda is our Chairman, Chief Executive Officer and a member of our Board of Directors and has served in such capacities since January 2008, when the Company was spun-off from IAC/InterActiveCorp. Previously, Mr. Lebda served as President and Chief Operating Officer of IAC/InterActiveCorp from January 2006 to August 2008. Prior to that, Mr. Lebda served as Chief Executive Officer, President and Chairman of the Board of Directors of LendingTree, LLC, which he founded in June 1996. Before founding LendingTree, Mr. Lebda worked as an auditor and consultant for PricewaterhouseCoopers.

Relevant Expertise

Mr. Lebda, as the founder of LendingTree, LLC, provides our Board of Directors with a vital understanding and appreciation of the Company’s business and history. His experience as Chief Operating Officer of IAC/InterActiveCorp, a large conglomerate of Internet companies, as well as his financial and accounting expertise, also qualify him to serve on our Board of Directors. Mr. Lebda also brings to our Board of Directors a valuable understanding of the role played by directors of publicly-held companies due to his prior service on the board of Eastman Kodak Company.

Other Public Company Boards
None.

23	LENDINGTREE 2021 Proxy Statement | Proposal No. 1 Election of Directors

Steve Ozonian Chief Executive Officer of the Williston Financial Group Director since: 2011 Age: 65

Committees: • Audit Committee (Chair) • Compensation Committee (Chair)

Biography

Mr. Ozonian currently serves as CEO of the Williston Financial Group and serves on its Board of Directors. He previously served as a member of our Board of Directors from August 2008 to November 2010. He resigned from the Board of Directors effective November 1, 2010 to join our company as Chief Executive Officer of its proprietary full service real estate brokerage business known as RealEstate.com, REALTORS®. In March 2011, we announced that we had finalized a plan to close all of the field offices of RealEstate.com and Mr. Ozonian resigned from his position as Chief Executive Officer of the division. Prior to his employment at our company, Mr. Ozonian served as the Chairman of the Board of Directors of Global Mobility Solutions, a global provider of human resources and real estate services. Mr. Ozonian has held other high-level positions in the homeownership industry including Chairman and CEO of Prudential’s real estate and related businesses, CEO of Realtor.com and National Homeownership Executive for Bank of America.

Mr. Ozonian is a member of the Board of Directors of Attom Data, a real estate data services company. Mr. Ozonian is also a member of the Board of Directors of Inside Real Estate, a real estate software services provider to the residential real estate industry.

Relevant Expertise

Mr. Ozonian provides our Board of Directors with valuable large public company leadership experience and mergers and acquisitions expertise. He has significant executive experience and a deep understanding of the functions of a board of directors acquired through service as chairman of other corporate boards.

Other Public Company Boards

None.

Saras Sarasvathy Paul Hammaker Professor of Business Administration at University of Virginia’s Darden Graduate School of Business Director since: 2015 Age: 62

Committees: • Nominating and Corporate Governance Committee

Biography

Ms. Sarasvathy is the Paul Hammaker Professor of Business Administration at University of Virginia’s Darden Graduate School of Business. Her research focuses on high performance entrepreneurship ranging from starting and growing new ventures to creating and fostering high value partnerships that result in enduring and innovative businesses. Ms. Sarasvathy has also worked with thousands of entrepreneurs around the world and has helped train hundreds of entrepreneurship educators and growth-oriented service providers.

Relevant Expertise

Through her research and practical experience co-founding five ventures of her own, Ms. Sarasvathy brings to our company valuable insights and best practices for the development of new products and a global understanding of innovative funding mechanisms.

Other Public Company Boards

None.

Proposal No. 1 Election of Directors | LENDINGTREE 2021 Proxy Statement	24

G. Kennedy Thompson Former Partner of Aquiline Capital Partners Director since: 2017 Age: 70

Committees: • Audit Committee • Compensation Committee • Transactions Committee

Biography

Mr. Thompson was a partner of Aquiline Capital Partners, a New York based private equity firm, from 2009 until his retirement in April 2018. From 1999 to 2008, Mr. Thompson was President and Chief Executive Officer of Wachovia Corporation. Mr. Thompson served in numerous industry leadership positions including Chairman of the Clearing House, Chairman of the Financial Services Roundtable, Chairman of the Financial Services Forum and President of the Federal Advisory Council of the Federal Reserve Board. In the past five years, he has served as a member of the board of directors of HP Inc. (NYSE: HPQ), Pinnacle Financial Partners, Inc. (Nasdaq: PNFP), and Insteel Industries, Inc. (Nasdaq: IIIN), and is currently a trustee of the Morehead-Cain Foundation.

Relevant Expertise

Mr. Thompson brings extensive financial services expertise, public company leadership experience and executive management experience to our Board of Directors.

Other Public Company Boards

Pinnacle Financial Partners, Inc. (Nasdaq: PNFP), and Insteel Industries, Inc. (Nasdaq: IIIN).

Jennifer Witz Chief Executive Officer of Sirius XM Holdings, Inc. Director since: 2020 Age: 52

Committees: • Compensation Committee

Biography

Ms. Witz has served as the Chief Executive Officer and member of the Board of Sirius XM Holdings, Inc. since January 2021. She was previously the President of Sales, Marketing and Operations of Sirius XM Holdings, Inc. where she led subscriber acquisition and retention, consumer marketing and automotive sales, distribution, product, and engineering for both Sirius XM and Pandora. Ms. Witz joined Sirius XM in 2002 and has served in a variety of senior financial and operating roles during her tenure. Ms. Witz served as Executive Vice President and Chief Marketing Officer beginning in 2017. From 2005 to 2017, she was Sirius XM’s Senior Vice President, Finance, and from 2002 to 2005, she held other positions in the finance department of Sirius XM.

Relevant Expertise

Ms. Witz brings executive management experience, public company leadership experience and in-depth digital marketing and financial experience to our Board of Directors.

Other Public Company Boards

Sirius XM Holdings, Inc. (Nasdaq: SIRI)

25	LENDINGTREE 2021 Proxy Statement | Proposal No. 1 Election of Directors

ELECTION MECHANICS

Majority Voting Standard.  Beginning with our 2018 Annual Meeting, we implemented majority voting in uncontested elections of directors. Accordingly, our bylaws provide that a nominee for director in an uncontested election will be elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. However, if the number of nominees exceeds the number of directors to be elected at such meeting as of the date that is five business days in advance of the date that we first file our definitive proxy statement with the Securities and Exchange Commission, then directors will be elected by a plurality of the votes cast. Prior to the 2018 Annual Meeting, directors were elected by a plurality of the votes cast in all circumstances.

In connection with the implementation of a majority voting standard in our bylaws, the Board approved and adopted a Director Resignation Policy on November 8, 2017 for directors who fail to receive the required number of votes in an uncontested election in accordance with our bylaws. The policy requires that the Board will nominate for election or re-election only a candidate who agrees to tender an irrevocable resignation that will be effective upon (i) the failure to receive the required vote at any future annual meeting at which he or she faces re-election; and (ii) Board acceptance of such resignation. The policy further states that upon any candidate failing to be elected in an election at which majority voting applies, the Nominating and Corporate Governance Committee will meet to consider the tendered resignation and make a recommendation to the Board concerning the action, if any, to be taken with respect to the resignation. The policy provides that the Board will then consider and act upon the Nominating and Corporate Governance Committee’s recommendation within 90 days of certification of the vote at the annual meeting. The Board may accept the resignation, refuse the resignation, or refuse the resignation subject to such conditions designed to cure the underlying cause as the Board may impose. Promptly following the decision regarding the tendered resignation, the policy states that we will file with the SEC a current report on Form 8-K disclosing the decision with respect to the resignation, describing the deliberative process and, if applicable, the specific reasons for rejecting the tendered resignation.

✓	The Board recommends that you vote FOR the election of each of the nominated directors.

Proposal No. 1 Election of Directors | LENDINGTREE 2021 Proxy Statement	26

Overview of Our Compensation Program for Non-Employee Directors

Our director compensation program is designed to attract and retain top director talent and align the interests of our directors with the interests of our stockholders. Our Nominating and Corporate Governance Committee is responsible for reviewing and making recommendations to the Board with respect to the compensation of our directors, including any equity-based compensation. Directors who are our employees do not receive compensation for their services on the Board.

Our Nominating and Corporate Governance Committee’s review of our director compensation programs is supported by information provided by the independent compensation consultant to the Compensation Committee, Frederic W. Cook & Co., Inc. (“FW Cook”).

2020 Non-Employee Director Compensation

The following table describes the components of our fiscal 2020 director compensation program. Each element of the compensation is pro-rated for the director’s period of service during the year.

Compensation Element	Amount ($)
Annual Cash Retainer	50,000
Annual Equity Retainer(1)	170,000
Additional Fee for Lead Independent Director	35,000
Additional Fee for Committee Chairs	25,000 – Audit Committee 20,000 – Compensation Committee 13,000 – Nominating and Corporate Governance Committee
Additional Fee for Committee Members (Excluding the Committee Chairs)	10,000 – Audit Committee 10,000 – Compensation Committee 10,000 – Nominating and Corporate Governance Committee 2,500 – Transactions Committee(2)
(1)

Subject to the elections that the non-employee director can make, as described below, $115,000 of the total grant value of the annual equity retainer is in the form of restricted stock units (“RSUs”) and $55,000 is in the form of nonqualified stock options.

(2)	All members of the Transactions Committee receive the same amount of additional fee.

Our non-employee directors may elect to receive any cash fees that they would otherwise be entitled to receive in the form of vested RSUs or stock options with an equivalent value to the cash fees. For newly elected or appointed directors, the election must be made within 30 days after he or she joins the Board, and the election will be elective for the remainder of the year in which the director is elected or appointed. The election must be made on or before the last business day of the year preceding the year in which the cash fees are payable. Elections are irrevocable for the year for which they are made, and a new election is required for each year.

Each annual equity retainer provided to our non-employee directors has a total grant value of $170,000, with $115,000 of the retainer in the form of RSUs and $55,000 of the retainer in the form of nonqualified stock options, subject to our directors’ right to elect to receive only stock options. All awards representing our non-employee director’s equity retainer for fiscal 2020 vest on the earliest of the date of our 2021 annual meeting of stockholders, the first anniversary of the grant date, a change in control of LendingTree and the director’s death or disability.

Our non-employee directors can elect to defer portions of their compensation from Board services pursuant to our nonqualified deferred compensation plan, which permits payment of portions of the directors’ cash or equity compensation until a specified time in the future.

Each of our non-employee director’s total compensation in any calendar year is subject to a limit of $640,000, with the value of any equity-based compensation based on the aggregate grant date fair market value of the underlying awards. Any compensation that is deferred will be

27	LENDINGTREE 2021 Proxy Statement | Director Compensation

counted toward this total compensation limit in the calendar year in which the compensation is vested, and not in any later calendar year when it is paid to the non-employee director.

In addition to the compensation elements described above, our non-employee directors are entitled to reimbursement of reasonable expenses incurred in connection with their attendance of Board or committee meetings.

Director Stock Ownership Requirement

In order to align the financial interests of our non-employee directors with those of our stockholders, our Board adopted a stock ownership guideline for non-employee directors in April 2018. The guideline is minimum ownership of five times the annual cash retainer.

Non-employee directors are expected to accumulate the required ownership within five years of the later of the adoption of the policy or joining the Board. If a non-employee director becomes subject to a greater minimum ownership amount due to an increase in annual retainer, the director is expected to meet the higher minimum ownership amount within three years after such increase. With the exception of Ms. Witz, who joined our Board on April 16, 2020, all of our non-employees were in compliance with our non-employee director stock ownership guidelines during fiscal 2020.

Director Compensation Table

The following table summarizes the fiscal 2020 compensation earned by each Board member, other than Mr. Lebda, whose compensation is described under “Executive Compensation Tables” on page 50 of this proxy statement. Mr. Lebda did not receive additional compensation for his services on the Board in fiscal 2020.

Director Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Total ($)
Courtnee Chun(2)	36,979	129,420	63,203	229,602
Steven Ozonian	130,000	115,008	56,189	301,197
Robin Henderson	70,000	115,008	56,189	241,197
Saras Sarasvathy	60,000	115,008	56,189	231,197
Thomas M. Davidson, Jr.	64,625	115,008	56,189	235,822
G. Kennedy Thompson(3)	1,250	-	237,547	238,797
Gabe Dalporto	52,500	115,008	56,189	223,697
Jennifer Witz	42,500	129,420	63,203	235,123
(1)	These amounts represent the dollar amounts of the aggregate grant date value, computed in accordance with FASB ASC Topic 718, Stock Compensation, of the RSUs and stock options granted to the directors during fiscal 2020. Generally, the grant date fair value is the amount that we would expense in our financial statements over the award’s vesting schedule. For additional information regarding the assumptions made in calculating these amounts, see Note 13 “Stock-Based Compensation” to our audited, consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 as filed with the SEC on March 1, 2021. On April 16, 2020, each of Mses. Chun and Witz received a grant of 75 restricted stock units and a grant of stock options to purchase 71 shares of our common stock. On April 16, 2020, the closing price of a share of our common stock on the Nasdaq Stock Market was $192.16. The per share exercise price for the stock options is $192.16. Ms. Witz's restricted stock units and stock options vested on the first anniversary of the grant date and Ms. Chun's restricted stock units and stock options were forfeited on November 16, 2020 upon her resignation from the Board, each in accordance with the terms of the applicable award agreement. The stock options’ maximum term is ten years after the date of grant. On June 10, 2020, (i) each of Messrs. Davidson, Ozonian and Dalporto and Mses. Chun, Henderson, Sarasvathy and Witz received a grant of 399 restricted stock units and a grant of stock options to purchase 380 shares of our common stock, and (ii) Mr. Thompson received grants of stock options to purchase an aggregate of 1,616 shares of our common stock. On June 10, 2020, the closing price of a share of our common stock on the Nasdaq Stock Market was $288.24. The per share exercise price for the stock options is $288.24. Except for stock options to purchase 444 shares of our common stock granted to Mr. Thompson pursuant to his election to receive such award in lieu of his annual cash fees, which were fully-vested upon the grant date, the restricted stock units and the stock options granted to our non-employee directors on June 10, 2020 will vest on the earliest of the date of our 2021 annual meeting of stockholders, June 10, 2021, a change in control of the Company and the applicable director’s death or disability. The stock options’ maximum term is ten years after the date of grant.

(2)	Ms. Chun resigned from the Board on November 16, 2020 and all of her unvested restricted stock units and stock options were forfeited upon the termination of her service.

(3)

Mr. Thompson joined our Audit Committee upon Ms. Chun's resignation from the Board on November 16, 2020 and received $1,250 of cash fees for his service on the Audit Committee for the balance of fiscal 2020.

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Outstanding Equity Awards for Directors at Fiscal Year-End 2020

The following table provides information on the outstanding equity awards held by our directors, other than Mr. Lebda, as of December 31, 2020.

Director Name	Aggregate Number of Options Outstanding at Fiscal Year End (#)	Aggregate Number of RSUs Outstanding at Fiscal Year End (#)
Steven Ozonian	4,177	399
Robin Henderson	2,297	399
Saras Sarasvathy	2,315	399
Thomas M. Davidson, Jr.	1,330	399
G. Kennedy Thompson	4,661	-
Gabe Dalporto	4,374	399
Jennifer Witz	451	474

29	LENDINGTREE 2021 Proxy Statement | Director Compensation

We are asking our stockholders to approve the LendingTree, Inc. Employee Stock Purchase Plan (the “ESPP”). On February 22, 2021, the Compensation Committee recommended that the Board adopt, and on February 24, 2021, the Board unanimously adopted, the ESPP, subject to the approval of our stockholders. The purpose of the ESPP is to assist LendingTree and its subsidiaries to recruit and retain employees by providing our employees with an opportunity to acquire a proprietary interest in our company through the purchase of our common stock. The ESPP is also intended to encourage employees to align their interests with the interests of LendingTree and our stockholders. The ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code.

Below is a summary of the principal provisions of the ESPP. The summary is qualified by reference to the ESPP as set forth in Appendix B to this proxy statement.

Stock Subject to the ESPP

A total of 262,731 shares of our common stock have been authorized for issuance under the ESPP, subject to adjustment in the event of a dividend or other distribution (whether in the form of cash, common stock, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, amalgamation, split-up, spin-off, combination, repurchase or exchange of common stock or other securities of us, or other similar event.

Administration

The ESPP will be administered by the Compensation Committee or such other committee designated by the Board from time to time (the “Committee”). The Committee has the authority to construe and interpret the ESPP and may prescribe, amend and rescind such rules relating to the administration of the ESPP as the Committee deems appropriate.

Eligibility

All employees (i) located in the United States, (ii) employed by LendingTree (or a subsidiary of LendingTree designated by the Committee as eligible to participate in the ESPP (a “Participating Subsidiary)) for at least six months and (iii) are customarily employed for at least 20 hours per week and more than five months in any calendar year are eligible to participate in the ESPP, and this is their basis for participation in the ESPP.

However, an employee may not be granted purchase rights under the ESPP to purchase our common stock if the employee (i) immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of our common stock, or (ii) holds rights to purchase shares of our common stock under the ESPP that would accrue at a rate that exceeds $25,000 of the fair market value of our common stock for each calendar year that the purchase rights remain outstanding.

As of February 24, 2021, 1,251 employees of LendingTree and its Participating Subsidiaries were eligible to participate in the ESPP.

Enrollment and Purchase of Stock under the ESPP

An eligible employee may elect to participate or enroll in the ESPP with respect to an offering in accordance with the procedures prescribed by the Committee. The enrollment form will include instruction from the employee as to the amounts to be deducted from the employee’s qualifying compensation and accumulated for the purchase of shares of our common stock under that offering. Specifically, the employee may authorize payroll deductions from his or her paycheck prior to any tax withholdings in an amount equal to at least 2%, but not more than 15%, of the employee’s qualifying compensation to purchase shares of our common stock under the offering. The purchase price will be equal to 85% of the lesser of (i) the fair market value of a share of our common stock on the first trading date of the offering period and (ii) the fair market value of a share of our common stock on the last trading date of the offering period (the “Purchase Date”). Offering periods under the ESPP have a maximum term of up to 27 months.

The employee’s right to purchase shares of our common stock under the ESPP will be exercised automatically on the Purchase Date to purchase the maximum number of whole shares of our common stock that can be purchased with the employee’s accumulated payroll deductions; provided that, subject to the share reserve under the ESPP and the potential adjustments described above, the employee cannot purchase more than 125 shares of our common stock in each offering. The Committee may permit or require that the shares of our common

Proposal No. 2 Approval of Employee Stock Purchase Plan | LENDINGTREE 2021 Proxy Statement	30

stock acquired from the exercise of a purchase right under the ESPP be deposited directly into an account established in the name of the exercising employee with a designated broker, require that such shares be retained with such designated broker for a specified period of time and establish any procedure the Committee deems appropriate to track the disqualifying disposition of such shares. The employee may withdraw from the offering by submitting a revised enrollment form indicating his or her election to withdraw at least 15 business days before the Purchase Date, and the employee’s accumulated contributions for that offering will be distributed to the employee on the next payroll date.

Corporate Transaction

In the event of a specified corporate transaction, such as a merger or acquisition of stock or property, a successor corporation may assume or substitute each outstanding purchase right under the ESPP. If the successor corporation does not assume or substitute the outstanding purchase rights, the offering in progress will be shortened and a new exercise date will be set. Participating employees’ purchase rights will be exercised on the new exercise date and such purchase rights will terminate immediately thereafter. Notwithstanding the foregoing, in the event of a specified corporate transaction, the Committee may elect to terminate all outstanding offerings.

Duration, Amendment and Termination

The ESPP will remain in effect for ten years following the effective date of the ESPP unless terminated earlier by the Committee in accordance with the terms of the ESPP. The Committee has the authority to amend, suspend or terminate the ESPP at any time and for any reason.

Governing Law

The ESPP is governed by the laws of the State of Delaware, without reference to such state’s conflict of law rules.

New Plan Benefits

Benefits under the ESPP depend on employees’ elections to participate, the contributions that they elect to make under the ESPP and the fair market value of our common stock on various future dates. Therefore, it is not possible to determine future benefits that will be received under the ESPP, nor is it possible to determine the benefits that would have been received if the ESPP had been in effect in 2020.

Certain Federal Income Tax Information

The following is a general summary under current law of certain United States federal income tax consequences to LendingTree and participants who are citizens or individual residents of the United States relating to their participation under the ESPP. This summary deals with the general tax principles that apply to such awards and is provided only for general information. Certain kinds of taxes, such as foreign taxes, state and local income taxes and payroll taxes, are not discussed. This summary is not tax advice and it does not discuss all aspects of federal taxation that may be relevant to LendingTree and participants. Accordingly, we advise participants to consult with a tax advisor regarding the tax implications of their participation under the ESPP.

Under Section 423 of the Internal Revenue Code, employees will not realize taxable income upon either the grant of a purchase right or the purchase of shares of our common stock on the Purchase Date. Income will be recognized upon the employee’s disposition of the shares of our common stock acquired under the ESPP. The federal income tax consequences depend on whether the disposition occurs after the applicable holding period.

The holding period is satisfied if there is no disposition of the shares (i) before the second anniversary of the grant date of the purchase right, which is the first trading date of the offering period for the purchase right, or (ii)within one year after the expiration date of the offering period. In that event, the employee will recognize compensation taxable as ordinary income in an amount equal to the lesser of: (i) the excess of the fair market value of the shares on the grant date over the purchase price for the shares under the ESPP; and (ii) the excess of the fair market value of the shares on the date of disposition over the purchase price for the shares under the ESPP. The employee’s basis in the shares is equal to the sum of the purchase price paid for the shares and any ordinary income recognized by the employee upon the disposition. Any additional gain or loss recognized by the employee upon the disposition of the shares will be taxable as long-term capital gain or loss. The employer (the Company or a Participating Subsidiary) is not allowed a deduction for the compensation recognized by the employee.

If the holding period is not satisfied, the excess of the fair market value of the shares on the disposition date over the purchase price for the shares under the ESPP will be recognized as compensation taxable as ordinary income at the time of disposition and that amount generally is deductible by the employer (the Company or a Participating Subsidiary). The employee’s basis in the shares is equal to the sum of the purchase price paid for the shares and any ordinary income recognized by the employee upon the disposition. Any other gain or loss recognized by the employee will be taxed as short- or long-term capital gain or loss, depending on whether the employee has held the shares for more than one year.

The ESPP is not qualified under Section 401(a) of the Internal Revenue Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

Registration

If our stockholders approve the ESPP, we plan to file a registration statement on a Form S-8 with the SEC, as soon as reasonably practicable after such approval, to register the shares available for issuance under the ESPP.

✓	The Board recommends that you vote FOR the approval of the LendingTree, Inc. Employee Stock Purchase Plan.

31	LENDINGTREE 2021 Proxy Statement | Proposal No. 2 Approval of Employee Stock Purchase Plan

Set forth below is the “Compensation Discussion and Analysis,” which is a discussion of our executive compensation program written from the perspective of how we view and administer such program. The guiding philosophy of our compensation program is pay-for-performance. As a result, the majority of the compensation of our NEOs is variable, at risk and tied to creation of long-term stockholder value in the form of equity awards.

Given our role in providing guidance on executive compensation program design, administering the program and making specific compensation decisions for our executive officers, we participated in the preparation of the “Compensation Discussion and Analysis” and reviewed and discussed its contents with management. Based on the review and discussions, we unanimously recommended to the Board that the “Compensation Discussion and Analysis” be included in this proxy statement, which is incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, each as filed with the SEC.

The foregoing report was submitted by the Compensation Committee of the Board and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Securities Exchange Act of 1934 and shall not be deemed incorporated by reference into any prior or subsequent filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934.

COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
Steven Ozonian (Chair)
G. Kennedy Thompson
Jennifer Witz

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Compensation Discussion and Analysis

33	LENDINGTREE 2021 Proxy Statement | Compensation Committee Report

Executive Summary

INTRODUCTION

This compensation discussion and analysis (“CD&A”) section discusses the compensation policies and programs for our named executive officers (“NEOs”). Our NEOs for fiscal 2020 were:

Douglas Lebda Chairman & Chief Executive Officer	Neil Salvage President

J.D. Moriarty Chief Financial Officer	Jill Olmstead Chief Human Resources Officer

Sushil Sharma Chief Product Officer

This section also discusses the role of the Compensation Committee of our Board (the “Committee”) in designing and administering our compensation programs and policies and in making compensation decisions for our executive officers.

The goal of our compensation programs and policies is to align compensation delivery with performance for stockholders, measured both internally against budgets and externally through stock price. We believe this alignment was achieved in fiscal 2020.

INFORMATION CONCERNING EXECUTIVE OFFICERS

Neil Salvage, age 48, has served as the Company's President since November 2016. Prior to that, Mr. Salvage served as the Company's Chief Revenue Officer from June 2015 to November 2016 and General Manager of the LendingTree Home Pros business from July 2013 to June 2015. Prior to joining the Company, Mr. Salvage served as Head of Digital Sales for CBS Television and Radio, Executive Vice President of CityGrid Media and Vice President of Yellowpages.com. Mr. Salvage holds two Bachelor of Science degrees from the University of South Carolina in each of Business Administration and Management. Mr. Salvage also holds an M.S. degree in Computer Resources and Information Management from Webster University. In connection with the reorganization of the Company's leadership and management team, as described in our current report on Form 8-K filed with the Securities Exchange Commission on April 29, 2021, effective as of May 17, 2021, Mr. Salvage will transition from his current role into the role of President, LendingTree Marketplace.

J.D. Moriarty, age 48, has served as the Company’s Chief Financial Officer since August 2017. Mr. Moriarty joined the Company in June 2017 as Senior Vice President for Corporate Development, responsible for strategic acquisitions. Prior to that, Mr. Moriarty was Head of Americas Equity Capital Markets at Bank of America Merrill Lynch. Mr. Moriarty spent over 22 years at Merrill Lynch and Bank of America in various roles in both equity markets and investment banking. Mr. Moriarty holds an M.B.A. from the Stanford University Graduate School of Business and a B.A. in Economics & Finance from Bucknell University. In connection with the reorganization of the Company’s leadership and management team as described above, effective as of May 17, 2021, Mr. Moriarty will transition from his current role into the role of President, LendingTree Next.

Jill Olmstead, age 57, has served as the Company’s Chief Human Resources Officer since October 2018. From June 2010 until joining the Company, Ms. Olmstead served as the founding partner and owner of Charlotte-based Spivey & Olmstead, a human resources consulting firm. Prior to that, Ms. Olmstead served almost 25 years at Wells Fargo (formerly Wachovia) in various human resources roles, most recently as Executive Vice President, Managing Director and Head of Human Resources for Corporate and Investment Banking. Ms. Olmstead holds an M.A.in Human and Organizational Behavior from the Fielding Graduate University and a B.S. in Business from Clemson University.

Sushil Sharma, age 44, has served as the Company’s Chief Product Officer since August 2018. Mr. Sharma has over 18 years of product management and technology experience in the travel, e-commerce and social network industries. From January 2012 to August 2018, Mr. Sharma held various roles at Match.com, ending with Chief Product Officer. In his most recent role at Match, Mr. Sharma led product, analytics, monetization and design teams, helping to drive subscriber conversion growth and utilizing algorithms

Compensation Committee Report | LENDINGTREE 2021 Proxy Statement	34

and product innovation to connect more users with potential matches. Prior to Match.com, Mr. Sharma held various management roles at Zynga, Sears, and Travelocity. Mr. Sharma holds an M.B.A. from the University of Chicago Booth School of Business and an M.S. in Computer Science and Engineering from The University of Texas at Arlington.

FISCAL 2020 BUSINESS HIGHLIGHTS

While the past year has presented many challenges, it has also created great opportunity. Despite headwinds to certain of our businesses in 2020, we were able to maintain a strong balance sheet and sustained positive cash flows. This enabled us to remain focused on execution without losing sight of our broader strategic objectives around innovation and scale.

In particular, our Home segment continued its strong performance in fiscal 2020, with segment revenue growth of 15% and segment profit growth of 28% year-over-year. Our Insurance segment had another solid year, with revenue growth of 17% and segment profit growth of 14% year-over-year. Our three most prominent businesses within the Consumer segment, and those that have been most impacted by the events of 2020, are credit cards, personal loans, and small business loans. Credit card is recovering remarkably well, and in Q4 of fiscal 2020, revenue was up 78% sequentially over Q3 of fiscal 2020, as issuers began to re-open budgets and increase payouts overall. Personal loans revenue also grew sequentially in Q4 of fiscal 2020, where we typically see seasonal declines. While the lender appetite in this category continues to recover, consumer behavior remains a challenge. We continue to view this market with optimism over the medium to long-term and see a large runway for growth, but the near-term dynamics remain a bit uncertain. Small business loans also showed robust recovery trends in Q4 of fiscal 2020, growing 129% over Q3 of fiscal 2020 as more businesses open back up and lenders move off the sidelines.

See Appendix A included in this proxy statement for information regarding non-GAAP financial measures, including a reconciliation of non-GAAP financial measures to GAAP financial measures.

35	LENDINGTREE 2021 Proxy Statement | Compensation Committee Report

EXECUTIVE COMPENSATION ALIGNS OFFICER PAY WITH PERFORMANCE

•	LendingTree achieved stellar five-year TSR that exceeded that of the broad market. Our annualized TSR from the beginning of fiscal 2016 through the end of fiscal 2020 was 25.1%, which is above the median of LendingTree’s current peer group. For reference, the Russell 1000 index had annualized returns of 11.3% over the same period.

•	Excluding the performance options granted to our CEO in December 2020 pursuant to our CEO’s new employment agreement, which are viewed by the Company as compensation for fiscal 2021 – 2023, 92% of our CEO’s fiscal 2020 total direct compensation was performance-based, with actual realized value based on achievement of OKRs or our stock price performance. 50% of the CEO’s fiscal 2020 annual long-term incentive awards were performance options that require stock price appreciation of 41% before threshold-level awards are earned (33% of target), 81% before target-level awards are earned, and 121% before maximum-level awards are earned (167% of target). None of these performance options have been earned to date.

CEO Fiscal 2020

•	100% of the long-term incentives granted in December 2020 pursuant to our CEO’s new employment agreement are highly performance-based:

•	30% are stock options that have a 25% premium exercise price.

•	70% are stock options that (a) have a 25% premium exercise price and (b) are only earned if there is future achievement of stock price increases between 81% and 191% above the share price on the date of grant.

•	These awards reflect the entirety of our CEO’s long-term incentive compensation through the end of fiscal 2023, meaning that our CEO will not receive any additional long-term incentive awards in 2021, 2022 or 2023, and are viewed by the Company as compensation for fiscal 2021 – 2023, rather than as part of the 2020 CEO compensation program. They are reported as our CEO’s compensation for fiscal 2020 in the Summary Compensation Table, because the awards were granted in the final month of fiscal 2020.

•	Options granted to our CEO in connection with his new employment agreement have a truly long-term orientation, as these awards do not fully vest for six years and have a two-year holding requirement on the net after-tax shares retained by our CEO following his exercise. 70% of the options have performance price hurdles that require a minimum stock price growth of 135% over 4.25 years in order to be earned at target, and all of the options have a 25% premium exercise price. As a result, the option design ensures that our stockholders earned a substantial return before the CEO could realize value from the exercise of the options.

•	Our CEO’s salary and bonus target have not increased since fiscal 2017, and our CEO’s salary will not increase in fiscal 2021, 2022, or 2023 based on the terms of his new employment agreement.

Compensation Committee Report | LENDINGTREE 2021 Proxy Statement	36

•	All of our NEOs’ ordinary course equity awards are subject to vesting over a three to five-year period, which focuses our NEOs’ attention on delivering sustained long-term growth and profitability for LendingTree and therefore both retains their services and aligns their interests with our stockholders.

•	During fiscal 2021, we implemented rigorous stock ownership policy for our executives. Under the policy, our NEOs are required to maintain minimum beneficial ownership of our stock equal to 6x of base salary for our CEO and 3-1.5x of base salary for our other NEOs. As of December 31, 2020, all of our NEOs were in compliance with the stock ownership policy.

•	During fiscal 2021, we implemented a compensation recovery policy, under which the Compensation Committee has the discretion to recover performance-based equity and cash incentive compensation paid to our executive officers, including the NEOs, if the compensation would not have been earned based on a material restatement of our financial statements within the prior three years or due to the executive officer’s termination for cause.

2020 “SAY-ON-PAY” ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our stockholders make an advisory vote on our executive compensation on a triennial basis. At our 2020 Annual Meeting of Stockholders, approximately 75% of the votes cast in the “say-on-pay” advisory vote were “FOR” approval of our executive compensation, reflecting continued stockholder support for our executive compensation program.

We value the opinions of our stockholders and seek their input as part of our regular stockholder outreach efforts. We would like to sustain the stockholder support for our NEO compensation and will continue to engage in regular discussions with our principal unaffiliated stockholders regarding their views on executive compensation matters. We will continue to consider stockholder feedback, input from our independent compensation consultant and the outcomes of future “say-on-pay” votes when assessing our executive compensation programs and policies and making compensation decisions for our NEOs.

Compensation Philosophy and Objectives

We want to attract, motivate and retain high-quality employees who reflect our values and will enable us to achieve our short- and long-term strategic goals. We operate in a high-growth environment where substantial competition exists for skilled employees. Our ability to attract, motivate and retain high-caliber individuals depends in large part on the compensation packages we offer. We believe that our executive compensation program should reflect our financial and operating performance by aligning delivered pay with actual performance.

Our objective is to provide a target total compensation program that is competitive with similarly-sized US-based public companies in the industries with which we compete for executive talent. The Compensation Committee reviews benchmark data for the individual and for the group as a whole but does not target a specific benchmark level for the NEO group.

Role of the Compensation Committee, Compensation Consultants and Executive Officers in Compensation Determinations

ROLE OF THE COMPENSATION COMMITTEE

The Compensation Committee is responsible for, among other things, evaluating and approving all compensation plans, policies and programs of LendingTree as they affect our executive officers. Specifically, the Compensation Committee reviews and approves:

•	the annual base salaries and annual or long-term incentive opportunities of our executive officers;
•	performance metrics for our incentive compensation programs and their respective weightings;

•	any employment agreements, severance arrangements or change-in-control agreements affecting the executive officers;
•	any special or supplemental compensation and benefits for executive officers; and
•	our compensation benchmarking process and the peer group we use for comparison purposes to ensure reasonableness and competitiveness of our compensation practices.

37	LENDINGTREE 2021 Proxy Statement | Compensation Committee Report

Further information regarding our Compensation Committee’s responsibilities is provided under “Board of Directors Responsibilities and Structure” on page 12 of this proxy statement.

ROLE OF COMPENSATION CONSULTANTS

Under its charter, the Compensation Committee has the authority to retain independent compensation consultants to assist it in fulfilling its responsibilities. During fiscal 2020, the Compensation Committee engaged FW Cook as its independent compensation consultant. The executive compensation consulting services provided by FW Cook included:

•	supporting the Compensation Committee to ensure our executive compensation program is competitive and aligns the interests of our executives with those of our stockholders;
•	attending Compensation Committee meetings, including, at the Committee’s request, any executive sessions;
•	providing independent advice on current trends and best practices in executive compensation design and program alternatives;
•	advising on our compensation plans and practices to improve their effectiveness; and
•	assisting the Compensation Committee to determine our peer group as described below under “Peer Group” below.

During fiscal 2020, FW Cook reported directly to our Compensation Committee and performed the services described above on behalf of the Compensation Committee while interacting with our management in the course of performing those services. The Compensation Committee has assessed the independence of FW Cook pursuant to Nasdaq and SEC rules and the committee’s charter, and concluded that FW Cook is independent and that no conflict of interest exists that would prevent FW Cook from independently representing the Compensation Committee.

ROLE OF MANAGEMENT IN COMPENSATION DECISIONS

The Compensation Committee also received support from certain executives in analyzing and establishing LendingTree’s compensation programs for fiscal 2020. Members of LendingTree’s management and staff, including the Chief Human Resources Officer, members of her staff and internal LendingTree counsel, attended a portion of each meeting of the Compensation Committee.

Mr. Lebda, our Chairman and CEO, provided recommendations to the Compensation Committee regarding the cash and equity compensation for members of the executive team of our Company (including those executives who are NEOs) other than for himself. Mr. Lebda also provided recommendations to the Compensation Committee on succession planning, organizational development and the use of incentive compensation to drive our growth and profitability. In determining compensation for other NEOs, the Compensation Committee considered Mr. Lebda’s recommendations.

The Compensation Committee determined the compensation for Mr. Lebda after obtaining information and input from FW Cook and conferring with the Board without Mr. Lebda present.

In all cases, although the Compensation Committee received advice and recommendations, it is solely responsible for making the final decisions on the compensation for the NEOs.

Peer Group

The Compensation Committee regularly evaluates the compensation of our NEOs against the compensation of the NEOs at comparable companies.

During fiscal 2019, the Compensation Committee worked with FW Cook to update the peer group companies used for assessing our fiscal 2020 executive compensation program. The Compensation Committee applied the following objective criteria to select the peer group:

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Criteria for Peer Group	General Characteristics
Size	Market capitalization between 0.3x and 3x to LendingTree’s size (exception is Expedia).
Industry	Software and services, internet retail, consumer finance and/or research or consulting services, with focus on data analytics and consumer platforms.
Data availability	U.S.-based, publicly traded and stand-alone (no divisions or subsidiaries).

We believe the peer group selected represents companies that have similar business models (most are marketplace businesses), have a particular focus on providing consumers with additional access to goods and services through technology, and are the types of companies with which we compete for employee talent, particularly executive talent.

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Using these criteria, FW Cook recommended, and the Compensation Committee approved, the following 19 companies as our peer group beginning in July 2019:

Blucora	Expedia Group	IAC	TripAdvisor
Cars.com	Fair Isaac	Match Group	Wayfair
CoreLogic	GoDaddy	RealPage	Yelp
CoStar Group	Groupon	Redfin	Zillow
Etsy	Grubhub	Shutterfly

At the time the peer group was selected, LendingTree’s market capitalization was at the median of its peer companies’ average market capitalization for the most recent fiscal year.

In July 2020, the Compensation Committee re-evaluated the peer group using the same criteria described above. The only adjustment to the group was to remove Shutterfly, which was acquired in September 2019. The resulting peer group was used to develop market perspective for our CEO’s new employment agreement covering fiscal 2021 through 2023 and the fiscal 2021 compensation program for the other executives.

The Compensation Committee believes pay data drawn from the companies in our peer group is a valuable source of information for assessing compensation levels for our NEOs, evaluating performance alignment and setting incentive compensation design.

Compensation Governance

We maintain the following compensation practices that reflect our pay-for-performance compensation philosophy.

What we have introduced since 2019
✓	Enhance our stock ownership guidelines to cover our CEO (6x base salary) and our other NEOs (3-1.5x base salary).
✓	Maintain a compensation recovery policy covering the cash and equity incentive compensation paid to our executive officers.
✓	Maintain a minimum vesting period of one year for all equity awards, subject to limited exceptions.
✓	Expressly prohibit payment of dividends on unvested equity awards.
What we continued to do
✓	Tie the majority of named executive officers' (“NEOs”) compensation over time to equity awards, the ultimate value of which is driven by our overall performance and valuation.
✓	Grant performance-based equity incentive awards to our CEO with challenging performance hurdles.
✓	Review NEO compensation annually, with the review conducted by our Compensation Committee that consists solely of independent directors.
✓	Maintain stock ownership guidelines of 5x annual retainer for our independent directors.
What we don’t do

×	No excise tax gross-up.
×	No supplemental company-paid retirement benefits.
×	No repricing of stock options without stockholder approval.
×	No granting of discounted or reload stock options.
×	No guaranteed annual salary increases or bonuses.
×	No excise tax gross-up.

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Components of Compensation

BASE SALARY

Base salary is the only fixed component of our executive compensation program. We view the primary purpose of base salary as attracting and retaining our highly qualified NEOs and providing them with a degree of certainty while having a significant portion of their overall pay “at risk” in the form of annual cash bonuses and equity awards, which have historically been granted on a multi-year basis.

Each February, the Compensation Committee reviews the base salaries of our NEOs to ensure they reflect each NEO’s role, responsibilities, experience and performance, while taking into account whether market-based adjustments are necessary.

The following table shows the annual base salary rate in effect at the end of fiscal 2019 and 2020 for each of our NEOs. Messrs. Lebda and Salvage have not received an increase in salary since fiscal 2017, and Mr. Lebda will not receive one until at least the end of 2023 based on the terms of his new employment agreement (see “CEO’s 2020 Employment Agreement”, below).

Name	Fiscal 2019	Fiscal 2020	% Increase
Mr. Lebda	$750,000	$750,000	0.0%
Mr. Salvage	$450,000	$450,000	0.0%
Mr. Moriarty	$400,000	$430,000	7.5%
Ms. Olmstead	$350,000	$375,000	7.1%
Mr. Sharma	$300,000	$325,000	8.3%

During fiscal 2020, the Committee approved a voluntary program under which employees of the Company in the position of Vice President and above could elect to forgo a specified portion of their base salaries for the balance of 2020 in exchange for an award of restricted stock units with grant date fair value equal to 110% of the foregone base salary amount. During fiscal 2020, Ms. Olmstead elected to participate in the program. Please refer to the Summary Compensation Table on page 50 for additional details.

ANNUAL INCENTIVES

Overview. We believe that our NEOs, as leaders of our key business units and functions, have the ability to directly influence our performance. As a result, annual bonuses for our NEOs are directly tied to our performance. Our executive officers, including the NEOs, participate in our annual bonus plan. For fiscal 2020, each participant in the plan is eligible to earn an annual bonus with a target amount equal to a specified percentage of his or her base salary.

In February of fiscal 2020, we established an annual bonus program based on adjusted EBITDA (“AEBITDA”). Shortly thereafter, the economic downturn due to the COVID-19 pandemic rendered the approved AEBITDA goal unobtainable due to substantial contraction in advertising spend by many of our partners, particularly those in our Consumer segment. To continue to motivate our NEOs, in April 2020, we quickly replaced the original AEBITDA-based bonus program with a bonus program based on achievement of individual OKRs. Under the revised OKR-based bonus program, our NEOs could be granted restricted stock units (“RSUs”) in place of cash bonuses, in order to preserve our cash and ensure a longer-term retention and ownership horizon beyond the pandemic. The decision to change from an obsolete AEBITDA goal to OKRs was made quickly because the Company believed challenging but achievable performance goals and expectations should be communicated as soon as possible that to drive the performance of our NEOs. We believe that this change in our annual bonus program design was the best method for driving our pay-for-performance culture than other alternatives, such as providing guaranteed bonuses, maintaining an obsolete performance goal, adopting a discretionary bonus plan, or resetting new performance goals with no visibility during the remainder of fiscal 2020. The original AEBITDA-based bonus program and the revised OKR-based bonus program are both described below.

Original fiscal 2020 bonus program. We established our original fiscal 2020 annual bonus program in February 2020 to measure our performance using AEBITDA, which excludes costs associated with long-term investments and is the primary financial metric by which we evaluate the performance of our businesses and determine our internal budgets. The original 2020 annual bonus program used AEBITDA growth, because we believe it will correlate with positive growth in stockholder value.

For purposes of our original 2020 annual bonus program, we defined AEBITDA as EBITDA excluding (1) non-cash compensation expense, (2) non-cash asset impairment charges, (3) gain/loss on disposal of assets, (4) restructuring and severance expenses, (5) litigation settlements and contingencies, (6) acquisitions and dispositions income or expense (including with respect to changes in fair value of contingent consideration), (7) bonus plan expense, (8) certain excluded costs associated with long-term investments in the Insurance and Auto products and (9) one-time items. EBITDA is defined as our reported net income (loss) before interest expense, provision for income taxes, depreciation and amortization.

Under the original annual bonus program design, the bonus pool available for payments to participants was equal to the sum of the individual target amounts, adjusted upward or downward by up to +/- 30 target percentage points based on achievement of corporate objectives, and then subject to potential re-allocation to individual NEOs based on their individual performance.

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The size of the bonus pool under the original fiscal 2020 annual bonus program was dependent on our AEBITDA for the year. The original fiscal 2020 funding schedule for the program is shown in the table below, with linear interpolation between each point shown. In the course of setting the original 2020 funding curve, we considered the rigor of our performance goals and the difficulty of setting performance goals in a high growth business such as ours. The AEBITDA goals and funding schedule below were cancelled in April 2020 after the start of COVID-19 pandemic that made the performance goals obsolete.

	Fiscal 2020 AEBITDA Performance (% Target)	Baseline Bonus Pool Funding (% Target)
Maximum	120.0%	200.0%
	115.0%	175.0%
	110.0%	150.0%
	105.0%	125.0%
	102.5%	112.5%
Target	100.0%	100.0%
	97.5%	95.0%
	95.0%	90.0%
	92.5%	67.5%
	90.0%	45.0%
	87.5%	22.5%
Threshold/Minimum	85.0%	0.0%

Under the original fiscal 2020 annual bonus program design, once the bonus pool was funded by AEBITDA, then the Compensation Committee was allowed to make a qualitative assessment of strategic performance, adjust the bonus pool funding upwards or downwards by up to 30% of target, up to a maximum of 200% of target. The Compensation Committee was also allowed to exercise further discretion under the original fiscal 2020 annual bonus program to increase or decrease the amount of actual annual bonus payable to an individual participant, including our NEOs, provided that the actual annual bonus payable to a participant may not exceed 200% of the participant’s target amount and the aggregate sum of individual bonuses may not result in an increase in the overall funding of the bonus pool.

Revised fiscal 2020 bonus program. In April 2020, the AEBITDA goals under the original fiscal 2020 annual bonus program were deemed unobtainable due to the near cessation of the economic activity applicable to us due to COVID-19 pandemic. The Compensation Committee also recognized that it had no visibility to the end of the pandemic’s economic effect nor the final effect on the business of the Company. As a result, the Compensation Committee determined that the most effective manner to drive the performance of our NEOs was to restructure the annual bonus program so that it still required excellent individual performance, while motivating our NEOs during this challenging time.

Cash bonuses could not be earned under the original fiscal 2020 annual bonus program without a positive AEBITDA. Under the revised fiscal 2020 annual bonus program, this minimum 2020 AEBITDA hurdle was removed for all participating employees, including the NEOs, and the bonus program was changed so that it was based on pre-established individual OKRs. The bonus program for executives, including our NEOs, was also changed from a cash-based plan to an RSU-based plan. Target bonus opportunities remained at the same percentage of base salary as the original fiscal 2020 annual bonus program, but actual bonuses were capped at 100% of target and were paid in RSUs. Specifically, the NEOs’ target bonuses were paid in two RSU awards relating to the first and second half of fiscal 2020, respectively, so that relevant OKRs could be set for each period. No RSUs were granted to our NEOs for the applicable half of fiscal 2020 if the NEO’s OKRs for such period had not been satisfactorily achieved. For fiscal 2020, each RSU granted to our NEOs under the revised fiscal 2020 bonus program had a grant date fair value equal to half of the NEO’s target bonus opportunity. RSUs relating to the first half of fiscal 2020 were granted in August 2020 and RSUs relating to the second half of fiscal 2020 were granted in March 2021. RSUs vest on the first anniversary of the grant date, which enhances retention and alignment over the original fiscal 2020 annual bonus structure.

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The Committee set the following OKRs for our NEOs for fiscal year 2020:

Mr. Lebda

•	build a world-class data and analytics organization;

•	enhance the customer experience across all interactions; and

•	boost external profile of the Company.

Mr. Salvage

•	deliver successful budgeting process to enable LendingTree to be focused on the right priorities for 2021;

•	partner with direct reports to map out career growth plans for both short term and long term;

•	improve collaboration and communication engagement scores;

•	improve the Company’s EBITDA to exceed updated forecasts; and

•	strategically accelerate sales and business development to drive additional revenue.

Mr. Moriarty

•	partner with business to drive forecast accuracy and enable improved business responsiveness;

•	create sales data infrastructure to enable LendingTree sales to tie their actions to results

•	identify SAAS spending and areas to rein in spending;

•	partner with financial planning & analysis team to drive forecast accuracy; and

•	expand corporate development dialogue to include large cap companies and consider business development integration opportunities.

Ms. Olmstead

•	institute workforce planning process for department levels to make the organization more efficient and effective;

•	create an iconic new headquarters location in order to drive employee engagement and retention;

•	enhance the employee experience in order to increase engagement and retention;

•	lead LendingTree’s efforts as an active and impactful player in philanthropy and volunteerism;

•	create a diversity & inclusion strategy at LendingTree to build the LendingTree Foundation; and

•	hire a head of the LendingTree Foundation.

Mr. Sharma

•	establish LendingTree as a top destination for fintech talent;

•	offer learning skills development training to increase knowledge;

•	build next gen shopping experiences based on user needs in order to improve experience; and

•	drive short-term revenue projects in order to achieve in-period business goals.

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Based on the Committee's assessment of the NEOs' achievement of their pre-established OKRs, the NEOs’ fiscal 2020 bonus payouts were as follows, although the payouts were in RSUs granted 50% after the first half of the year and 50% after the end of the year, as described above:

Name	Salary ($)	Target Bonus as a Percent of Salary (%)	Target Bonus ($)	Actual Bonus as a Percent of Target Bonus (%)	Actual Bonus in RSUs ($)
Mr. Lebda	$750,000	125%	$937,500	100%	$937,562
Mr. Salvage	$450,000	100%	$450,000	100%	$450,017
Mr. Moriarty	$430,000	75%	$322,500	100%	$322,703
Ms. Olmstead	$375,000	60%	$225,000	100%	$225,176
Mr. Sharma	$325,000	50%	$162,500	100%	$162,823

LONG-TERM INCENTIVES

The largest component over time of our NEOs’ direct compensation is long-term incentives that provide alignment with our stockholders in the form of equity participation. The primary purpose of granting equity awards is to link our NEOs’ financial success to that of our stockholders, with the value of the equity awards increasing only as our stock price increases, and to promote long-term value creation.

Fiscal 2017, 2018 and 2019 Awards. In recent years, LendingTree has primarily granted multi-year equity compensation awards to our NEOs with the intention of retaining them and providing them with a truly long-term focus. A summary of all equity awards granted to our NEOs in fiscal 2017, 2018 and 2019 is provided below, including multi-year awards for all NEOs. During these years, only Mr. Lebda was granted equity awards that the Company characterizes as annual awards.

Mr. Lebda entered into an employment agreement with us on September 20, 2017, which specified the terms of his fiscal 2017 and fiscal 2018 initial retention equity awards and certain terms of his subsequent fiscal 2018, 2019 and 2020 annual awards. Mr. Lebda’s initial equity awards were broken up into multiple awards in 2017 and January 2018 in order to comply with limits imposed by the Company’s Fifth Amended and Restated 2008 Stock and Annual Incentive Plan. Mr. Salvage entered into a new employment agreement on January 2, 2018, which covered his multi-year awards. Mr. Moriarty joined the Company in June 2017, was promoted to the position of Chief Financial Officer and entered into an employment agreement in August 2017 and an amended employment agreement in October 2017; the terms of his equity awards were set at those times.

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Name	Award Date	Award Type	Equity Vehicle	Disclosure Detail
Mr. Lebda	7/26/2017	Initial Retention Award	Performance Option	4/27/2018 proxy, 10/26/2017 10-Q
	1/2/2018	Initial Retention Award	Performance Option	4/27/2018 proxy, 10/26/2017 10-Q
	1/2/2018	Initial Retention Award	Performance Restricted Stock Award (“RSA”)	4/26/2019 proxy, 10/26/2017 10-Q
	1/2/2018	Initial Retention Award	Time-Vested RSA	4/26/2019 proxy, 10/26/2017 10-Q
	2/16/2018	Annual Award	Performance Option	4/26/2019 proxy
	2/16/2018	Annual Award	Time-Vested RSU	4/26/2019 proxy
	2/14/2019	Annual Award	Performance Option	4/28/2020 proxy
	2/14/2019	Annual Award	Time-Vested Option	4/28/2020 proxy
Mr. Salvage	10/22/2017	Multi-year Award	Time-Vested Stock Option	4/27/2018 proxy, 4/27/2018 10-Q
	10/22/2017	Multi-year Award	Time-Vested RSU	4/27/2018 proxy, 4/27/2018 10-Q
Mr. Moriarty	6/5/2017	Inducement Award	Time-Vested Stock Option	4/27/2018 proxy, 4/27/2018 10-Q
	6/5/2017	Inducement Award	Time-Vested RSU	4/27/2018 proxy, 4/27/2018 10-Q
	8/30/2017	Promotion Award	Time-Vested Stock Option	4/27/2018 proxy, 4/27/2018 10-Q
	8/30/2017	Promotion Award	Time-Vested RSU	4/27/2018 proxy, 4/27/2018 10-Q
	10/22/2017	Multi-year Award	Time-Vested Stock Option	4/27/2018 proxy, 4/27/2018 10-Q
	10/22/2017	Multi-year Award	Time-Vested RSU	4/27/2018 proxy, 4/27/2018 10-Q
Ms. Olmstead	10/1/2018	Inducement Award	Time-Vested Stock Option	5/3/2019 Form 3
	10/1/2018	Inducement Award	Time-Vested RSU	5/3/2019 Form 3
	10/1/2018	Multi-year Award	Time-Vested Stock Option	5/3/2019 Form 3
	10/1/2018	Multi-year Award	Time-Vested RSU	5/3/2019 Form 3
Mr. Sharma	7/30/2018	Buy-out Award	Time-Vested RSU	5/3/2019 Form 3
	7/30/2018	Multi-year Award	Time-Vested Stock Option	5/3/2019 Form 3
	7/30/2018	Multi-year Award	Time-Vested RSU	5/3/2019 Form 3

Fiscal 2020 Annual Awards for the CEO. On February 28, 2020, Mr. Lebda received his annual equity awards for fiscal 2020 provided by his 2017 employment agreement. The awards had an aggregate grant date fair value of $7,426,005 and had terms that were generally consistent with his fiscal 2019 awards. The awards were structured to be exceptionally performance-based and oriented toward long-term retention and value creation, as follows:

•	Performance-based options were granted as 50% of total grant date fair value of the fiscal 2020 equity awards, with the exercise price set equal to our closing stock price on the date of grant ($275.82). The options are earned upon achievement of rigorous stock price hurdles, set forth in the table below, with achievement measured using the volume weighted average closing price (“VWAP”) for the final 30 trading days in each fiscal quarter commencing with the second fiscal quarter of 2020 through the first fiscal quarter of 2024. Incremental options may be earned upon each quarterly measurement date; the calculation is based on the amount earned through each fiscal quarter end, less amounts already earned in prior quarters. All performance options earned for stock price growth remain subject to service-vesting until the last day of the fiscal quarter in which the fourth anniversary of the grant occurs (i.e., earned performance-based options cliff vest after four years). Vesting continues if Mr. Lebda continues to provide services to the Company as employee, Board member or consultant. The options have a 10-year life, and vested options have a post-termination exercise period of 12 months.

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	Stock Price Increase from
	Grant Price of $275.82		Stock Price Hurdle	Earnout (% Target)
	Cumulative	4-Yr. CAGR

Maximum	121%	22%	$609.56	167%
	101%	19%	$554.40	134%
Target	81%	16%	$499.24	100%
	61%	13%	$444.07	67%
Threshold	41%	9%	$388.90	33%
	<41%	<9%	<$388.90	0%
Note: linear interpolation between points shown.
•	Time-based options were granted as 50% of total grant date fair value of the fiscal 2020 equity awards, with the exercise price set to our closing stock price on the date of grant ($275.82). The options vest in four equal annual installments, subject to Mr. Lebda’s continued service as an employee, Board member or consultant. The options have a 10-year life, and vested options have a post-termination exercise period of 12 months.

Earnout of Performance Equity under our CEO’s 2017 Employment Agreement to Date. As of December 30, 2020, Mr. Lebda’s initial retention awards had been earned at 111% of target and none of his subsequent fiscal 2018, 2019 or 2020 annual equity awards had been earned. None of the earned awards provided under the 2017 employment agreement have vested, as the initial retention awards and the annual equity awards vest 100% after five and four years, respectively. This reinforces the long-term orientation of the awards.

CEO Performance Award Tracking as of 12/30/2020
				30-Day	Earned To-Date		End of Performance Period
	Grant	Target	Base	VWAP %
Award Type	Date	Awards	Price	Incr. (Max)	% Target	Shares

Initial (Part I: Options)	7/26/2017	402,694	$183.80	+117%	111%	446,893	9/30/2022
Initial (Part II: Options)	1/2/2018	31,336	$183.80	+117%	111%	34,776	9/30/2022
Initial (Part II: PSAs)	1/2/2018	26,674	$183.80	+117%	111%	29,601	9/30/2022
Annual (Options)	2/16/2018	13,163	$378.95	+5%	0%	0	3/31/2022
Annual (Options)	2/14/2019	16,247	$308.96	+29%	0%	0	3/31/2023
Annual (Options)	2/28/2020	19,126	$275.82	+11%	0%	0	3/31/2024

Total		509,240			100%	511,270

Fiscal 2020 Awards for Other NEOs. As the multi-year awards described above near the end of their intended term, NEOs other than the CEO were granted annual awards in fiscal 2020. The awards are intended to incentivize and retain the executives while directly aligning their interests with stockholders. Award value is split equally between time-based options and RSUs.

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			Stock Options		RSUs
Name	Grant Date	Grant Date Fair Value ($)	Exercise Price	Shares	Grant Date Fair Value ($)	Shares
Mr. Salvage	2/28/2020	$688,979	$275.82	4,987	$700,031	2,538
Mr. Moriarty	2/28/2020	$787,484	$275.82	5,700	$800,154	2,901
Ms. Olmstead	2/28/2020	$738,300	$275.82	5,344	$750,230	2,720
Mr. Sharma	2/28/2020	$492,246	$275.82	3,563	$500,062	1,813

Fiscal 2020 CEO Employment Agreement Awards. On November 30, 2020, we entered into a new employment agreement with Mr. Lebda to ensure his complete commitment to the Company. The agreement provided for multi-year equity option awards that aligned the interests of Mr. Lebda with the interests of our stockholders by ensuring there is significant stock price appreciation before he may realize value from the exercise of the option awards. The option awards were granted on December 3, 2020, as discussed under “CEO’s 2020 Employment Agreement”, below, and were for Mr. Lebda’s service to us for fiscal 2021, 2022 and 2023. The CEO will not receive any additional long-term incentive awards during this period.

70% of the option awards were in the form of performance-based premium stock options (“Performance-Based Options”) and the remaining 30% were in the form of time-based premium stock options (“Time-Based Options”). Both the Performance-Based Options and the Time-Based Options were granted with a premium exercise price of $300, which was 25% higher than our closing stock price of $239.47 on the date of grant, so there was no realizable value to our CEO on these options unless our stock price increases by more than 25% after grant.

The Performance-Based Options have a grant date fair value of $30 million and are earned upon achievement of the challenging stock price hurdles described below. No Performance-Based Options are earned unless stock price growth after grant is at least 81% prior to the end of the first quarter of 2025. There is linear interpolation between each point, with performance measured using our VWAP for the final 30 trading days in each fiscal quarter commencing with the first fiscal quarter of 2021 through the first fiscal quarter of 2025.

		Stock Price Growth
	No. Options	Price Hurdle	Price Increase from Grant	Equivalent 4.25- Year CAGR	Options Earned (% Target)
Maximum	363,464	$696.04	191%	29%	167%
Target	217,643	$563.73	135%	22%	100%
Threshold	71,822	$432.70	81%	15%	33%

All Performance-Based Options earned for stock price growth remain subject to time-vesting in three equal installments based on Mr. Lebda’s continued employment or service to LendingTree through December 31 of each of 2024, 2025 and 2026, except that any Performance-Based Options earned for stock price growth for the first fiscal quarter of 2025 will time-vest in three equal installments based on Mr. Lebda’s continued employment or service to us and on December 31 of each of 2025 and 2026 upon our certification of the achievement of the applicable performance hurdle. The Compensation Committee believes that CEO’s long service requirement through the end of 2026 is beneficial for stockholders, particularly if stockholder return was high enough that the premium $300 option exercise price and further performance stock price hurdles were achieved.

The Time-Based Options, which have a premium exercise price that is 25% higher than our closing stock price on the date of grant, have a grant date fair value of $12.9 million and vest in six equal installments based on Mr. Lebda’s continued employment or service to us through December 31 of each of 2021 through 2026.

Both the Performance-Based Options and the Time-Based Options have a two-year holding requirement for net after-tax shares retained by our CEO following his exercise to ensure that there is long-term ownership and to reduce the ability to use short-term market volatility for profit.

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EMPLOYEE BENEFITS

We provide group life insurance, health and dental care insurance, short-term and long-term disability insurance, 401(k) plan matching contributions and similar benefits to all employees, including our NEOs. These benefits do not discriminate in scope, terms or operations in favor of the NEOs.

We maintain a nonqualified deferred compensation plan pursuant to which selected highly compensated employees, including our NEOs, may defer portions of their compensation and we may make discretionary contributions to participant accounts.

Our NEOs, other than Mr. Sharma, have each entered into an employment (or offer letter) agreement with us, providing them with specified severance payments and benefits upon an involuntary termination of their employment or in connection with an involuntary termination of their employment within 12 months of a change in control. For these purposes, an involuntary termination includes a termination by the NEO for a specified good reason.

Mr. Sharma has entered into a participation agreement that entitles him to severance under our Executive Severance Pay Plan. Pursuant to the terms of the Executive Severance Pay Plan, Mr. Sharma is entitled to specified severance payments and benefits upon an involuntary termination of his employment or in connection with an involuntary termination of his employment within 12 months of a change in control. Receipt of these severance payments and benefits, which are described further under “Potential Payments Upon Termination of Employment or Change in Control” on page 54, is conditioned on the NEO providing a release of claims.

CEO’S 2020 EMPLOYMENT AGREEMENT

Given Mr. Lebda’s exceptional leadership of the Company’s business since its founding in 1996, the Compensation Committee had a strong desire to renew his employment agreement and obtain a long-term commitment for his continued leadership. As such, on November 30, 2020, the Company entered into a new employment agreement with Mr. Lebda to secure his employment as Chairman and CEO through December 31, 2023. The new employment agreement is designed to be long-term focused, and the equity awards granted to Mr. Lebda pursuant to the new employment agreement were extremely performance-based, with no realizable long-term incentive value unless share price increases by at least 25%. Effective December 1, 2020, the new employment agreement superseded and replaced the 2017 employment agreement, which would have expired on January 9, 2021. His resulting annualized target total direct compensation is calculated as follows.

	CEO Target Total Direct Compensation under 2020 Employment Agreement
Pay Element	2021	2022	2023	2021-2023 Avg.
Salary	$750,000	$750,000	$750,000	$750,000
Target Bonus	$937,500	$937,500	$937,500	$937,500
Target Total Cash	$1,687,500	$1,687,500	$1,687,500	$1,687,500
Performance-Based Options	$29,999,911*	$0	$0	$9,999,970
Time-Based Options	$12,899,933*	$0	$0	$4,299,978
Total Long-Term Incentive Awards	$42,899,844	$0	$0	$14,299,948
Target Total Direct Compensation	$44,587,344	$1,687,500	$1,687,500	$15,987,448

* Awards were granted on December 3, 2020 and are intended to cover Mr. Lebda’s service in fiscal 2021, 2022 and 2023.

Under the new employment agreement, Mr. Lebda has the same salary ($750,000) and target annual incentive opportunity (125% of base salary) as under the 2017 employment agreement. In connection with entering into the new employment agreement, Mr. Lebda received two multi-year premium-priced option awards, the Performance-Based Options and the Time-Based Options, that are described in greater detail under “Fiscal 2020 CEO Employment Agreement Awards,” above.

Under the 2020 employment agreement, Mr. Lebda’s employment may be terminated by us or him at any time. If Mr. Lebda’s employment is terminated by us without cause or Mr. Lebda resigns for specified good reason, then he will receive the same severance benefits to which he was entitled under the 2017 employment agreement (described further under “Potential Payments Upon Termination of Employment or Change in Control” on page 54). In addition, with respect to the Performance-Based Options, he will vest in the portion of the options that were earned for performance through the termination date, with incremental accelerated vesting for the remaining portion of the options based on our stock price performance for the final 30 trading days prior to Mr. Lebda’s termination. With respect to the Time-Based Options, he will receive two years of accelerated and additional vesting, consistent with the 2017 employment agreement. Any equity awards held by Mr. Lebda other than the Performance-Based Options and the Time-Based Options will continue to be treated in the same manner as they would have been treated under the 2017 employment agreement.

As part of the new employment agreement, Mr. Lebda will not compete with our business or solicit our employees during the term of his employment and for two years following the termination of his employment for any reason.

Our Compensation Policies and Practices

PROHIBITION AGAINST HEDGING

We do not permit our NEOs to engage in any transactions that would constitute hedging. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including financial installments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit an employee to continue to own our securities obtained through employee

Compensation Committee Report | LENDINGTREE 2021 Proxy Statement	48

benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the employee may no longer have the same objectives as our stockholders.

PLEDGING POLICY

We maintain a policy whereby our directors and officers are prohibited from holding our securities of LendingTree in a margin account or pledging such securities as collateral for a loan. An exception to this prohibition may be made if any covered person wishing to enter into such an arrangement first submits the proposed transaction, all agreements therefor and a written explanation of the purpose of the proposed transaction to our Legal Department. Our Legal Department may approve or disapprove such proposed transaction in its sole discretion.

Risk Assessment of Compensation Programs

During fiscal 2020, the Compensation Committee reviewed our compensation programs for executives, as well as our compensation policies and practices for all employees, to evaluate whether the policies or practices present an environment that would facilitate excessive risks or behaviors. The committee believes that our programs, policies and practices, are not reasonably likely to have a material adverse effect on our Company. The committee believes that the structure and design of the program do not create incentives to take on too much risk, that there are not incentives to take undue risks that exist in the broad-based incentive programs below the executive level, and that we have policies in place to mitigate risk-taking and support a long-term orientation. These conclusions are supported by the combination of controls and considerations used in our compensation program, including the annual review of the program, blend of short-term, long-term and incentive-based compensation and the use of performance-based targets and evaluations.

Tax and Accounting Implications of Our Compensation Policies

Section 162(m) of the Internal Revenue Code limits the amount of compensation paid to certain of our NEOs that may be deducted by us for federal income tax purposes in any fiscal year to $1 million. While the Compensation Committee considers the tax deductibility of compensation as one factor in determining executive compensation, the Compensation Committee retains the discretion to award compensation that is not tax deductible if it believes it is in the best interests of LendingTree and our stockholders.

The Compensation Committee also considers the financial accounting treatment of our compensation practices, though, consistent with prior fiscal years, such consideration was not a material consideration in the compensation awarded to our NEOs during fiscal 2020.

49	LENDINGTREE 2021 Proxy Statement | Compensation Committee Report

Executive Compensation Tables

Fiscal 2020 Summary Compensation Table

The following table shows compensation earned by or granted to our NEOs during the last three fiscal years, as calculated under SEC rules.

Name and Principal Position	Fiscal Year (1)	Salary ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(5)	Total ($)
Douglas Lebda	2020	750,000	937,562	50,325,848	-	9,730	52,023,140
Chairman and	2019	750,000	-	7,474,402	375,000	423,586	9,022,988
Chief Executive Officer	2018	750,000	27,569,894	13,207,201	491,089	300,054	42,318,238
Neil Salvage	2020	450,000	1,150,048	688,979	-	9,510	2,298,537
President	2019	450,000	-	-	180,000	175,841	805,841
	2018	450,000	-	-	235,723	106,969	792,692
J.D. Moriarty	2020	421,923	1,122,857	787,484	-	2,345	2,334,609
Chief Financial Officer	2019	400,000	-	-	120,000	76,439	596,439
	2018	400,000	-	-	157,149	44,555	601,704
Jill Olmstead Chief Human	2020	314,183(4)	1,034,981	738,300	-	7,442	2,094,906
Resources Officer	2019	350,000	-	-	85,000	28,636	463,636
Sushil Sharma	2020	318,269	662,885	492,246	-	9,510	1,482,910
Chief Product Officer	2019	300,000	-	-	60,000	9,280	369,280

(1)	Ms. Olmstead and Mr. Sharma joined LendingTree in October 2018 and July 2018, respectively, and each became one of our NEOs for the first time for fiscal 2019. Thus, under the SEC’s rules, we are not required to report their compensation for any year before fiscal 2019.
(2)

Reflects the dollar amounts of the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Stock Compensation, of the stock awards and option awards granted to the NEO for the years shown. Generally, the grant date fair value is the amount that we would expense in our financial statements over the award’s vesting schedule. This includes RSUs relating to the NEO’s performance for the second half of fiscal 2020 and granted in March 2021. For additional information regarding the assumptions made in calculating these amounts, see Note 13 “Stock-Based Compensation” to our audited, consolidated financial statements included in our Annual Report on Form 10-K which was filed with the SEC on March 1, 2021. The multi-year nature of our CEO’s awards is discussed above under “Long-Term Incentives” on page 44.  The vesting terms of these equity awards are described in the table below under “Outstanding Equity Awards at Fiscal 2020 Year-End” on page 52 and footnotes to such table. The table does not include grants to family members or spouses of the NEOs. For a description of shares beneficially owned by the NEOs, please refer to “Stock Ownership Information” on page 68 below.

(3)	Reflects the amounts earned for achievement of performance objectives under the annual cash incentive programs. Information regarding our fiscal 2020 annual cash incentive program is described in the section above entitled “Annual Cash Bonuses,” on page 38.
(4)	For fiscal year 2020, Ms. Olmstead elected to receive a portion of her salary in the form of RSUs that vested on January 4, 2021. The RSUs had a grant date fair value equal to 110% of the foregone salary.
(5)	The detailed figures for fiscal 2020 for this column are shown in the table below.

	Year	Matching Contributions made by LendingTree to 401(k)(a)	Country Club Expenses(b)	Remote Communication Expenses/ Cellphone(a)	Personal Use of Company Aircraft(c)
Douglas Lebda	2020	$8,400	$—	$1,330	$—
	2019	$8,400	$108	$2,355	$412,723
	2018	$8,250	$5,768	$5,022	$281,014
Neil Salvage	2020	$8,550	$—	$960	$—
	2019	$8,400	$766	$960	$165,715
	2018	$8,250	$395	$960	$97,364

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	Year	Matching Contributions made by LendingTree to 401(k)(a)	Country Club Expenses(b)	Remote Communication Expenses/ Cellphone(a)	Personal Use of Company Aircraft (c)
J.D. Moriarty	2020	$1,385	$—	$960	$—
	2019	$1,385	$—	$960	$74,094
	2018	$1,385	$—	$960	$42,210
Jill Olmstead	2020	$6,482	$—	$960	$—
	2019	$6,038	$—	$880	$21,718
Sushil Sharma	2020	$8,550	$—	$960	$—
	2019	$8,400	$—	$880	$—
(a)	All of the NEOs received matching contributions under LendingTree’s 401(k) plan and reimbursement for certain communication expenses.
(b)	During fiscal years 2019 and 2018, Messrs. Lebda and Salvage received reimbursement for a portion of monthly country club dues in connection with their use of the country club for business purposes.
(c)	During fiscal years 2019 and 2018, Messrs. Lebda, Salvage and Moriarty utilized aircraft provided by LendingTree for personal use, and during fiscal year 2019, Ms. Olmstead utilized aircraft provided by LendingTree for personal use.

Grants of Plan-Based Awards During Fiscal 2020

The following table provides information on cash-based and equity-based awards granted in fiscal 2020 to the NEOs.

Name	Grant Date(1)	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold (#)	Target (#)	Maximum (#)

Douglas Lebda
	02/28/2020	6,312	19,126	31,940			275.82	3,750,035
	02/28/2020					26,539	275.82	3,675,970
	08/05/2020				1,398			468,735
	12/03/2020	71,822	217,643	363,464			300.00	29,999,911
	12/03/2020					125,853	300.00	12,899,933
Neil Salvage
	02/28/2020				2,538			700,031
	02/28/2020					4,987	275.82	688,979
	08/05/2020				671			224,980
J.D. Moriarty
	02/28/2020				2,901			800,154
	02/28/2020					5,700	275.82	787,484
	08/05/2020				481			161,274
Jill Olmstead
	02/28/2020				2,720			750,230
	02/28/2020					5,344	275.82	738,300
	06/03/2020				221			59,575
	08/05/2020				336			112,657
Sushil Sharma
	02/28/2020				1,813			500,062
	02/28/2020					3,563	275.82	492,246
	08/05/2020				243			81,475

(1)	Equity awards were granted under our 2008 Stock and Annual Incentive Plan. Vesting of the equity awards is described in the table below under “Outstanding Equity Awards at Fiscal 2020 Year-End.”
(2)	Represents the grant date fair value of the respective awards of stock options and RSUs, computed in accordance with FASB ASC Topic 718. Assumptions used to calculate these amounts are described in Note 13 “Stock-Based Compensation,” to our annual consolidated financial statements for the year ended December 31, 2020, which is included in our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on March 1, 2021.

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Outstanding Equity Awards at Fiscal 2020 Year-End

The following table provides information regarding equity awards held by our NEOs as of December 31, 2020.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(1) ($)
Douglas Lebda	51,290			5.35	4/8/2021
	51,289			5.89	4/8/2021
	51,289			6.42	4/8/2021
	150,000			7.43	3/1/2022
	54,103			23.80	5/7/2024
	200,000			26.59	8/6/2024
	5,973			69.94	2/24/2026
		446,893	225,606	183.80	7/26/2027
		34,776	17,556	340.25	1/2/2028
			21,982	378.95	2/16/2028
	5,784	17,353		308.96	2/14/2029
			27,132	308.96	2/14/2029
			31,940	275.82	2/28/2030
		26,539		275.82	2/28/2030
			363,464	300.00	12/3/2030
		125,853		300.00	12/3/2030
						9,896	2,709,426
						44,545	12,195,976
						23,804	6,517,297
						1,398	382,758
Neil Salvage	12,455	12,456		223.90	10/22/2027
		4,987		275.82	2/28/2030
						6,328	1,732,543
						2,538	694,879
						671	183,713
J.D. Moriarty	18,240			163.50	6/5/2027
	19,435			231.55	8/30/2027
		10,416		223.90	10/22/2027
		5,700		275.82	2/28/2030
						5,583	1,528,570
						2,901	794,265
						481	131,693
Jill Olmstead	3,275	9,426		218.33	10/1/2028
	764	3,060		218.33	10/1/2028
		5,344		275.82	2/28/2030
						4,948	1,354,713
						1,650	451,754
						2,720	744,709
						221	60,508
						336	91,993
Sushil Sharma		3,377		229.15	7/30/2028
		3,563		275.82	2/28/2030
						1,746	478,037
						1,813	496,381
						243	66,531

(1)	The market value of the unvested RSUs and RSAs is calculated by multiplying the respective number of shares or units of stock by the closing market price of $273.79 for a share of our common stock as of December 31, 2020.

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Option Exercises and Stock Vested During Fiscal 2020

The following table shows information regarding (i) stock options exercised during fiscal 2020 by the NEOs, including the total number of shares acquired upon exercise and the aggregate value realized before payment of applicable withholding tax and brokerage commissions and (ii) the value received from the vesting of restricted stock units and restricted stock in fiscal 2020 for the NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Douglas Lebda	-	-	23,804	6,211,654
Neil Salvage	40,269	5,455,866	6,327	2,157,380
J.D. Moriarty	-	-	7,497	2,143,086
Jill Olmstead	-	-	1,648	454,551
Sushil Sharma	1,688	208,669	11,783	3,850,726

For option awards, the value realized equals the aggregate fair market value of the common stock acquired on the date of exercise of the options minus the aggregate exercise price. For stock awards, the value realized equals the aggregate fair market value of our common stock based on the closing price of our shares on the applicable date of vesting.

Pension Benefits

We do not maintain any defined benefit pension plans for our NEOs.

Non-Qualified Deferred Compensation

None of our NEOs participate in our deferred compensation plan.

53	LENDINGTREE 2021 Proxy Statement | Executive Compensation Tables

Potential Payments Upon Termination of Employment or Change in Control

PAYMENTS MADE UPON RESIGNATION OR TERMINATION FOR CAUSE, DEATH OR DISABILITY

If an NEO resigns or his/her employment is terminated by us for cause, the NEO will be entitled only to any accrued and unpaid salary and vested benefits and no severance.

Upon termination of his employment due to death or disability, Mr. Lebda is entitled to additional base salary payments through the end of the month in which such termination occurs.

In addition, equity awards held by the NEOs will become fully vested upon termination of employment due to death or disability.

PAYMENTS MADE UPON INVOLUNTARY TERMINATION BY LENDINGTREE WITHOUT CAUSE OR FOR GOOD REASON BY NEO OR A CHANGE IN CONTROL OF LENDINGTREE

If an NEO who (i) is party to an employment (or offer letter) agreement is involuntarily terminated either without cause by us (or by the NEO due to a specified good reason) or (ii) participates in the Executive Severance Pay Plan, then such NEO may be entitled to severance benefits, as set forth in the table below.

In each case, receipt of severance benefits is conditioned on the NEO providing a release of claims, compliance with customary confidentiality and inventions assignment covenants and, in Mr. Lebda’s case, compliance with non-competition and customer and employee non-solicitation restrictions during employment and for twenty-four months thereafter and, in the other NEOs’ case, compliance with non-competition and customer non-solicitation restrictions during employment and for twenty-four months thereafter, employee non-solicitation restrictions during employment and for eighteen months thereafter and contractor, lender, supplier and vendor non-solicitation restrictions during employment and for twelve months thereafter.

HYPOTHETICAL POTENTIAL PAYMENT ESTIMATES

The table below provides estimates for compensation payable to each NEO under hypothetical termination of employment and change in control scenarios under our compensatory arrangements other than nondiscriminatory arrangements generally available to salaried employees. If any such NEO resigns without “Good Reason” or is terminated by us for “Cause” (as defined for each NEO in the table below), such NEO will be entitled only to any accrued and unpaid salary and vested benefits and no severance benefits.

The amounts shown in the table are estimates and assume the hypothetical involuntary termination or change in control occurred on December 31, 2020, the last day of fiscal 2020, applying the provisions of the contractual agreements that were in effect as of such date. Due to the number of factors and assumptions that can affect the nature and amount of any benefits provided upon the events discussed below, any amounts paid or distributed upon an actual event may (and likely will) differ.

For purposes of the hypothetical payment estimates shown in the table below, some of the other important assumptions were:

•	annual base salary as of December 31, 2020;
•	severance benefits as provided under the NEO’s employment agreement, change in control letter, or Executive Severance Pay Plan;
•	cash out of all unvested equity compensation awards (for which vesting is accelerated on December 31, 2020) at their intrinsic value on December 31, 2020;
•	December 31, 2020 per share closing price of $273.79 (last trading day of fiscal 2020);
•	no severance benefits are offset by mitigation; and
•	NEOs comply with all conditions to obtaining severance benefits including providing release of claims.

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Name	Change in Control Without Involuntary Termination (1)	Involuntary Termination (Without Cause or for Good Reason) Outside of Change in Control Protection Period (2)(3)	Involuntary Termination (Without Cause or for Good Reason) Within 12 Months (or 24 months, in Mr. Lebda's case) of a Change in Control (1)(2)(3)	Death or Disability (4)
Douglas Lebda
Cash Severance	$—	$2,625,000	$4,312,500	$—
Continuation of Health Insurance Benefits	—	23,125	23,125	—
Acceleration of Vesting of Equity Awards	57,929,840	57,929,840	57,929,840	57,929,840
Total	$57,929,840	$60,577,965	$62,265,465	$57,929,840
Neil Salvage
Cash Severance	$—	$450,000	$2,250,000	$—
Continuation of Health Insurance Benefits	—	20,822	20,822	—
Acceleration of Vesting of Equity Awards	3,232,565	415,066	3,232,565	2,611,135
Total	$3,232,565	$885,888	$5,503,387	$2,611,135
J.D. Moriarty
Cash Severance	$—	$430,000	$1,827,500	$—
Continuation of Health Insurance Benefits	—	22,574	22,574	—
Acceleration of Vesting of Equity Awards	2,974,182	396,174	2,974,182	2,454,527
Total	$2,974,182	$848,748	$4,824,256	$2,454,527
Jill Olmstead
Cash Severance	$—	$375,000	$1,425,000	$—
Continuation of Health Insurance Benefits	—	18,284	18,284	—
Acceleration of Vesting of Equity Awards	3,386,167	1,022,629	3,386,167	2,703,676
Total	$3,386,167	$1,415,913	$4,829,451	$2,703,676
Sushil Sharma
Cash Severance	$—	$325,000	$1,137,500	$—
Continuation of Health Insurance Benefits	—	22,574	28,218	—
Acceleration of Vesting of Equity Awards	1,191,699	860,687	1,191,699	1,040,950
Total	$1,191,699	$1,208,261	$2,357,417	$1,040,950
(1)	For Mr. Lebda, a “Change of Control” results when: (i) any person or entity, other than Mr. Lebda or persons or entities having beneficial ownership of securities of LendingTree also beneficially owned by Mr. Lebda, becomes a beneficial owner, directly or indirectly, of securities of LendingTree representing fifty percent or more of the total voting power of all of LendingTree’s then outstanding voting securities, excluding such event occurring via the acquisition by such person or entity of beneficial ownership of securities from, or via the sharing of beneficial ownership with, Mr. Lebda’s beneficially-owned entities, (ii) a merger or consolidation of LendingTree in which LendingTree’s voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation, or (iii) a sale of all or substantially all of the assets of LendingTree or a liquidation or dissolution of LendingTree.

For Messrs. Salvage, Moriarty and Ms. Olmstead, a “Change of Control” means: (i) a transaction in which any person or entity who is not a controlling stockholder becomes a beneficial owner, directly or indirectly, of securities of LendingTree representing fifty percent or more of the total voting power of all of LendingTree’s then outstanding voting securities, (ii) a merger or consolidation of LendingTree in which LendingTree’s voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation, or (iii) a sale of all or substantially all of the assets of LendingTree or a liquidation or dissolution of LendingTree.

For Mr. Sharma, a “Change of Control” means: (i) the acquisition by any individual, entity or group, other than LendingTree, of beneficial ownership of equity securities of LendingTree representing fifty percent or more of the total voting power of all of LendingTree’s then outstanding voting securities; (ii) individuals who, as of the approval date of the 2008 Stock Plan, constitute the Board of Directors (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board of Directors of LendingTree; provided, however, that any individual becoming a director subsequent to the approval date of the 2008 Stock Plan, whose election, or nomination for election by the LendingTree’s stockholders, was approved by a vote of at least a majority of the Incumbent Directors at such time shall become an Incumbent Director, but excluding any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors, (iii) a reorganization, merger, consolidation, sale or other disposition of all or substantially all of the assets of the LendingTree, the purchase of assets or stock of another entity or other similar corporate transaction (a “Business Combination”), in each case, unless immediately following such Business Combination, (A) more than fifty percent of the resulting voting power resides in outstanding voting securities retained by the LendingTree stockholders in the Business Combination and/or voting securities received by such stockholders in the Business Combination on account of outstanding voting securities, and (B) at least a majority of the members of the Board of Directors of the entity resulting from such Business Combination were Incumbent Directors at the time of the initial agreement, or action of the Board of Directors, providing for such Business Combination, or (iv) consummation of a complete liquidation or dissolution of LendingTree.

55	LENDINGTREE 2021 Proxy Statement | Executive Compensation Tables

(2)	For Mr. Lebda, “Cause” means: (a) the plea of guilty or nolo contendere to, or conviction for, a felony offense, provided that (i) after indictment, LendingTree may suspend Mr. Lebda from the rendition of services, but without limiting or modifying in any other way LendingTree’s obligations to Mr. Lebda under his employment agreement, and (ii) Mr. Lebda’s employment will be immediately reinstated if the indictment is dismissed or otherwise dropped and there is not otherwise grounds to terminate his employment for Cause; (b) a material breach by Mr. Lebda of a fiduciary duty owed to LendingTree; (c) a material breach by Mr. Lebda of any of the restrictive covenants made by him in his employment agreement; or (d) the willful or gross neglect by Mr. Lebda of the material duties required by his employment agreement.

For Messrs. Salvage, Moriarty and Ms. Olmstead, “Cause” is defined as: (i) fraud, dishonesty, theft, embezzlement; misconduct by the NEO that is (or could reasonably be expected to be) injurious to LendingTree or any of its affiliates; (ii) conviction of, or entry of a plea of guilty or nolo contendere to, a crime that constitutes a felony or crime involving moral turpitude; competition with LendingTree or any of its affiliates; (iii) unauthorized use of any trade secrets or confidential information of LendingTree or any of its affiliates; (iv) a material violation of any policy, code, or standard of ethics applicable to the NEO; (v) a material breach of the NEO’s fiduciary duties; excessive and unexcused absenteeism unrelated to a disability; following written notice and a reasonable opportunity to cure, gross neglect by the NEO of the duties assigned to the NEO; or (vi) the NEO’s failure or refusal to cooperate in any investigation involving LendingTree.

For Mr. Sharma, “Cause” means, as determined in the sole discretion of LendingTree, the willful or gross neglect by the executive of the material duties required by the Mr. Sharma’s employment with LendingTree or any misconduct deemed by LendingTree to be detrimental to the interest of LendingTree or any of its divisions, subsidiaries, affiliates or employees. For the purposes of this plan, such misconduct includes, but is not limited to (i) embezzlement, fraud, or theft; (ii) conviction of, or entry of a plea of guilty or nolo contendere to, a crime that constitutes a felony or other crime involving moral turpitude; (iii) breach of fiduciary duty; (iv) personal dishonesty that is, or could reasonably be expected to be, materially injurious to LendingTree; (v) a violation of any applicable policy, code, or standard of ethics of LendingTree; (vi) excessive and unexcused absenteeism unrelated to a disability; (vii) competing with LendingTree while employed by LendingTree; and (viii) violating the terms of any restrictive covenant with LendingTree, including without limitation any non-compete, non-solicitation, or confidentiality obligation.

(3)	For Mr. Lebda, “Good Reason” means the occurrence of any of the following without Mr. Lebda’s written consent: (i) a material adverse change in his title at LendingTree, duties for LendingTree, operational authorities or reporting responsibilities as they relate to his position as Chairman and Chief Executive Officer of LendingTree from those in effect immediately following the date of his agreement, excluding for this purpose any such change that is an isolated and inadvertent action not taken in bad faith and that is remedied by LendingTree promptly after receipt of notice thereof given by Mr. Lebda (and it will be considered a material adverse change if immediately following a Change of Control Mr. Lebda is not the chief executive officer of the ultimate parent entity of the combined or surviving entity resulting from such Change of Control), (ii) a material reduction in his annual base salary, (iii) a relocation of his principal place of business more than 25 miles from the Charlotte, North Carolina metropolitan area, or (iv) a material breach by LendingTree of his agreement, excluding for this purpose any such action that is an isolated and inadvertent action not taken in bad faith and that is remedied by LendingTree promptly after receipt of notice thereof given by Mr. Lebda.

For Messrs. Salvage, Moriarty and Ms. Olmstead, “Good Reason” is generally defined as the occurrence of any of the following without the NEO’s written consent: (i) material adverse change in the office to which the NEO reports, subject to specified conditions; (ii) material reduction in the NEO’s annual base salary; (iii) or relocation of the NEO’s principal place of business more than fifty miles from the location specified in the NEO’s employment agreement.

Mr. Sharma is not entitled to severance on a termination for “Good Reason” pursuant to the terms of the Executive Severance Pay Plan.

(4)	For Mr. Lebda, “Disability” means a condition, resulting from bodily injury or disease, that renders, and for a six consecutive month period has rendered, him unable to perform substantially the duties pertaining to his employment with LendingTree. A return to work of less than 14 consecutive days would not be considered an interruption in his six consecutive months of disability. Disability will be determined by LendingTree on the basis of medical evidence satisfactory to LendingTree.

For Messrs. Salvage, Moriarty and Ms. Olmstead, “Disability” means a medical condition, whether physical or mental, that renders, and for a six consecutive month period, the NEO unable to perform the essential functions of the NEO’s position, with or without reasonable accommodation. A return to work of less than 14 consecutive days would not be considered an interruption in the NEO’s six consecutive months of disability. Disability will be determined by LendingTree on the basis of medical evidence satisfactory to LendingTree.

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CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO, Mr. Douglas Lebda. The CEO pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below.

To identify the median employee in fiscal 2020, we determined the pay ratio employee population to be persons employed by LendingTree and its subsidiaries on a full-time, part-time, seasonal or temporary basis as of December 1, 2020, including those from our acquisitions in fiscal 2020. We did not include contractors or leased workers who provide services but are not employed by us, and whose compensation is determined by an unaffiliated third party. As a result, we determined that our pay ratio employee population is 1,178 employees.

In calculating the compensation for the pay ratio employee population, we utilized annual compensation, overtime paid, commissions paid, annual cash incentive, annual equity grants, 401(k) matching and allowances. We included annual equity grants because we grant equity to a large percentage of our employee population and therefore believe it is applicable to the CEO pay ratio. We annualized the compensation for permanent employees who were hired between January 1, 2020 and December 31, 2020.

Using this measure, we identified a “median employee” who had an annual total compensation in fiscal 2020 of $107,322 as determined under the same rules used to determine Mr. Lebda’s total compensation for fiscal 2019. The annual compensation in fiscal 2020 for our CEO was $52,023,140. Based on this information, the CEO pay ratio of the total annual compensation of our CEO to the total annual compensation of our median employee for fiscal 2020 is 485:1.

The SEC rules for identifying the median compensated employee and calculating the CEO pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the CEO pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

57	LENDINGTREE 2021 Proxy Statement | Executive Compensation Tables

We are asking our stockholders to approve an amendment and restatement of the Sixth Amended and Restated 2008 LendingTree, Inc. Stock and Annual Incentive Plan (the “Stock Plan”). On April 29, 2021, the Board unanimously approved the Stock Plan, subject to the approval of our stockholders. As so amended and restated, the Stock Plan will be known as the “Seventh Amended and Restated LendingTree, Inc. 2008 Stock Plan.”

The amendment and restatement provides for:

•	a 600,000 share increase to the number of shares of common stock authorized for issuance under the Stock Plan which is a net increase of 141,528 shares after factoring in the cancellation of the 458,472 shares under the 2017 Inducement Grant Plan that was terminated on April 21, 2021;

•	an increase to the number of shares of common stock that may be issued under the Stock Plan as “incentive stock options” under Section 422 of the Internal Revenue Code such that such total amount will increase from 4,583,333 shares to 5,183,333 shares;

•	a minimum vesting period of one year that applies to all awards, other than for awards of under up to 5% of the share pool; and

•	express prohibitions on payment of dividends on unvested awards.

As of April 12, 2021, stock options to purchase 1,990,414 shares, restricted stock units covering 261,735 shares and 62,398 shares of restricted stock were all outstanding under the Stock Plan, and only 99,915 shares remained available for future equity grants under the Stock Plan. We are requesting approval of this amendment and restatement because, based on historical and projected grant rates, the remaining unissued shares in the Stock Plan will be insufficient to cover our anticipated future equity compensation grants.

We believe that our compensation programs should be variable and tied to individual and corporate performance to further align the interests of our executive officers and employees with those of our stockholders and should advance our pay-for-performance philosophy. The Compensation Committee believes placing a greater emphasis on incentive arrangements and equity compensation will result in a greater proportion of the overall compensation of our executive officers and employees reflecting performance. Additionally, our ability to provide long-term incentives in the form of equity compensation fosters an ownership mentality that drives optimal decision-making by our executive officers and employees for the long-term health and profitability of LendingTree. As such, we believe it is critical that we continue to have the ability to issue equity awards under the Stock Plan.

When deciding if and by how much to increase the number of shares available for grant under the Stock Plan, the Compensation Committee considered our gross burn rate for the past three years, along with the estimated dilutive impact of the share increase and similar statistics for a peer group of companies. Burn rate is the rate at which a company is granting equity compensation share awards, with the gross number of such shares awarded expressed as a percentage of its weighted average shares outstanding. Our three-year average annual gross burn rate for fiscal years 2020, 2019, and 2018 was 2.92%, as calculated below. This burn rate percentage placed us around the median of our peer group. Our future burn rates are expected to be in the range of our historical three-year average and the 2021 burn rate is expected to be below median.

	Equity Compensation Usage
	2020	2019	2018	3-Year Average
Options	440,351	59,951	122,075	207,459
RSUs & Target PSUs	138,418	62,248	296,570	165,745
Gross Grants	578,769	122,199	418,645	373,204
Gross Usage (% Outstanding)	4.45%	0.95%	3.35%	2.92%
Weighted Average Shares Outstanding (in thousands)	13,007	12,834	12,504	12,782

The Compensation Committee and the Board believe that adding an additional 600,000 shares to the Stock Plan is necessary in order to continue to provide appropriate equity incentives that encourage long-term retention and performance of our executive officers and employees. This increased amount is intended to manage our equity grant requirements for approximately the next two years, though the amount of time will vary depending on our future stock price and other variables. We consider this estimated two-year pool of shares to be important from a compensation planning perspective.

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If the amendment and restatement is not approved, it could be detrimental to our goals of attracting, retaining and motivating our executive officers and employees and aligning their interests with the interests of our stockholders. In that instance, we would need to review and revise our compensation practices to be more cash-based in order to retain our key executive officers and employees. If we adopted alternative compensation programs that were more cash-based, we believe that the level of cash compensation required to offset the lack of availability of equity grants could result in (i) an increase in our overall compensation expense, which would be detrimental to our future operating results, (ii) a decrease in our reported adjusted earnings before interest, taxes, depreciation and amortization, a non-GAAP measure that includes cash compensation expense but excludes non-cash compensation expense, and (iii) a decrease in our cash flow, which would reduce cash available to be invested in operations and growth and/or returned to stockholders.

Therefore, we are asking our stockholders to approve the amendment and restatement of the Stock Plan, which is attached as Appendix C to this proxy statement. The proposal requires the affirmative vote of a majority of the total number of votes cast at this annual meeting by the holders of shares of our common stock. To the extent there is any discrepancy between the terms of this proposal and that of the Stock Plan itself, the terms of the Stock Plan will prevail and govern. If this Proposal 3 is not approved, then the pre-amended Sixth Amended and Restated 2008 Stock and Annual Incentive Plan will remain in full force and effect.

Below is a summary of the principal provisions of the Stock Plan. The summary is qualified by reference to the Stock Plan as set forth in Appendix C to this proxy statement.

Summary of the Stock Plan

The Stock Plan permits the discretionary award of incentive stock options (“ISOs”), nonqualified stock options (“NSOs”), stock appreciation rights (“SARs”), restricted stock, restricted stock units and other stock-based awards.

Stock Subject to the Stock Plan

After taking into account the proposed addition of 600,000 authorized shares to the Stock Plan, the Stock Plan authorizes a maximum issuance of up to 6,700,000 shares of common stock pursuant to new awards. However, as noted above, only 99,915 shares remained available for the issuance of new awards as of April 12, 2021.

The following includes aggregated information regarding the overhang and dilution associated with the Stock Plan and the outstanding shares under our 2017 Inducement Grant Plan and the potential stockholder dilution that would result if the amendment and restatement of the Stock Plan is approved. As of December 31, 2020, LendingTree had:

•	13,124,875 shares of common stock outstanding;

•	251,492 shares of common stock subject to outstanding full-value awards (restricted stock units and performance stock units (at target)), which represented 1.6% of our share capital on a fully-diluted basis;

•	1,624,919 shares of common stock subject to outstanding stock options (at target) having an weighted average exercise price of $165.34 and a weighted average remaining term of 5.9 years, which represented 10.7% of our share capital on a fully-diluted basis; and

•	251,013 shares of common stock available for issuance under the Stock Plan, which represented 1.6% of our share capital on a fully-diluted basis.

As of December 31, 2020, the total number of shares of common stock subject to outstanding awards under the Stock Plan (1,876,411 shares), plus the total number of shares available for issuance for future awards under the Stock Plan (251,013 shares), represented a fully-diluted overhang percentage of 13.9% (i.e., the potential dilution of our stockholders by awards granted or may be granted under the Stock Plan).

If the amendment and restatement of the Stock Plan is approved, the total number of shares of common stock subject to outstanding awards as of December 31, 2020 (1,876,411 shares), plus the shares remaining available for future awards under the Stock Plan (251,013 shares), plus the proposed increase in the number of shares authorized for issuance under the Stock Plan (600,000 shares), would represent a fully-diluted overhang percentage of 17.2%. This excludes shares previously authorized under the 2017 Inducement Grant Plan, which was terminated on April 21, 2021.

The shares of common stock subject to grant under the Stock Plan are to be made available from authorized but unissued shares or from treasury shares. To the extent that any stock award is forfeited, or any option or SAR terminates, expires or lapses without being exercised, or any award is settled for cash, the shares of common stock subject to the awards not delivered as a result thereof will again be available for use under the Stock Plan. If the exercise price of any option and/or the tax withholding obligations relating to any award are satisfied by delivering shares of common stock (by either actual delivery or by attestation), only the number of shares of common stock issued net of the shares of common stock delivered or attested to will be deemed delivered for purposes of the limits under the Stock Plan. To the extent any shares of common stock subject to an award are withheld to satisfy the exercise price (in the case of an option) and/or the tax withholding obligations

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relating to the award, the shares of common stock will not be deemed to have been delivered for purposes of the limits under the Stock Plan. Any dividend equivalents distributed under the Stock Plan will count against these maximum share limits.

The Stock Plan provides that, in the event of a merger, consolidation, amalgamation, acquisition of property or shares, stock rights offering, liquidation, disaffiliation or other similar event, or a stock dividend, stock split, reverse stock split, separation, spin-off, reorganization, extraordinary dividend of cash or other property, share combination, recapitalization or other similar event affecting our capital structure, the Compensation Committee or our Board may make any substitutions or adjustments as it deems appropriate and equitable to (1) the aggregate number and kind of shares or other securities reserved for issuance and delivery under the Stock Plan, (2) the various maximum limitations set forth in the Stock Plan, (3) the number and kind of shares or other securities subject to outstanding awards, (4) the exercise price of outstanding options and stock appreciation rights and (5) the performance goals applicable to any outstanding awards.

Administration

The Stock Plan is administered by the Compensation Committee or another committee of our Board as it may from time to time designate. Among other things, the Compensation Committee selects individuals to whom awards may be granted, determines the type of award as well as the number of shares of common stock to be covered by each award, determines the terms and conditions of any awards, including performance goals (if any) and their degree of satisfaction and interprets the terms and provisions of the Stock Plan and any stock award issued under the Stock Plan. Determinations of the Compensation Committee are final, binding and conclusive.

Eligibility

Persons who serve or agree to serve as officers, employees, non-employee directors or consultants of LendingTree or its subsidiaries and affiliates are eligible to be granted awards under the Stock Plan. As of April 12, 2021, there were seven non-employee directors, six executive officers and approximately 1,280 employees other than executive officers and three non-employee consultants who were eligible to receive awards under the Stock Plan.

Types of Awards

A summary of the types of equity awards that can be granted under the Stock Plan is set forth below. Awards issued under the Stock Plan are evidenced by a written agreement which set forth the terms and conditions of the award.

Stock Options and Stock Appreciation Rights. Stock options granted under the Stock Plan may be either ISOs or NSOs. SARs granted under the Stock Plan may either be granted alone or in tandem with a stock option. The maximum number of shares that may be issued pursuant to the exercise of ISOs granted under the Stock Plan is 5,183,333 shares. The exercise price of options and SARs cannot be less than 100% of the fair market value of the stock underlying the options or SARs on the date of grant. Optionees may pay the exercise price in cash or, if approved by the Compensation Committee, in common stock (valued at its fair market value on the date of exercise) or a combination thereof, or by “cashless exercise” through a broker or by withholding shares otherwise receivable on exercise. The term of options and SARs is determined by the Compensation Committee but may not have a term longer than ten years (or, for ISOs granted to participants owning more than 10% of voting power of our stock, five years) from the date of grant. The Compensation Committee determines the vesting and exercise schedule of options and SARs, and the extent to which they will be exercisable after the award holder’s employment terminates. Unless otherwise determined by the Committee or set forth in the applicable award agreement, unvested options and SARs terminate upon the termination of employment, and vested options and SARs will remain exercisable for one year after the award holder’s death, disability or retirement, or three months after the award holder’s termination for any other reason other than cause. Vested options and SARs terminate immediately upon the awardee’s termination for cause (as defined in the Stock Plan). Stock options and SARs are transferable only by will or by the laws of descent and distribution or, in the case of NSOs or SARs, pursuant to a qualified domestic relations order or as otherwise expressly permitted by the Compensation Committee including, if so permitted, pursuant to a transfer to the participant’s family members or to a charitable organization.

Restricted Stock. Restricted stock may be granted with restriction periods as the Compensation Committee may designate. The Compensation Committee may provide at the time of grant that the vesting of restricted stock is contingent upon the achievement of applicable performance goals and/or continued service.

The terms and conditions of restricted stock awards (including any applicable performance goals) need not be the same with respect to each participant. Restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered, and is forfeited upon termination of employment, unless otherwise provided by the Compensation Committee. Other than restrictions on transfer and any other restrictions the Compensation Committee may impose, the participant has all the rights of a stockholder with respect to the restricted stock award, including the right to vote the shares and receive cash dividends unless otherwise provided in the participant’s award agreement; provided that dividends are only payable on restricted stock awards to the extent the underlying stock has vested. If so determined by the Committee Compensation in the applicable award agreement and subject to sufficient share reserve under the Stock Plan, cash dividends payable on restricted stock awards will be automatically reinvested in additional shares of restricted stock that are subject to the same vesting and forfeiture conditions as the underlying shares of restricted stock.

Restricted Stock Units. The Compensation Committee may grant restricted stock units to be settled in cash or shares of common stock, conditioned upon continued service and/or the attainment of performance goals determined by the Compensation Committee. The terms and conditions of restricted stock unit awards (including any performance goals) need not be the same with respect to each participant. The Compensation Committee will determine whether, to what extent and on what terms and conditions each participant receiving restricted stock

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units will be entitled to receive current or deferred payments of cash, common stock or other property corresponding to dividends payable on our common stock; provided that any such payment of dividends will be subject to the vesting of the underlying restricted stock units. Holders of restricted stock units are not entitled to any voting rights with respect to the restricted stock units.

Other Stock-Based Awards. Other awards of common stock and other awards that are valued in whole or in part by reference to, or are otherwise based upon, common stock, including, unrestricted stock, dividend equivalents and convertible debentures, may be granted under the Stock Plan.

Minimum Vesting Requirement

Awards will vest over a period of not less than one year following the grant date; provided, however, that the Committee may grant awards that are not subject to this minimum vesting requirement with respect to 5% or less of the shares available for issuance under the Stock Plan. Any awards that are accelerated upon a termination of employment or a change in control of LendingTree will not count against this 5%.

No Repricing

In no event may any option or SAR granted under the Stock Plan be amended, other than in the event of certain extraordinary corporate transactions or other transactions affecting our capital structure, to decrease the exercise price thereof, be cancelled in conjunction with the grant of any new option or SAR with a lower exercise price or otherwise be subject to any action that would be treated, for accounting purposes, as a “repricing” of the option or SAR, unless the amendment, cancellation, or action is approved by our stockholders.

Recoupment of Compensation

Under the Stock Plan, we may cause the cancellation of any award, request reimbursement of any award by a participant and effect any other right of recoupment of equity or other compensation provided under the Stock Plan in accordance with our policies and/or applicable law. In addition, a participant in the Stock Plan may be required to repay us certain previously paid compensation, whether provided under the Stock Plan or an award agreement under the Stock Plan, in accordance with any recoupment policy as may be adopted and/or modified by us from time to time. Please refer to page 37 of the proxy statement for a description of our current executive compensation recovery policy.

Change in Control

In the event that we are a party to a merger or other reorganization or similar transaction involving a change in control of LendingTree, Inc., the Compensation Committee has the discretion to determine the treatment of awards granted under the Stock Plan, including providing for the acceleration of the awards upon the occurrence of the change in control and/or upon a qualifying termination of employment following the change in control.

Annual Limit on Total Compensation Paid to Non-Employee Directors

With respect to our non-employee directors, the Stock Plan provides that no non-employee director can receive total compensation in any calendar year that in the aggregate exceeds $640,000. Such total compensation limit includes all cash compensation such as annual retainers and other fees (whether or not granted under the Stock Plan), plus the aggregate grant date fair market value of all awards issued under the Stock Plan (or under any other incentive plan). For the avoidance of doubt, any compensation that is deferred will be counted toward this total compensation limit in the calendar year in which the compensation is vested, and not in any later calendar year when it is paid to the non-employee director.

Withholding for Payment of Taxes

The Stock Plan provides for the withholding and payment by a participant of any taxes required by applicable law. Subject to our approval, a participant may settle a withholding obligation with our common stock, including common stock that is a part of the award giving rise to the withholding obligation. We have the right to deduct any applicable taxes from any payment otherwise due to a participant. To the extent necessary to avoid liability-classification of an award (or other adverse accounting treatment) under applicable financial accounting rules, the amount of such tax withholding shall not exceed the maximum statutory federal, state or local income tax rates applicable to a participant with respect to the award on the date that the amount of tax to be withheld is to be determined.

Duration, Amendment and Termination

The Stock Plan may be amended, altered or discontinued by our Board, but no amendment, alteration or discontinuance may materially impair the rights of a participant with respect to a previously granted award without the participant’s consent. Amendments to the Stock Plan require stockholder approval to the extent the approval is required by law or agreement. The Stock Plan will terminate on April 25, 2027 unless earlier terminated in accordance with the terms of the Stock Plan.

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Governing Law

The Stock Plan is governed by the laws of the State of Delaware (which is the state of our incorporation), without reference to principles of conflict of laws.

Existing Plan Benefits

The following table sets forth the number of shares subject to awards granted under the Stock Plan through April 12, 2021. These share numbers do not take into effect awards that have been cancelled or, with respect to options, expired unexercised.

Name and Position	Number of Shares
Douglas Lebda, Chairman and Chief Executive Officer	4,133,227
J.D. Moriarty, Chief Financial Officer	101,317
Neil Salvage, President	231,080
Jill Olmstead, Chief Human Resources Officer	42,747
Sushil Sharma, Chief Product Officer	43,722
Megan Greuling, Spouse of Chairman and Chief Executive Officer	16,468
Gabriel Dalporto, Director	211,498
Thomas M. Davidson, Jr., Director	2,707
Robin Henderson, Director	5,955
Steven Ozonian, Director	66,200
Saras Sarasvathy, Director	4,567
G. Kennedy Thompson, Director	5,006
Jennifer Witz, Director	925
All current executive officers as a group (6 persons) (1)(2)	4,557,705
All current non-employee directors as a group (7 persons)	296,858
Non-executive officer employee group	4,233,025

(1)	At maximum performance.

(2)	Includes holdings of Lisa Young, General Counsel, who became an executive officer on January 4, 2021.

New Plan Benefits

All awards to directors, executive officers, employees and consultants are made at the discretion of our Compensation Committee. No awards will be granted under the Stock Plan with respect to our requested share reserve increase prior to approval of this amendment and restatement by the stockholders of the Company. Awards under the Stock Plan will be granted at the discretion of the Committee. In addition, benefits under the Stock Plan will depend on a number of factors, including the fair market value of the Company’s common stock on future dates and actual Company performance against performance goals established with respect to performance awards. As a result, the benefits and amounts that will be received or allocated under the Stock Plan as amended and restated are not determinable at this time.

Equity Compensation Plan Information

The following table contains information about securities authorized for issuance under our equity compensation plans as of December 31, 2020.

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column) (#)(1)
Equity compensation plans approved by security holders
2008 Stock and Annual Incentive Plan	2,354,401	181.17	251,013
Equity compensation plans not approved by security holders
2017 Inducement Grant Plan(2)	9,021	—	457,761
Total	2,363,422	181.17	708,774

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(1)	The weighted average exercise price does not take into account the shares subject to outstanding time-based vesting restricted stock units, which settle on a one share for one unit basis.

(2)	Reflects the 2017 Inducement Grant Plan, which provides for the issuance of up to 500,000 shares of LendingTree’s common stock, issuable as inducements to any prospective employee who was not previously an employee or director of LendingTree or following a bona fide period of non-employment. The plan was exempt from stockholder approval requirements as an employment inducement grant plan under applicable Nasdaq listing standards. The 2017 Inducement Grant Plan was terminated on April 21, 2021, so no future awards may be made under the plan.

(3)	Includes grants of performance-based equity awards at maximum performance.

Certain Federal Income Tax Information

The following is a general summary under current law of certain United States federal income tax consequences to LendingTree and participants who are citizens or individual residents of the United States relating to awards granted under the Stock Plan. This summary deals with the general tax principles that apply to such awards and is provided only for general information. Certain kinds of taxes, such as foreign taxes, state and local income taxes and payroll taxes, are not discussed. This summary is not tax advice, and it does not discuss all aspects of federal taxation that may be relevant to LendingTree and participants. Accordingly, we advise participants to consult with a tax advisor regarding the tax implications of their awards under the Stock Plan.

Nonqualified Stock Options. Upon the grant of an NSO, the optionee will not recognize any taxable income, and LendingTree will not be entitled to a deduction. Upon the exercise of an NSO, the excess of the fair market value of the shares acquired on the exercise of the NSO over the exercise price (the “spread”) will constitute compensation taxable to the optionee as ordinary income.

ISOs. An optionee will not recognize taxable income on the grant or exercise of an ISO. However, the spread at exercise will constitute an item includible in alternative minimum taxable income, and, thereby, may subject the optionee to the alternative minimum tax (or a greater amount of alternative minimum tax). The alternative minimum tax may be payable even though the optionee receives no cash upon the exercise of the ISO with which to pay the tax.

Upon the disposition of shares of stock acquired pursuant to the exercise of an ISO after satisfaction of a holding period which ends on the later of (i) two years from the date of grant of the ISO or (ii) one year after the transfer of the shares to the optionee, generally the optionee will recognize long-term capital gain or loss, as the case may be, measured by the difference between the stock’s selling price and the exercise price. We are not entitled to any tax deduction by reason of the grant or exercise of an ISO, or by reason of a disposition of stock received upon exercise of an ISO if the ISO holding period is satisfied. If the optionee disposes of the shares of stock acquired pursuant to the exercise of an ISO before the expiration of the ISO holding period, then the optionee will generally recognize ordinary income (and we may be entitled to a tax deduction) equal to the lesser of (i) the excess of the fair market value over the exercise price of the shares on the date of exercise, or (ii) the excess of the amount realized on the disposition over the exercise price for the shares. Any remaining gain or loss will be long-term or short-term capital gain or loss depending on whether the optionee has held the shares for more than one year.

SARs. No taxable income is generally reportable when a SAR is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received plus the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of any shares received would be a short- or long-term capital gain or loss, depending on whether the shares had been held by the participant for more than one year.

Restricted Stock. A participant who receives an award of restricted stock does not generally recognize taxable income at the time of the award. Instead, the participant recognizes ordinary income in the first taxable year in which his or her interest in the shares becomes either: (A) freely transferable or (B) no longer subject to substantial risk of forfeiture. The amount of taxable income is equal to the fair market value of the shares less the cash, if any, paid for the shares.

A participant may elect to recognize income at the time of grant of restricted stock in an amount equal to the fair market value of the restricted stock (less any cash paid for the shares) on the date of the award. We receive a compensation expense deduction in an amount equal to the ordinary income recognized by the participant in the taxable year in which restrictions lapse (or in the taxable year of the award if, at that time, the participant had filed a timely election under Section 83(b) of the Internal Revenue Code to accelerate recognition of income).

Restricted Stock Units. No taxable income is generally reportable when unvested restricted stock units are granted to a participant. Upon settlement of restricted stock units which have vested, the participant will recognize ordinary income at the time(s) of settlement equal to the sum of the fair market value (on each settlement date) of any shares issued to the participant plus any cash received by the participant.

Other Awards. In the case of other stock awards, the participant would generally recognize ordinary income in an amount equal to any cash received and the fair market value of any shares received on the date of payment or delivery. In that taxable year, we would receive a federal income tax deduction in an amount equal to the ordinary income that the participant has recognized.

Income Tax Effects for the Company

We will generally be entitled to an income tax deduction in connection with an award under the Stock Plan in an amount equal to the ordinary income realized by a participant at the time the participant recognizes such income.

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Registration

If our stockholders approve the Stock Plan, we plan to file a registration statement on a Form S-8 (and/or an amendment to our existing registration statement) with the SEC, as soon as reasonably practicable after such approval, to register the shares available for issuance under the Stock Plan.

✔	The Board recommends that you vote FOR the approval of the amendment and restatement of the Sixth Amended and Restated LendingTree, Inc. 2008 Stock and Annual Incentive Plan.

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The Audit Committee of our Board of Directors has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

PricewaterhouseCoopers LLP was previously engaged on March 19, 2009 as our independent registered public accounting firm for the fiscal year ended December 31, 2009 and then reengaged on June 26, 2012 as our independent registered public accounting firm for the year ended December 31, 2012 and then, again, for all subsequent years through December 31, 2020.

Ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of the total number of votes cast by the holders of shares of LendingTree common stock. If stockholders fail to ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2021, the Audit Committee will reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year.

One or more representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They are expected to be available to respond to appropriate questions submitted prior to the meeting.

The Audit Committee’s Policy on Pre-Approval of Services Performed by the Independent Registered Public Accounting Firm

It is the policy of the Audit Committee to review and pre-approve all auditing services, audit-related services, including internal control-related services, and permitted non-audit services to be performed for the Company by the independent accounting firm, subject to any exceptions under Section 10A of the Exchange Act and any rules promulgated thereunder and review and discuss with the independent accounting firm any documentation supplied by the independent accounting firm as to the nature and scope of any tax services to be approved, as well as the potential effects of the provision of such services on the independent accounting firm’s independence.

Fees Paid to PricewaterhouseCoopers LLP

The following table shows fees that we paid (or accrued) for professional services rendered by PricewaterhouseCoopers LLP for the fiscal years ended 2020 and 2019:

Fee Category	2020	2019
Audit Fees	$2,175,000	$1,961,200
Audit-Related Fees	—	—
Tax Fees	$491,341	$382,304
All Other Fees	$2,765	$2,765
Total Fees	$2,669,106	$2,346,269

Audit Fees

These fees consist of fees associated with the annual audit of our consolidated financial statements, regulatory audits, the review of our periodic reports, accounting consultations, the review of registration statements and consents and related services normally provided in connection with statutory and regulatory filings and engagements. Regulatory audits include audits performed for certain of our businesses in the United States, which audits are required by federal or state regulatory authorities.

65	LENDINGTREE 2021 Proxy Statement | Proposal No. 4 Ratification of Selection of Independent Registered Public Accounting Firm

Audit-Related Fees

Audit-related fees consist of fees primarily related to due diligence services related to merger and acquisition matters. LendingTree paid no audit-related fees to PricewaterhouseCoopers LLP in fiscal years 2019 and 2020.

Tax Fees

Tax fees consist of fees related to tax compliance and tax consulting.

All Other Fees

LendingTree paid other fees to PricewaterhouseCoopers LLP for license fees for an accounting reporting research tool in fiscal years 2019 and 2020.

For more information about PricewaterhouseCoopers LLP, please see the “Audit Committee Report.”

✔	The Board recommends that you vote FOR the ratification of the selection of PricewaterhouseCoopers LLP.

Proposal No. 4 Ratification of Selection of Independent Registered Public Accounting Firm | LENDINGTREE 2021 Proxy Statement	66

The Audit Committee operates under a written charter, which has been adopted by the Board of Directors. The Audit Committee charter governs the operations of the Audit Committee and sets forth its responsibilities, which include providing assistance to the Board of Directors with the monitoring of (1) the integrity of LendingTree’s financial statements, (2) the effectiveness of LendingTree’s internal control over financial reporting, (3) the qualifications and independence of LendingTree’s independent registered public accounting firm, (4) the performance of LendingTree’s internal audit function and independent registered public accounting firm and (5) LendingTree’s compliance with legal and regulatory requirements. It is not the duty of the Audit Committee to plan or conduct audits or to determine that LendingTree’s financial statements and disclosures are complete, accurate and have been prepared in accordance with generally accepted accounting principles and applicable rules and regulations. These responsibilities rest with management and LendingTree’s independent registered public accounting firm.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements of LendingTree for the fiscal year ended December 31, 2020 with management and PricewaterhouseCoopers LLP, LendingTree’s independent registered public accounting firm for fiscal 2020.

The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301 (Communication with Audit Committees). In addition, the Audit Committee has received during the past fiscal year the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with PricewaterhouseCoopers LLP its independence from LendingTree and its management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended on February 22, 2021 to the Board of Directors that the audited consolidated financial statements for LendingTree for the fiscal year ended December 31, 2020 be included in its Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the SEC.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Steven Ozonian (Chair)

Robin Henderson
G. Kennedy Thompson

67	LENDINGTREE 2021 Proxy Statement | Audit Committee Report

Stock Ownership Information

Security Ownership Table

Unless otherwise indicated below, the following table shows shares of LendingTree common stock that we believe are owned as of April 12, 2021 by:

• Each of the NEOs	• All executive officers and directors as a group
• Each current director and director nominee	• Each person known by us that owns beneficially more than 5% of the outstanding shares of common stock

Unless otherwise indicated, beneficial owners listed in the following table may be contacted at our corporate headquarters located at 1415 Vantage Park Dr., Suite 700, Charlotte, NC 28203; however, our office is currently closed due to the COVID-19 pandemic. For each listed person, the number of shares of common stock and percent of such class listed assumes the conversion or exercise of any equity securities owned by such person that are or will become convertible or exercisable, and the exercise of stock options and the vesting of restricted stock units, if any, that will vest within 60 days of April 12, 2021, but does not assume the conversion, exercise or vesting of any such equity securities owned by any other person. As of April 12, 2021, there were 13,310,122 shares validly issued and outstanding.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (#)	Percent of Class (%)
Directors, Director Nominees and Executive Officers:
Gabriel Dalporto(1)	5,225	*
Thomas M. Davidson, Jr.(2)	2,707	*
Robin Henderson(3)	3,501	*
Douglas Lebda(4)	2,189,766	15.9%
Steven Ozonian(5)	8,199	*
Saras Sarasvathy(6)	4,867	*
G. Kennedy Thompson(7)	15,661	*
Jennifer Witz(8)	925	*
J.D. Moriarty(9)	44,596	*
Neil Salvage(10)	19,121	*
Jill Olmstead(11)	10,939	*
Sushil Sharma(12)	1,563	*
All directors and executive officers as a group (13 persons)(13)	2,307,070	16.7%
5% Stockholders:
ARK Investment Management LLC(14)	2,010,255	15.1%
Baillie Gifford & Company(15)	1,348,694	10.1%
Nikko Asset Management Co., Ltd. (16)	1,141,653	8.6%
BlackRock, Inc.(17)	1,016,389	7.6%
Vanguard(18)	998,728	7.5%

*	The percentage of shares beneficially owned does not exceed 1%.
(1)	Includes 4,374 shares subject to options exercisable within 60 days of April 12, 2021 and 399 restricted stock units that are scheduled to vest within 60 days of April 12, 2021.
(2)	Includes 1,330 shares subject to options exercisable within 60 days of April 12, 2021 and 399 restricted stock units that are scheduled to vest within 60 days of April 12, 2021.
(3)	Includes 2,297 shares subject to options exercisable within 60 days of April 12, 2021 and 399 restricted stock units that are scheduled to vest within 60 days of April 12, 2021.
(4)	Includes 45,374 shares held by a family trust. Also includes 5,302 shares owned by Mr. Lebda’s spouse with respect to which Mr. Lebda has disclaimed beneficial ownership and 1,000,000 shares owned by Lebda Family Holdings, LLC, of which Mr. Lebda is the Manager. Also includes 428,278 shares subject to options exercisable within 60 days of April 12, 2021. During fiscal 2019 and 2020, Mr. Lebda, in connection with his relationships with Lebda Family Holdings, LLC and the Lebda Revocable Trust, pledged shares of our common stock. Mr. Lebda pledged 520,000 shares of our common stock as collateral to secure certain personal indebtedness related to Lebda Family Holdings, LLC, and he pledged 130,000 shares of our common stock as collateral to secure certain personal indebtedness related to the Lebda Revocable Trust. Our Legal Department reviewed and approved Mr. Lebda’s pledging requests after confirming Mr. Lebda has sufficient assets to repay the indebtedness without resort to the pledged shares, and Mr. Lebda continues to have sufficient assets to repay the indebtedness. Even if Mr. Lebda’s pledged shares were excluded from his beneficial ownership requests, he would still own 11.2% of LendingTree. Please see page 49 of this proxy statement for a description of our pledging policy.
(5)	Includes 4,177 shares subject to options exercisable within 60 days of April 12, 2021 and 399 restricted stock units that are scheduled to vest within 60 days of April 12, 2021.
(6)	Includes 2,315 shares subject to options exercisable within 60 days of April 12, 2021 and 399 restricted stock units that are scheduled to vest within 60 days of April 12, 2021.
(7)	Includes 4,661 shares subject to options exercisable within 60 days of April 12, 2021.

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(8)	Includes 451 shares subject to options exercisable within 60 days of April 12, 2021 and 474 restricted stock units that are scheduled to vest within 60 days of April 12, 2021.
(9)	Includes 39,574 shares subject to options exercisable within 60 days of April 12, 2021.
(10)	Includes 14,117 shares subject to options exercisable within 60 days of April 12, 2021.
(11)	Includes 8,896 shares subject to options exercisable within 60 days of April 12, 2021.
(12)	Includes 1,187 shares subject to options exercisable within 60 days of April 12, 2021.
(13)	Includes 511,657 shares subject to options exercisable within 60 days of April 12, 2021 and 2,469 restricted stock units that are scheduled to vest within 60 days of April 12, 2021.
(14)	Information based on a Schedule 13G/A filed with the SEC by ARK Investment Management LLC (“ARK Investment”) on February 16, 2021. The address of ARK Investment reported on such Schedule 13G is 3 East 28th Street, 7th Floor, New York, NY 10016.
(15)	Information based on a Schedule 13G/A filed with the SEC by Baillie Gifford & Co (“Baillie Gifford”) on January 8, 2021. The address of Baillie Gifford reported on such Schedule 13G/A is Calton Square, 1 Greenside Row, Edinburgh EH1 3AN, Scotland, UK.
(16)	Information based on a Schedule 13G filed with the SEC by Nikko Asset Management Co. Ltd. (“Nikko Asset Ltd.”) on February 5, 2021. The address of Nikko Asset Ltd. reported on such Schedule 13G is Midtown Tower, 9-7-1 Akasaka, Minato-ku, Tokyo 107-6242, Japan.

(17)	Information based on a Schedule 13G/A filed with the SEC by BlackRock, Inc. (“BlackRock”) on February 5, 2025. The address of BlackRock reported on such Schedule 13G/A is 55 East 52nd Street, New York, NY 10055.

(18)	Information based on a Schedule 13G/A filed with the SEC by The Vanguard Group (“Vanguard”) on February 10, 2021. The address of Vanguard reported on such Schedule 13G/A is 100 Vanguard Blvd., Malvern, PA 19355.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and certain officers, as well as persons who own more than 10 percent of our common stock, to file with the SEC initial reports of beneficial ownership on Form 3 and reports of subsequent changes in beneficial ownership on Form 4 or Form 5. Based solely on our review of these forms, and certifications from our executive officers and directors that no other reports were required for such persons, we believe that all directors and officers complied with the filing requirements applicable to them for the fiscal year ended December 31, 2020 in a timely manner, except for one late Form 4 filing for each of Messrs. Lebda, Salvage, Moriarty, Sharma and Ryan S. Quinn (our former Co-General Counsel) and Ms. Olmstead, Ms. Carla Shumate (our Chief Accounting Officer) and Ms. Valentyna DeCristo, (our Deputy General Counsel and former Co-General Counsel), each with respect to a restricted stock unit award in LendingTree shares granted to them.

69	LENDINGTREE 2021 Proxy Statement | Audit Committee Report

DATE, TIME AND PLACE OF MEETING

We are holding the Meeting virtually via live webcast on June 9, 2021 at 11:00 a.m. Eastern Time. We have first released this proxy statement to LendingTree stockholders beginning on April 29, 2021 at www.virtualshareholdermeeting.com/TREE2021.  You will not be able to attend in person.

INTERNET AVAILABILITY OF PROXY MATERIALS

The Securities and Exchange Commission approved “Notice and Access” rules relating to the delivery of proxy materials over the Internet. These rules permit us to furnish proxy materials, including this Proxy Statement and our 2020 Annual Report to Stockholders, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice of Internet Availability, which we are mailing to most of our stockholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice of Internet Availability.

RECORD DATE, OUTSTANDING SHARES AND QUORUM

Holders of LendingTree common stock at the close of business on April 12, 2021, the record date for the Annual Meeting established by our Board of Directors, are entitled to receive notice of the Annual Meeting, the Notice of Internet Availability of Proxy Materials and to vote their shares at the Annual Meeting and any related adjournments or postponements. The Notice of Internet Availability, Notice of Annual Meeting, Proxy Statement and form of proxy are first expected to be made available to stockholders on or about April 29, 2020.

As of the close of business on the record date, there were 13,310,122 shares of our common stock outstanding and entitled to vote. Holders of our common stock are entitled to one vote per share.

You may examine a list of the stockholders of record as of the close of business on April 12, 2021 for any purpose germane to the Annual Meeting during normal business hours during the 10-day period preceding the date of the meeting at our corporate headquarters at 1415 Vantage Park Dr., Suite 700, Charlotte, NC 28203. We intend to place the list at our principal place of business as required by Delaware General Corporation Law Section 219; however, our office is currently closed due to the COVID-19 pandemic, and we cannot guarantee that it will be open during the 10-day period preceding the date of the meeting. This list will, however, be made available on the virtual Annual meeting website at www.virtualshareholdermeeting.com/TREE2021.

HOW TO KNOW IF YOU’RE A STOCKHOLDER OF RECORD OR A BENEFICIAL OWNER

Stockholder of record (also known as a record holder). If your shares are registered in your name, you are a stockholder of record. If you are a stockholder of record, you will receive the Notice of Internet Availability of these proxy materials for all LendingTree shares that you hold directly. If you have requested printed proxy materials, we have enclosed a proxy card for you to use.

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Beneficial owner of shares held in street name. If your shares are held in the name of your broker, bank or another holder of record, these shares are held in “street name.” If you hold our shares in street name through one or more banks, brokers and/or other holders of record, you will receive the Notice of Internet Availability or these proxy materials, together with voting instructions and information regarding the consolidation of your votes, from the third party or parties through which you hold your shares.

If you are a stockholder of record and hold additional LendingTree shares in street name, you will receive the Notice of Internet Availability of these proxy materials. If you requested printed proxy materials, your broker, bank or nominee has enclosed a voting instruction card for you to use in directing the broker, bank or nominee regarding how to vote your shares.

REQUIRED VOTE

Attendance by holders of our common stock, or by proxy of holders having a majority of the total votes entitled to be cast by holders of our common stock at the Annual Meeting constitutes a quorum. Shares of our common stock are counted as present at the Annual Meeting for purposes of determining whether there is a quorum (1) if you attend the virtual Annual Meeting, (2) if you vote by telephone or on the Internet or (3) if a proxy card has been properly submitted by you or on your behalf prior to the Annual Meeting, without regard to whether the proxy is marked as casting a vote or abstaining.

Abstain votes and proxies containing broker non-votes are counted for purposes of establishing a quorum but are not counted in the election of directors and therefore have no effect on their election. In the vote on the other proposals to be considered at the Annual Meeting, abstentions and broker non-votes are counted for purposes of establishing a quorum but will not affect the outcome of the vote. A broker non-vote occurs when a broker or other nominee submits a proxy card with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker or nominee has not received voting instructions from the beneficial owner or the persons entitled to vote those shares and for which the broker or nominee does not have discretionary voting power under rules applicable to broker-dealers.

For the vote on the election of director nominees, for each nominee, you may vote “for” the nominee, “against” the nominee or “abstain” from voting as to the nominee. For the vote on approval of LendingTree’s Employee Stock Purchase Plan, you may vote in favor of approval, vote against approval or abstain from voting. For the vote on approval of an Amendment and Restatement of LendingTree’s Sixth Amended and Restated 2008 Stock and Annual Incentive Plan, you may vote in favor of approval, vote against approval or abstain from voting. For the vote on the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2020, you may vote in favor of the ratification, vote against the ratification or abstain from voting on the ratification.

The table below shows the voting options, voting requirement, and effect of abstentions and broker non-votes for each proposal to be presented at the Meeting.

Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of “Broker Non-Votes”(1)
1. Election of directors	For, against or abstain on each nominee	A nominee for director will be elected if the votes cast for such nominee exceed the votes cast against such nominee	No effect	No effect
2. Approval of the LendingTree, Inc. Employee Stock Purchase Plan	For, against or abstain	The affirmative vote of a majority of the total number of votes cast by the holders of shares of our common stock	No effect	No effect
3. Approval of the Amendment and Restatement of the LendingTree, Inc. Sixth Amended and Restated Stock and Annual Incentive Plan	For, against or abstain	The affirmative vote of a majority of the total number of votes cast by the holders of shares of our common stock	No effect	No effect
4. Ratification of selection of PricewaterhouseCoopers LLP, independent registered public accounting firm	For, against or abstain	The affirmative vote of a majority of the total number of votes cast by the holders of shares of our common stock	No effect	Not applicable
(1)	If you hold your shares through third parties or in street name and do not provide voting instructions to the broker, bank or other nominee that holds your shares, the nominee has discretionary authority to vote on Proposal No. 3 but not for any of the other proposals. See “Voting and Revoking Proxies” below.

71	LENDINGTREE 2021 Proxy Statement | Information About the Meeting, Voting and Proxies

VOTING AND REVOKING PROXIES

The Board is soliciting proxies to vote your shares at the Annual Meeting. Please act as soon as possible to vote your shares, even if you plan to attend the virtual Meeting. All stockholders of record have four options for submitting their vote:

•	Vote on the Internet. If you have Internet access, you may submit your proxy by following the instructions provided in the Notice of Internet Availability, or if you request printed proxy materials, by following the instructions provided on your proxy card or voting instruction card. If you vote on the Internet, you can also request electronic delivery of future proxy materials.
•	Vote by Telephone. You can also vote by telephone by following the instructions provided on the Internet voting site, or if you requested printed proxy materials, by following the instructions provided on your proxy card or voting instruction card. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.
•	Vote by Mail. If you elected to receive printed proxy materials by mail, you may choose to vote by mail by marking your proxy card or voting instruction card, dating and signing it, and returning it to Vote Processing c/o Broadridge, 51 Mercedes Way, Ridgewood, NY 11717 in the postage-paid envelope provided. Please allow sufficient time for mailing if you decide to vote by mail.
•	Vote at the virtual Annual Meeting. The method or timing of your vote will not limit your right to vote at the Annual Meeting if you attend the Webcast and vote online. To participate in the virtual Annual Meeting, you will need the 16-digit control number included on your Notice of Internet Availability of Proxy Materials or on your proxy card or any additional voting instructions that accompanied your proxy materials.

We encourage you to vote via the Internet.

If you hold your shares in street name, you must provide your broker, bank or other nominee with instructions in order to vote these shares. To do so, you should follow the directions regarding voting instructions provided to you by your bank, broker or other nominee. Street name holders may submit a proxy by telephone or the Internet if their bank or broker makes these methods available, in which case the bank or broker will enclose related instructions with this Proxy Statement. If you submit a proxy by telephone or via the Internet, you should not return your proxy card. If you hold your shares through a bank, broker or other nominee, you should follow the voting instructions you receive from your bank, broker or other nominee.

If your bank, broker or nominee holds your shares in its name and you do not instruct them how to vote, they will have discretion to vote your shares on routine matters, including the ratification of the selection of the Company’s independent public accounting firm (Proposal 3). However, they will not have discretion to vote on non-routine matters without direction from you, including the election of directors (Proposal 1), the LendingTree, Inc. Employee Stock Purchase Plan (Proposal 2) and the Amendment and Restatement of the LendingTree, Inc. Sixth Amended and Restated 2008 Stock and Annual Incentive Plan. Accordingly, broker non-votes will not occur at the Annual Meeting in connection with Proposal 3. Broker non-votes may occur in connection with Proposals 1 and 2; however, broker non-votes will have no effect on the outcome of Proposals 1, 2 and 3.

If you do not give specific instructions, proxies that are signed and returned will be voted FOR the election of all director nominees named in the Proxy Statement, FOR approval of the LendingTree, Inc. Employee Stock Purchase Plan, FOR approval of an Amendment and Restatement of the LendingTree, Inc. Sixth Amended and Restated 2008 Stock and Annual Incentive Plan, and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2021.

Whether you submit your proxy online, by telephone or by mail, you may revoke it at any time before voting takes place at the Meeting by:

•	submitting a later-dated proxy relating to the same shares by mail, telephone or the Internet prior to the vote at the Annual Meeting; or
•	attending the virtual Annual Meeting and voting online (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

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SOLICITING PROXIES

We will bear all expenses incurred in connection with the solicitation of proxies. Our directors, officers and employees may also solicit proxies from stockholders by telephone, letter, facsimile or in person. In addition, we have retained Georgeson LLC to act as proxy solicitor in conjunction with the Annual Meeting. We have agreed to pay that firm $13,000, plus reasonable out-of-pocket expenses, for proxy solicitation services. Following the original mailing of the Notice of Internet Availability, we will request brokers, custodians, nominees and other record holders to forward their own notice and, upon request, to forward copies of the Proxy Statement and related soliciting materials to persons for whom they hold shares of our common stock and to request authority for the exercise of proxies. In such cases, upon the request of the record holders, we will reimburse such holders for their reasonable expenses.

VOTING RESULTS

We will file a Form 8-K announcing the voting results within four business days after the 2021 Annual Meeting.

ANNUAL REPORT ON FORM 10-K AND ADDITIONAL MATERIALS

Upon request to our Corporate Secretary at legal@lendingtree.com, we will provide without charge to each person solicited an additional copy of our 2020 Annual Report on Form 10-K, including the financial statements and financial statement schedule filed therewith. Copies are also available on our website at https://investors.lendingtree.com/financials/sec-filings. We will furnish requesting stockholders with any exhibit not contained in our 2020 Annual Report on Form 10-K upon payment of a reasonable fee.

The Notice of Internet Availability of Proxy Materials contains instructions on how to access our Proxy Statement and our 2020 Annual Report to Stockholders on how to receive a paper copy of the proxy materials. If you request paper copies of the proxy materials, please complete, sign, date and return the accompanying proxy in the postage-paid envelope provided. See “VOTING AND REVOKING PROXIES” in the Proxy Statement for more details.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS

Stockholders who intend to present a proposal at our 2022 Annual Meeting of Stockholders without inclusion of the proposal in our proxy materials are required to provide notice of such proposal to our Corporate Secretary so that such notice is received by our Corporate Secretary at our principal executive offices no later than April 10, 2022, and no earlier than March 11, 2021; provided, however, that if the date of the 2022 Annual Meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice to be timely must be so delivered not later than the close of business on the later of (i) the 90th day prior to the 2022 Annual Meeting, or (ii) the 10th day following the day on which public announcement of the date of the 2022 Annual Meeting is first made. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including those set forth in our bylaws.

Our stockholders can find our bylaws on file with the SEC.

73	LENDINGTREE 2021 Proxy Statement | Information About the Meeting, Voting and Proxies

 LENDINGTREE, INC.

Supplemental Information for the Proxy Summary and Compensation Discussion and Analysis in the Proxy Statement for the 2021 Annual Meeting of Stockholders

INFORMATION REGARDING NON-GAAP FINANCIAL MEASURES AND RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO MOST DIRECTLY COMPARABLE GAAP MEASURES

The Proxy Summary and the Compensation Discussion and Analysis (“CD&A”) of the proxy statement contains one non-GAAP financial measure, adjusted earnings before interest, taxes, depreciation and amortization. The table on page A-2 of this proxy statement reconciles the non-GAAP financial measure in the Proxy Summary and CD&A to the most directly comparable financial measure prepared in accordance with Generally Accepted Accounting Principles (“GAAP”).

LendingTree’s Principles of Financial Reporting

LendingTree reports the following non-GAAP measure as supplemental to GAAP:

•	Earnings Before Interest, Taxes, Depreciation and Amortization, as adjusted for certain items discussed below (“Adjusted EBITDA”)

Adjusted EBITDA is a primary metric by which LendingTree evaluates the operating performance of its businesses, on which its marketing expenditures and internal budgets are based.

This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP but should not be considered a substitute for or superior to GAAP results. LendingTree provides and encourages investors to examine the reconciling adjustments between the GAAP and non-GAAP measures set forth above.

Definition of LendingTree’s Non-GAAP Measure

EBITDA is defined as net income from continuing operations excluding interest, income taxes, amortization of intangibles and depreciation.

Adjusted EBITDA is defined as EBITDA excluding (1) non-cash compensation expense, (2) non-cash impairment charges, (3) gain/loss on disposal of assets, (4) restructuring and severance expenses, (5) litigation settlements and contingencies, (6) acquisitions and dispositions income or expense (including with respect to changes in fair value of contingent consideration) and (7) one-time items.

LendingTree endeavors to compensate for the limitations of this non-GAAP measure by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measure. This non-GAAP measure may not be comparable to similarly titled measures used by other companies.

Appendix A | LENDINGTREE 2021 Proxy Statement	A-1

One-Time Items

Adjusted EBITDA is adjusted for one-time items, if applicable. Items are considered one-time in nature if they are non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. One-time items for the year ended December 31, 2020 consisted of expenses incurred in connection with a secondary public offering of our common stock by our largest shareholder, for which we did not receive any proceeds. There are no adjustments for one-time items for the year ended December 31, 2019.

Non-Cash Expenses That Are Excluded from LendingTree’s Adjusted EBITDA

Non-cash compensation expense consists principally of expense associated with the grants of restricted stock, restricted stock units and stock options. These expenses are not paid in cash, and LendingTree includes the related shares in its calculations of fully diluted shares outstanding. Upon settlement of restricted stock units, exercise of certain stock options or vesting of restricted stock awards, the awards may be settled on a net basis, with LendingTree remitting the required tax withholding amounts from its current funds. Cash expenditures for employer payroll taxes on non-cash compensation are included within adjusted EBITDA.

Amortization of intangibles are non-cash expenses relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as purchase agreements, technology and customer relationships, are valued and amortized over their estimated lives. Amortization of intangibles are only excluded from adjusted EBITDA.

Adjusted EBITDA

Below is a reconciliation of net (loss) income from continuing operations to adjusted EBITDA. See “LendingTree’s Principles of Financial Reporting” for further discussion of the Company’s use of this non-GAAP measure.

	Twelve Months Ended
	December 31, 2020	December 31, 2019
	(in thousands)
Net (loss) income from continuing operations	$(22,566)	$39,460
Adjustments to reconcile to adjusted EBITDA:
Amortization of intangibles	53,078	55,241
Depreciation	14,201	10,998
Severance	295	1,026
Loss (gain) on impairments and disposal of assets	1,160	(945)
Costs of secondary public offering	863	-
Non-cash compensation	53,733	52,167
Change in fair value of contingent consideration	5,327	28,402
Acquisition expense	2,217	211
Litigation settlements and contingencies	(943)	(151)
Interest expense, net	36,300	20,271
Income tax benefit	(19,961)	(8,479)
Adjusted EBITDA	$123,704	$198,201

A-2	LENDINGTREE 2021 Proxy Statement | Appendix A

LendingTree, Inc. Employee Stock Purchase Plan

Section 1.     Purpose. This LendingTree, Inc. Employee Stock Purchase Plan (the “Plan”) is intended to provide employees of the Company and its Participating Subsidiaries with an opportunity to acquire a proprietary interest in the Company through the purchase Shares. The Company intends that the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code and the Plan shall be interpreted in a manner that is consistent with that intent.

Section 2.     Definitions.

(a)       “Board” means the Board of Directors of the Company.

(b)       “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Code shall include any successor provision thereto.

(c)       “Committee” means the Compensation Committee of the Board or such other committee designated by the Board from time to time.

(d)       “Company” means LendingTree, Inc., a Delaware corporation, including any successor thereto.

(e)       “Compensation” means base salary and wages paid to an Eligible Employee by the Company or a Participating Subsidiary as compensation for services to the Company or Participating Subsidiary, before deduction for any salary deferral contributions made by the Eligible Employee to any tax-qualified or nonqualified deferred compensation plan, including overtime, paid time off, parental leave pay, jury duty pay and funeral leave pay, but excluding bonuses, commissions, education or tuition reimbursements, imputed income arising under any group insurance or benefit program, travel expenses, business and relocation expenses, and income received in connection with stock options or other equity-based awards.

(f)        “Corporate Transaction” means a merger, consolidation, acquisition of property or stock, separation, reorganization or other corporate event described in Section 424 of the Code.

(g)       “Designated Broker” means the financial services firm or other agent designated by the Company to maintain ESPP Share Accounts on behalf of Participants who have purchased Shares under the Plan.

(h)       “Effective Date” means the date as of which this Plan is adopted by the Board and approved by the shareholders of the Company in accordance with Section 18(k).

(i)        “Employee” means any person who renders services to the Company or a Participating Subsidiary as an employee pursuant to an employment relationship with such employer. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on military leave, sick leave or other leave of absence approved by the Company or a Participating Subsidiary that meets the requirements of Treasury Regulation Section 1.421-1(h)(2). Where the period of leave exceeds three (3) months, or such other period of time specified in

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Treasury Regulation Section 1.421-1(h)(2), and the individual’s right to re-employment is not guaranteed by statute or contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three-month period, or such other period specified in Treasury Regulation Section 1.421-1(h)(2).

(j)        “Eligible Employee” means an Employee who (i) is located in the United States, (ii) has been employed by the Company or a Participating Subsidiary for at least six (6) months and (iii) is customarily employed for at least twenty (20) hours per week and more than five (5) months in any calendar year.

(k)       “Enrollment Form” means an agreement pursuant to which an Eligible Employee may elect to enroll in the Plan, to authorize a new level of payroll deductions, or to stop payroll deductions and withdraw from an Offering Period.

(l)        “ESPP Share Account” means an account into which Shares purchased with accumulated payroll deductions at the end of an Offering Period are held on behalf of a Participant.

(m)      “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules, regulations and guidance thereunder. Any reference to a provision in the Exchange Act shall include any successor provision thereto.

(n)       “Fair Market Value” means, as of any date, the closing price of a Share on the trading day immediately preceding the date of determination (or, if there is no reported sale on such date, on the last preceding date on which any reported sale occurred), on the principal stock market or exchange on which Shares are quoted or traded, or if Shares are not so quoted or traded, the fair market value of a Share as determined by the Committee and such determination shall be conclusive and binding on all persons.

(o)       “Offering Date” means the first Trading Day of each Offering Period as designated by the Committee.

(p)       “Offering or Offering Period” means a period of six (6) months beginning on or about January 1st and July 1st of each year; provided that, pursuant to Section 5, the Committee may change the duration of future Offering Periods (subject to a maximum Offering Period of twenty-seven (27) months) and/or the start and end dates of future Offering Periods.

(q)       “Participant” means an Eligible Employee who is actively participating in the Plan.

(r)        “Participating Subsidiaries” means the Subsidiaries that have been designated as eligible to participate in the Plan, and such other Subsidiaries that may be designated by the Committee from time to time in its sole discretion.

(s)       “Plan” means this LendingTree, Inc. Employee Stock Purchase Plan, as set forth herein, and as amended from time to time.

(t)        “Purchase Date” means the last Trading Day of each Offering Period.

(u)       “Purchase Price” means an amount equal to eighty-five percent (85%) of the lesser of (i) the Fair Market Value of a Share on the Offering Date and (ii) the Fair Market Value of a Share on the Purchase Date; provided that the Purchase Price per Share will in no event be less than the par value of the Shares.

(v)        “Securities Act” means the Securities Act of 1933, as amended.

(w)        “Share” means a share of the Company’s common stock, $0.01 par value.

(x)       “Subsidiary” means any corporation, domestic or foreign, of which not less than 50% of the combined voting power is held by the Company or a Subsidiary, whether or not such corporation exists now or is hereafter organized or acquired by the Company or a Subsidiary. In all cases, the determination of whether an entity is a Subsidiary shall be made in accordance with Section 424(f) of the Code.

(y)       “Trading Day” means any day on which the national stock exchange upon which the Shares are listed is

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open for trading or, if the Shares are not listed on an established stock exchange or national market system, a business day, as determined by the Committee in good faith.

Section 3.       Administration.

(a)       Administration of Plan. The Plan shall be administered by the Committee which shall have the authority to construe and interpret the Plan, prescribe, amend and rescind rules relating to the Plan’s administration and take any other actions necessary or desirable for the administration of the Plan including, without limitation, adopting sub-plans applicable to particular Participating Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Code. The Committee may correct any defect or supply any omission or reconcile any inconsistency or ambiguity in the Plan. The decisions of the Committee shall be final and binding on all persons. All expenses of administering the Plan shall be borne by the Company.

(b)       Delegation of Authority. To the extent permitted by applicable law, including under Section 157(c) of the Delaware General Corporation Law, the Committee may delegate to (i) one or more officers of the Company some or all of its authority under the Plan and (ii) one or more committees of the Board some or all of its authority under the Plan.

Section 4.       Eligibility. In order to participate in an Offering, an Eligible Employee must deliver a completed Enrollment Form to the Company at least five (5) business days prior to the Offering Date (unless a different time is set by the Committee for all Eligible Employees with respect to such Offering) and must elect his or her payroll deduction rate as described in Section 6. Notwithstanding any provision of the Plan to the contrary, no Eligible Employee shall be granted an option under the Plan if (i) immediately after the grant of the option, such Eligible Employee (or any other person whose stock would be attributed to such Eligible Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary or (ii) such option would permit his or her rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate that exceeds $25,000 of the Fair Market Value of such stock (determined at the time the option is granted) for each calendar year in which such option is outstanding at any time.

Section 5.       Offering Periods. The Plan shall be implemented by a series of Offering Periods. The Committee shall have the authority to change the duration, frequency, start and end dates of Offering Periods.

Section 6.       Participation.

(a)       Enrollment; Payroll Deductions. An Eligible Employee may elect to participate in the Plan by properly completing an Enrollment Form, which may be electronic, and submitting it to the Company, in accordance with the enrollment procedures established by the Committee. Participation in the Plan is entirely voluntary. By submitting an Enrollment Form, which may be electronic, the Eligible Employee authorizes payroll deductions from his or her pay check prior to any tax withholdings in an amount equal to at least two percent (2%), but not more than fifteen percent (15%) of his or her Compensation on each pay day occurring during an Offering Period (or such other maximum percentage as the Committee may establish from time to time before an Offering Period begins). Payroll deductions shall commence as soon as practicable following the Offering Date and end on the latest practicable payroll date on or before the Purchase Date. The Company shall maintain records of all payroll deductions but shall have no obligation to pay interest on payroll deductions or to hold such amounts in a trust or in any segregated account. Unless expressly permitted by the Committee, a Participant may not make any separate contributions or payments to the Plan.

(b)       Election Changes. During an Offering Period, a Participant may decrease his or her rate of payroll deductions applicable to such Offering Period only once. To make such a change, the Participant must submit a new Enrollment Form authorizing the new rate of payroll deductions at least fifteen (15) business days before the Purchase Date. A Participant may decrease or increase his or her rate of payroll deductions for future Offering Periods by submitting a new Enrollment Form authorizing the new rate of payroll deductions at least fifteen (15) business days before the start of the next Offering Period.

(c)       Automatic Re-enrollment. The deduction rate selected in the Enrollment Form shall remain in effect for subsequent Offering Periods unless the Participant (i) submits a new Enrollment Form authorizing a new level of payroll

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deductions in accordance with Section 6(b), (ii) withdraws from the Plan in accordance with Section 10, or (iii) terminates employment or otherwise becomes ineligible to participate in the Plan.

Section 7.      Grant of Option. On each Offering Date, each Participant in the applicable Offering Period shall be granted an option to purchase, on the Purchase Date, a number of Shares determined by dividing the Participant’s accumulated payroll deductions by the applicable Purchase Price; provided that in no event shall any Participant purchase more than one hundred and twenty five (125) Shares during an Offering Period (subject to adjustment in accordance with Section 17 and the limitations set forth in Section 13 of the Plan).

Section 8.       Exercise of Option/Purchase of Shares. A Participant’s option to purchase Shares will be exercised automatically on the Purchase Date of each Offering Period. The Participant’s accumulated payroll deductions will be used to purchase the maximum number of whole Shares that can be purchased with the amounts in the Participant’s notional account. No fractional Shares may be purchased, but contributions unused in a given Offering Period due to being less than the cost of a Share will be carried forward to the next Offering Period, subject to earlier withdrawal by the Participant in accordance with Section 10 or termination of employment in accordance with Section 11.

Section 9.       Transfer of Shares. As soon as reasonably practicable after each Purchase Date, the Company will arrange for the delivery to each Participant of the Shares purchased upon exercise of his or her option. The Committee may permit or require that the Shares be deposited directly into an ESPP Share Account established in the name of the Participant with a Designated Broker, require that the Shares be retained with such Designated Broker for a specified period of time and establish any procedure the Committee deems appropriate to track the disqualifying disposition of such Shares. Participants will not have any voting, dividend or other rights of a shareholder with respect to the Shares subject to any option granted hereunder until such Shares have been delivered pursuant to this Section 9.

Section 10.     Withdrawal.

(a)       Withdrawal Procedure. A Participant may withdraw from an Offering by submitting to the Company a revised Enrollment Form indicating his or her election to withdraw at least fifteen (15) business days before the Purchase Date. The accumulated payroll deductions held on behalf of a Participant in his or her notional account (that have not been used to purchase Shares) shall be paid to the Participant on the Participant’s next payroll date following receipt of the Participant’s Enrollment Form indicating his or her election to withdraw and the Participant’s option shall be automatically terminated. If a Participant withdraws from an Offering Period, no payroll deductions will be made during any succeeding Offering Period, unless the Participant re-enrolls in accordance with Section 6(a) of the Plan.

(b)       Effect on Succeeding Offering Periods. A Participant’s election to withdraw from an Offering Period will not have any effect upon his or her eligibility to participate in succeeding Offering Periods that commence following the completion of the Offering Period from which the Participant withdraws.

Section 11.     Termination of Employment; Change in Employment Status. Notwithstanding Section 10, upon termination of a Participant’s employment for any reason, including due to the Participant’s death, disability or retirement, or a change in the Participant’s employment status following which the Participant is no longer an Eligible Employee, which in either case occurs at least ten (10) business days before the Purchase Date, the Participant will be deemed to have withdrawn from the Plan and the payroll deductions in the Participant’s notional account (that have not been used to purchase Shares) shall be returned to the Participant, or in the case of the Participant’s death, to the person(s) entitled to such amounts by will or the laws of descent and distribution, and the Participant’s option shall be automatically terminated. If the Participant’s termination of employment or change in status occurs within ten (10) business days before a Purchase Date, the accumulated payroll deductions shall be used to purchase Shares on the Purchase Date.

Section 12.     Interest. No interest shall accrue on or be payable with respect to the payroll deductions of a Participant in the Plan.

Section 13.     Shares Reserved for Plan.

(a)       Number of Shares. A total of 262,731 Shares have been reserved as authorized for the grant of options under the Plan. The Shares may be newly issued Shares, treasury Shares or Shares acquired on the open market.

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(b)       Over-subscribed Offerings. The number of Shares which a Participant may purchase in an Offering under the Plan may be reduced if the Offering is over-subscribed. No option granted under the Plan shall permit a Participant to purchase Shares which, if added together with the total number of Shares purchased by all other Participants in such Offering would exceed the total number of Shares remaining available under the Plan. If the Committee determines that, on a particular Purchase Date, the number of Shares with respect to which options are to be exercised exceeds the number of Shares then available under the Plan, the Company shall make a pro rata allocation of the Shares remaining available for purchase in as uniform a manner as practicable and as the Committee determines to be equitable.

Section 14.     Transferability. No payroll deductions credited to a Participant, nor any rights with respect to the exercise of an option or any rights to receive Shares hereunder may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will or the laws of descent and distribution) by the Participant. Any attempt to assign, transfer, pledge or otherwise dispose of such rights or amounts shall be without effect.

Section 15.     Application of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose to the extent permitted by applicable law, and the Company shall not be required to segregate such payroll deductions or contributions.

Section 16.     Statements. Participants will be provided with statements at least annually which shall set forth the contributions made by the Participant to the Plan, the Purchase Price of any Shares purchased with accumulated funds, the number of Shares purchased, and any payroll deduction amounts remaining in the Participant’s notional account.

Section 17.     Adjustments Upon Changes in Capitalization; Dissolution or Liquidation; Corporate Transactions.

(a)       Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, amalgamation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the Company’s structure affecting the Shares occurs, then in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, the Committee will, in such manner as it deems equitable, adjust the number of Shares and class of Shares that may be delivered under the Plan, the Purchase Price per Share and the number of Shares covered by each outstanding option under the Plan, and the numerical limits of Section 7 and Section 13.

(b)       Dissolution or Liquidation. Unless otherwise determined by the Committee, in the event of a proposed dissolution or liquidation of the Company, any Offering Period then in progress will be shortened by setting a new Purchase Date and the Offering Period will end immediately prior to the proposed dissolution or liquidation. The new Purchase Date will be before the date of the Company’s proposed dissolution or liquidation. Before the new Purchase Date, the Committee will provide each Participant with written notice, which may be electronic, of the new Purchase Date and that the Participant’s option will be exercised automatically on such date, unless before such time, the Participant has withdrawn from the Offering in accordance with Section 10.

(c)       Corporate Transaction. In the event of a Corporate Transaction, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a parent or Subsidiary of such successor corporation. If the successor corporation refuses to assume or substitute the option, the Offering Period with respect to which the option relates will be shortened by setting a new Purchase Date on which the Offering Period will end. The new Purchase Date will occur before the date of the Corporate Transaction. Prior to the new Purchase Date, the Committee will provide each Participant with written notice, which may be electronic, of the new Purchase Date and that the Participant’s option will be exercised automatically on such date, unless before such time, the Participant has withdrawn from the Offering in accordance with Section 10. Notwithstanding the foregoing, in the event of a Corporate Transaction, the Committee may also elect to terminate all outstanding Offering Periods in accordance with Section 18(i).

Section 18.     General Provisions.

(a)       Equal Rights and Privileges. Notwithstanding any provision of the Plan to the contrary and in accordance

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with Section 423 of the Code, all Eligible Employees who are granted options under the Plan shall have the same rights and privileges.

(b)       No Right to Continued Service. Neither the Plan nor any compensation paid hereunder will confer on any Participant the right to continue as an Employee or in any other capacity.

(c)       Rights as Shareholder. A Participant will become a shareholder with respect to the Shares that are purchased pursuant to options granted under the Plan when the Shares are transferred to the Participant’s ESPP Share Account. A Participant will have no rights as a shareholder with respect to Shares for which an election to participate in an Offering Period has been made until such Participant becomes a shareholder as provided above.

(d)       Successors and Assigns. The Plan shall be binding on the Company and its successors and assigns.

(e)       Entire Plan. This Plan constitutes the entire plan with respect to the subject matter hereof and supersedes all prior plans with respect to the subject matter hereof.

(f)        Compliance with Law. The obligations of the Company with respect to payments under the Plan are subject to compliance with all applicable laws and regulations. Shares shall not be issued with respect to an option granted under the Plan unless the exercise of such option and the issuance and delivery of the Shares pursuant thereto shall comply with all applicable provisions of law, including, without limitation, the Securities Act, the Exchange Act, and the requirements of any stock exchange upon which the Shares may then be listed.

(g)       Disqualifying Dispositions. Each Participant shall give the Company prompt written notice of any disposition or other transfer of Shares acquired pursuant to the exercise of an option acquired under the Plan, if such disposition or transfer is made within two years after the Offering Date or within one year after the Purchase Date. Notwithstanding the foregoing, Participants shall not transfer Shares acquired pursuant to the exercise of an option acquired under the Plan to a broker other than the Designated Broker within two years after the Offering Date or within one year after the Purchase Date.

(h)       Term of Plan. The Plan shall become effective on the Effective Date and, unless terminated earlier pursuant to Section 18(i), shall have a term of ten years.

(i)        Amendment or Termination. The Committee may, in its sole discretion, amend, suspend or terminate the Plan at any time and for any reason. If the Plan is terminated, the Committee may elect to terminate all outstanding Offering Periods either immediately or once Shares have been purchased on the next Purchase Date (which may, in the discretion of the Committee, be accelerated) or permit Offering Periods to expire in accordance with their terms (and subject to any adjustment in accordance with Section 17). If any Offering Period is terminated before its scheduled expiration, all amounts that have not been used to purchase Shares will be returned to Participants (without interest, except as otherwise required by law) as soon as administratively practicable.

(j)        Applicable Law. The laws of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of the Plan, without regard to such state’s conflict of law rules.

(k)       Shareholder Approval. The Plan shall be subject to approval by the shareholders of the Company within twelve (12) months before or after the date the Plan is adopted by the Board.

(l)        Section 423. The Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. Any provision of the Plan that is inconsistent with Section 423 of the Code shall be reformed to comply with Section 423 of the Code.

(m)      Withholding. To the extent required by applicable federal, state or local law, a Participant shall make arrangements satisfactory to the Company for the payment of any withholding or similar taxes that arise in connection with the Plan. To the extent permitted by law, the Company or the applicable Participating Subsidiary shall have the right to deduct any such taxes from any payment otherwise due to such Participant.

(n)       Severability. If any provision of the Plan shall for any reason be held to be invalid or unenforceable, such

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invalidity or unenforceability shall not affect any other provision hereof, and the Plan shall be construed as if such invalid or unenforceable provision were omitted.

(o)       Headings. The headings of sections herein are included solely for convenience and shall not affect the meaning of any of the provisions of the Plan.

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Seventh Amended and Restated LendingTree, Inc. 2008 Stock Plan

Section	1. Purpose; Definition

The Company’s Board originally adopted the Plan effective as of August 20, 2008 (the “Effective Date”) and the Plan was originally approved by Company stockholders on August 20, 2008. The Plan has been subsequently amended and restated by the Board on previous occasions with such restatements also approved by Company stockholders. The Board’s most recent restatement of the Plan, the Seventh Amended and Restated LendingTree, Inc. 2008 Stock Plan (the “Seventh Plan Restatement”), was effected on April 29, 2021 (the “Board Approval Date”). This Seventh Plan Restatement is conditioned upon and subject to obtaining Company stockholder approval before the first anniversary of the Board Approval Date. The Seventh Plan Restatement and all of its terms shall become effective upon the date the Company stockholders approve the Seventh Plan Restatement, as long as such date is within twelve months of the Board Approval Date. If Company stockholder approval is not obtained before the first anniversary of the Board Approval Date, the Seventh Plan Restatement shall be null and void.

The purpose of this Plan is to give the Company a competitive advantage in attracting, retaining and motivating officers, employees, directors and/or consultants and to provide the Company and its Subsidiaries and Affiliates with a stock and incentive plan providing incentives directly linked to stockholder value.

Certain terms used herein have definitions given to them in the first place in which they are used. In addition, for purposes of this Plan, the following terms are defined as set forth below provided however that if a Participant’s Individual Agreement or Award Agreement expressly includes defined terms that expressly are different from and/or conflict with the defined terms contained in this Plan then the defined terms contained in the Individual Agreement or Award Agreement shall govern and shall supersede the definitions provided in this Plan:

(a)       “Affiliate” means a corporation or other entity controlled by, controlling or under common control with, the Company.

(b)       “Applicable Exchange” means Nasdaq or such other securities exchange as may at the applicable time be the principal market for the Common Stock.

(c)       “Award” means an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, or other stock based award granted or assumed pursuant to the terms of this Plan.

(d)       “Award Agreement” means a written or electronic document or agreement setting forth the terms and conditions of a specific Award.

(e)       “Beneficial Ownership” shall have the meaning given in Rule 13d-3 promulgated under the Exchange Act.

(f)        “Board” means the Board of Directors of the Company.

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(g)       “Cause” means: (i) “Cause” as defined in any Individual Agreement to which the applicable Participant is a party, or (ii) if there is no such Individual Agreement or if it does not define Cause: (A) the willful or gross neglect by a Participant of his employment duties; (B) the plea of guilty or nolo contendere to, or conviction for, the commission of a felony offense by a Participant; (C) a material breach by a Participant of a fiduciary duty owed to the Company or any of its subsidiaries; (D) a material breach by a Participant of any nondisclosure, non-solicitation or non-competition obligation owed to the Company or any of its Affiliates; or (E) before a Change in Control, such other events as shall be determined by the Committee and set forth in a Participant’s Award Agreement. Notwithstanding the general rule of Section 2(c), following a Change in Control, any determination by the Committee as to whether “Cause” exists shall be subject to de novo review. The Board or Committee may in its discretion determine that a Participant’s employment with, or performance of services for, the Company and any of its Subsidiaries or Affiliates may be deemed to have been terminated for Cause if, after the Participant’s employment and/or service has terminated, facts and circumstances are discovered that would have justified a termination for Cause, including, without limitation, violation of material Company policies or breach of confidentiality or other restrictive covenants that may apply to the Participant.

(h)       “Change in Control” has the meaning set forth in Section 9(b).

(i)        “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto, the Treasury Regulations thereunder and other relevant interpretive guidance issued by the Internal Revenue Service or the Treasury Department. Reference to any specific section of the Code shall be deemed to include such regulations and guidance, as well as any successor provision of the Code.

(j)        “Commission” means the Securities and Exchange Commission or any successor agency.

(k)       “Committee” has the meaning set forth in Section 2(a).

(l)        “Common Stock” means common stock, par value $0.01 per share, of the Company.

(m)      “Company” means LendingTree, Inc., a Delaware corporation, or its successor.

(n)       “Disability” means (i) “Disability” as defined in any Individual Agreement to which the Participant is a party, or (ii) if there is no such Individual Agreement or it does not define “Disability,” (A) permanent and total disability as determined under the Company’s long-term disability plan applicable to the Participant, or (B) if there is no such plan applicable to the Participant or the Committee determines otherwise in an applicable Award Agreement, “Disability” as determined by the Committee. Notwithstanding the above, with respect to an Incentive Stock Option, Disability shall mean Permanent and Total Disability as defined in Section 22(e)(3) of the Code and, with respect to each Award that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, the foregoing definition shall apply for purposes of vesting of such Award, provided that such Award shall not be settled until the earliest of: (i) the Participant’s “disability” within the meaning of Section 409A of the Code, or (ii) the Participant’s “separation from service” within the meaning of Section 409A of the Code and (iii) the date such Award would otherwise be settled pursuant to the terms of the Award Agreement.

(o)       “Disaffiliation” means a Subsidiary’s or Affiliate’s ceasing to be a Subsidiary or Affiliate for any reason (including, without limitation, as a result of a public offering, or a spinoff or sale by the Company, of the stock of the Subsidiary or Affiliate) or a sale of a division of the Company and its Affiliates.

(p)       “EBITA” means for any period, operating profit (loss) plus (i) amortization, including goodwill impairment, (ii) amortization of non-cash distribution and marketing expense and non-cash compensation expense, (iii) restructuring charges, (iv) non-cash write-downs of assets or goodwill, (v) charges relating to disposal of lines of business, (vi) litigation settlement amounts and (vii) costs incurred for proposed and completed acquisitions.

(q)       “EBITDA” means for any period, operating profit (loss) plus (i) depreciation and amortization, including goodwill impairment, (ii) amortization of non-cash distribution and marketing expense and non-cash compensation expense, (iii) restructuring charges, (iv) non-cash write-downs of assets or goodwill, (v) charges relating to disposal of lines of business, (vi) litigation settlement amounts and (vii) costs incurred for proposed and completed acquisitions.

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(r)        “Eligible Individuals” means directors, officers, employees and consultants of the Company or any of its Subsidiaries or Affiliates, and prospective employees and consultants who have accepted offers of employment or consultancy from the Company or its Subsidiaries or Affiliates.

(s)       “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

(t)        “Fair Market Value” means, unless otherwise determined by the Committee, the closing price of a share of Common Stock on the Applicable Exchange on the date of measurement, or if Shares were not traded on the Applicable Exchange on such measurement date, then on the next preceding date on which Shares were traded, all as reported by such source as the Committee may select. If the Common Stock is not listed on a national securities exchange, Fair Market Value shall be determined by the Committee in its good faith discretion, taking into account, to the extent appropriate, the requirements of Section 409A of the Code.

(u)       “Free-Standing SAR” has the meaning set forth in Section 5(b).

(v)        “Grant Date” means (i) the date on which the Committee by resolution selects an Eligible Individual to receive a grant of an Award and determines the number of Shares to be subject to such Award or the formula for earning a number of shares or cash amount or (ii) such later date as the Committee shall provide in such resolution.

(w)       “Group” shall have the meaning given in Section 13(d)(3) and 14(d)(2) of the Exchange Act.

(x)       “Incentive Stock Option” means any Option that is designated in the applicable Award Agreement as an “incentive stock option” within the meaning of Section 422 of the Code, and that in fact so qualifies.

(y)       “Individual Agreement” means an employment, consulting or similar agreement between a Participant and the Company or one of its Subsidiaries or Affiliates.

(z)       “Minimum Vesting Requirement” has the meaning set forth in Section 13(l).

(aa)     “Nasdaq” means the National Association of Securities Dealers Inc. Automated Quotation System.

(bb)     “Nonqualified Option” means any Option that is not an Incentive Stock Option.

(cc)     “Option” means an Award granted under Section 5.

(dd)     “Participant” means an Eligible Individual to whom an Award is or has been granted.

(ee)     “Performance Goals” means the performance goals established by the Committee in connection with the grant of Options, Restricted Stock, Restricted Stock Units or other stock-based awards.

(ff)       “Plan” means this Seventh Amended and Restated LendingTree, Inc. 2008 Stock Plan, as set forth herein and as hereafter amended from time to time.

(gg)     “Restricted Stock” means an Award granted under Section 6.

(hh)     “Restricted Stock Units” means an Award granted under Section 7.

(ii)       “Resulting Voting Power” shall mean the outstanding combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or equivalent governing body, if applicable) of the entity resulting from a Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries).

(jj)       “Retirement” means retirement from active employment with the Company, a Subsidiary or Affiliate at or after the Participant’s attainment of age 65.

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(kk)     “Share” means a share of Common Stock.

(ll)       “Specified Employee” shall mean any individual who is a “key employee” (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) with respect to the Company and its Affiliates, as determined by the Company (or the Affiliate, in the event that the Affiliate and the Company are not considered a single employer under Sections 414(b) or 414(c) of the Code) in accordance with its uniform policy with respect to all arrangements subject to Section 409A of the Code, based upon the twelve (12) month period ending on each December 31st. All individuals who are determined to be key employees under Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (without regard to paragraph (5) thereof) on December 31st shall be treated as Specified Employees for purposes of the Plan during the twelve (12) month period that begins on the following April 1st

(mm)   “Stock Appreciation Right” has the meaning set forth in Section 5(b).

(nn)     “Subsidiary” means any corporation, partnership, joint venture, limited liability company or other entity during any period in which at least a 50% voting or profits interest is owned, directly or indirectly, by the Company or any successor to the Company.

(oo)     “Tandem SAR” has the meaning set forth in Section 5(b).

(pp)     “Term” means the maximum period during which an Option or Stock Appreciation Right may remain outstanding, subject to earlier termination upon Termination of Employment or otherwise, as specified in the applicable Award Agreement.

(qq)     “Termination of Employment” means the termination of the applicable Participant’s employment with, or performance of services for, the Company and any of its Subsidiaries or Affiliates. Unless otherwise determined by the Committee, if a Participant’s employment with, or membership on a board of directors of the Company and its Affiliates terminates but such Participant continues to provide services to the Company and its Affiliates in a non-employee director capacity or as an employee, as applicable, such change in status shall not be deemed a Termination of Employment. A Participant employed by, or performing services for, a Subsidiary or an Affiliate or a division of the Company and its Affiliates shall be deemed to incur a Termination of Employment if, as a result of a Disaffiliation, such Subsidiary, Affiliate, or division ceases to be a Subsidiary, Affiliate or division, as the case may be, and the Participant does not immediately thereafter become an employee of (or service provider for), or member of the board of directors of, the Company or another Subsidiary or Affiliate. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its Subsidiaries and Affiliates shall not be considered Terminations of Employment. Notwithstanding the foregoing, with respect to any Award that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, “Termination of Employment” shall mean a “separation from service” as defined under Section 409A of the Code. However, for purposes of determining whether an employee’s outstanding Incentive Stock Options are eligible to continue to qualify as Incentive Stock Options (and not become Nonqualified Options), an employee’s employment and/or services will be treated as terminating three (3) months after such employee went on leave, unless such employee’s right to return to active work is guaranteed by law or by a contract.

(rr)       “10-Percent Shareholder” means an individual who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding stock of the Company, its parent corporation or any of its Subsidiaries. In determining stock ownership, the attribution rules of Section 424(d) of the Code shall be applied.

Section	2. Administration

(a)       Committee. The Plan shall be administered by the Compensation Committee of the Board or such other committee of the Board as the Board may from time to time designate (the “Committee”), which shall be composed of not less than two directors, and shall be appointed by and serve at the pleasure of the Board. The Committee shall, subject to Section 10, have plenary authority to grant Awards pursuant to the terms of the Plan to Eligible Individuals. Among other things, the Committee shall have the authority, subject to the terms and conditions of the Plan:

(i)	to select the Eligible Individuals to whom Awards may from time to time be granted;

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(ii)	to determine whether and to what extent Incentive Stock Options, Nonqualified Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, other stock-based awards, or any combination thereof, are to be granted hereunder;
(iii)	to determine the number of Shares to be covered by each Award granted hereunder;
(iv)	to determine the terms and conditions, including Performance Goals (if any) and their degree of satisfaction, of each Award granted hereunder, based on such factors as the Committee shall determine;
(v)	subject to Section 11, to modify, amend or adjust the terms and conditions of any Award;
(vi)	to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable;
(vii)

subject to Sections 10 and 13(l), to accelerate the vesting or lapse of restrictions of any outstanding Award and/or to extend the exercise period of an Award, based in each case on such considerations as the Committee in its sole discretion determines;

(viii)	to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreement relating thereto);
(ix)	to establish any “blackout” period that the Committee in its sole discretion deems necessary or advisable;
(x)	to determine whether, to what extent, and under what circumstances cash, Shares, and other property and other amounts payable with respect to an Award under this Plan shall be deferred either automatically or at the election of the Participant;
(xi)	to decide all other matters that must be determined in connection with an Award; and
(xii)	to otherwise administer the Plan.

(b)       Procedures.

(i)	The Committee may act only by a majority of its members then in office, except that the Committee may, except to the extent prohibited by applicable law or the listing standards of the Applicable Exchange and subject to Section 10, allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it.
(ii)	Subject to Section 10(c), any authority granted to the Committee may also be exercised by the full Board. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.

(c)       Discretion of Committee. Subject to Section 1(h), any determination made by the Committee or by an appropriately delegated officer pursuant to delegated authority under the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Committee or such delegate at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter. All decisions made by the Committee or any appropriately delegated officer pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company, Participants, and Eligible Individuals, and shall receive the maximum deference permitted under applicable laws.

(d)       Award Agreements. The terms and conditions of each Award, as determined by the Committee, shall be set forth in an Award Agreement, which shall be delivered to the Participant receiving such Award upon, or as promptly as is reasonably practicable following, the grant of such Award. The effectiveness of an Award shall not be subject to the Award Agreement’s being signed by the Company and the Participant receiving the Award unless specifically so provided in the Award Agreement. Award Agreements may be amended only in accordance with Section 11 hereof.

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Notwithstanding any provision of the Plan or an Award Agreement to the contrary, in the event that any term of an Award Agreement conflicts with any provision of the Plan that specifically pertains to Section 409A of the Code, the provision of the Plan shall govern.

Section	3. Common Stock Subject to Plan

(a)       Plan Maximums. Subject to Section 3(d), the maximum number of Shares that may be delivered pursuant to Awards under the Plan is 6,700,000 and the maximum number of Shares that are permitted to be issued pursuant to the exercise of Incentive Stock Options granted under the Plan as described in Section 5 is 5,183,333. Shares subject to an Award under the Plan may be authorized and unissued Shares or may be treasury Shares.

(b)       Non-Employee Director Compensation Limits. Notwithstanding anything to the contrary, the aggregate amount of all cash compensation (including annual retainers and other fees, whether or not granted under the Plan) plus the aggregate grant date fair market value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards issued under this Plan (or under any other incentive plan) provided to any non-employee director during any single calendar year may not exceed $640,000. For the avoidance of doubt, any compensation that is deferred shall be counted toward this limit in the calendar year in which the compensation is vested, and not in any later calendar year when it is paid to the non-employee director.

(c)       Rules for Calculating Shares Delivered.

(i)	To the extent that any Award is forfeited, or any Option and the related Tandem SAR (if any) or Free-Standing SAR terminates, expires or lapses without being exercised (specifically including the Award contemplated by clause (iii) below), or any Award is settled for cash, the Shares subject to such Awards not delivered as a result thereof shall again be available for Awards under the Plan.
(ii)	If the exercise price of any Option and/or the tax withholding obligations relating to any Award are satisfied by delivering Shares to the Company (by either actual delivery or by attestation), only the number of Shares issued net of the Shares delivered or attested to shall be deemed delivered for purposes of the limits set forth in Section 3(a). To the extent any Shares subject to an Award are withheld to satisfy the exercise price (in the case of an Option) and/or the tax withholding obligations relating to such Award, such Shares shall not be deemed to have been delivered for purposes of the limits set forth in Section 3(a).
(iii)	Any dividend equivalents distributed under the Plan shall count against the Share limits set forth in Section 3(a). Dividend equivalents will not be paid (or accrue) on unexercised Options or unexercised Stock Appreciation Rights, and, prior to their vesting, dividends will not be paid in respect of Shares of Restricted Stock or Restricted Stock Units.

(d)       Adjustment Provision. In the event of a merger, consolidation, amalgamation acquisition of property or shares, stock rights offering, liquidation, Disaffiliation, or similar event affecting the Company or any of its Subsidiaries (each, a “Corporate Transaction”), the Committee or the Board may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to (w) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under the Plan, (x) the various maximum limitations set forth in Section 3(a) upon certain types of Awards and upon the grants to individuals of certain types of Awards, (y) the number and kind of Shares or other securities subject to outstanding Awards; and (z) the exercise price of outstanding Options and Stock Appreciation Rights. In the event of a stock dividend, stock split, reverse stock split, separation, spinoff, reorganization, extraordinary dividend of cash or other property, share combination, or recapitalization or similar event affecting the capital structure of the Company (each, a “Share Change”), the Committee or the Board shall make such substitutions or adjustments as it deems appropriate and equitable to (i) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under the Plan, (ii) the various maximum limitations set forth in Section 3(a) upon certain types of Awards and upon the grants to individuals of certain types of Awards, (iii) the number and kind of Shares or other securities subject to outstanding Awards; and (iv) the exercise price of outstanding Options and Stock Appreciation Rights. In the case of Corporate Transactions, such adjustments may include, without limitation, (1) the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Committee or the Board in its sole discretion (it being understood that in the case of a Corporate Transaction with respect to which stockholders of Common Stock

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receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Committee that the value of an Option or Stock Appreciation Right shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each Share pursuant to such Corporate Transaction over the exercise price of such Option or Stock Appreciation Right shall conclusively be deemed valid); (2) the substitution of other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for the Shares subject to outstanding Awards; and (3) in connection with any Disaffiliation, arranging for the assumption of Awards, or replacement of Awards with new awards based on other property or other securities (including, without limitation, other securities of the Company and securities of entities other than the Company), by the affected Subsidiary, Affiliate, or division or by the entity that controls such Subsidiary, Affiliate, or division following such Disaffiliation (as well as any corresponding adjustments to Awards that remain based upon Company securities). The Committee may adjust in its sole discretion the Performance Goals applicable to any Awards to reflect any Share Change and any Corporate Transaction and any unusual or non-recurring events and other extraordinary items, impact of charges for restructurings, discontinued operations, and the cumulative effects of accounting or tax changes, each as defined by generally accepted accounting principles or as identified in the Company’s financial statements, notes to the financial statements, management’s discussion and analysis or the Company’s other SEC filings. Any adjustment under this Section 3(d) need not be the same for all Participants. Any adjustment of Shares pursuant to this Section 3(d) shall be rounded down to the nearest whole number of Shares. Under no circumstances shall the Company be required to authorize or issue fractional shares. To the extent permitted by applicable law, no consideration shall be provided as a result of any fractional shares not being issued or authorized.

(e)       Section 409A. Notwithstanding the foregoing: (i) any adjustments made pursuant to Section 3(d) to Awards that are considered “deferred compensation” within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code; and (ii) any adjustments made pursuant to Section 3(d) to Awards that are not considered “deferred compensation” subject to Section 409A of the Code shall be made in such a manner as to ensure that after such adjustment, the Awards either (A) continue not to be subject to Section 409A of the Code or (B) comply with the requirements of Section 409A of the Code.

Section	4. Eligibility

Awards may be granted under the Plan to Eligible Individuals; provided, however, that Incentive Stock Options may be granted only to employees of the Company and its subsidiaries or parent corporation (within the meanings of Sections 424(e) and 424(f) of the Code).

Section	5. Options and Stock Appreciation Rights

(a)       Types of Options. Options may be of two types: Incentive Stock Options and Nonqualified Options. The Award Agreement for an Option shall indicate whether the Option is intended to be an Incentive Stock Option or a Nonqualified Option (and if not so indicated then the Option shall be a Nonqualified Option). An employee who is a 10-Percent Shareholder shall not be eligible for the grant of an Incentive Stock Option unless the requirements set forth in Section 422(c)(5) of the Code are satisfied. If and to the extent that any Shares are issued under a portion of any Option that exceeds the $100,000 limitation of Section 422 of the Code, such Shares shall not be treated as issued under an Incentive Stock Option notwithstanding any designation otherwise.

Certain decisions, amendments, interpretations and actions by the Company or Committee and certain actions by a Participant may cause an Option to cease to qualify as an Incentive Stock Option pursuant to the Code and by accepting an Option, the Participant agrees in advance to such disqualifying action(s).

(b)       Types and Nature of Stock Appreciation Rights. Stock Appreciation Rights may be “Tandem SARs,” which are granted in conjunction with an Option, or “Free-Standing SARs,” which are not granted in conjunction with an Option. Upon the exercise of a Stock Appreciation Right, the Participant shall be entitled to receive an amount in cash, Shares, or both, in aggregate value equal to the product of (i) the excess of the Fair Market Value of one Share over the exercise price of the applicable Stock Appreciation Right, multiplied by (ii) the number of Shares in respect of which the Stock Appreciation Right has been exercised. The applicable Award Agreement shall specify whether such payment is to be made in cash or Common Stock or both, or shall reserve to the Committee or the Participant the right to make that determination prior to or upon the exercise of the Stock Appreciation Right.

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(c)       Tandem SARs. A Tandem SAR may be granted at the Grant Date of the related Option. A Tandem SAR shall be exercisable only at such time or times and to the extent that the related Option is exercisable in accordance with the provisions of this Section 5, and shall have the same exercise price as the related Option. A Tandem SAR shall proportionately terminate or be forfeited upon the exercise or forfeiture of the related Option, and the related Option shall proportionately terminate or be forfeited upon the exercise or forfeiture of the Tandem SAR.

(d)       Exercise Price. The exercise price per Share subject to an Option or Free-Standing SAR shall be determined by the Committee and set forth in the applicable Award Agreement, and shall not be less than the Fair Market Value of a Share (or less than 110% for 10-Percent Shareholders in the case of Incentive Stock Options) on the applicable Grant Date. In no event may any Option or Free-Standing SAR granted under this Plan be amended, other than pursuant to Section 3(d), to decrease the exercise price thereof, be cancelled in conjunction with the grant of any new Option or Free-Standing SAR with a lower exercise price or otherwise be subject to any action that would be treated, for accounting purposes, as a “repricing” of such Option or Free-Standing SAR, unless such amendment, cancellation, or action is approved by the Company’s stockholders.

(e)       Term. The Term of each Option and each Free-Standing SAR shall be fixed by the Committee, but shall not exceed ten years from the Grant Date. Notwithstanding anything to the contrary, an Incentive Stock Option that is granted to a 10-Percent Shareholder shall have a maximum term of five years.

(f)        Vesting and Exercisability. Except as otherwise provided herein, Options and Free-Standing SARs shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee. If the Committee provides that any Option or Free-Standing SAR will become exercisable only in installments, the Committee may at any time waive such installment exercise provisions, in whole or in part, based on such factors as the Committee may determine. In addition, the Committee may at any time accelerate the exercisability of any Option or Free-Standing SAR.

(g)       Method of Exercise. Subject to the provisions of this Section 5, Options and Free-Standing SARs may be exercised, in whole or in part, at any time during the applicable Term by giving written notice of exercise to the Company or through the procedures established with the Company’s appointed third-party Option administrator specifying the number of Shares as to which the Option or Free-Standing SAR is being exercised; provided, however, that, unless otherwise permitted by the Committee, any such exercise must be with respect to a portion of the applicable Option or Free-Standing SAR relating to no less than the lesser of the number of Shares then subject to such Option or Free-Standing SAR or 100 Shares. In the case of the exercise of an Option, such notice shall be accompanied by payment in full of the purchase price (which shall equal the product of such number of Shares multiplied by the applicable exercise price) by certified or bank check or such other instrument as the Company may accept. If approved by the Committee, payment, in full or in part, may also be made as follows:

(i)	Payments may be made in the form of unrestricted Shares (by delivery of such Shares or by attestation) of the same class as the Common Stock subject to the Option already owned by the Participant (based on the Fair Market Value of the Common Stock on the date the Option is exercised); provided, however, that, in the case of an Incentive Stock Option, the right to make a payment in the form of already owned Shares of the same class as the Common Stock subject to the Option may be authorized only at the time the Option is granted.
(ii)	To the extent permitted by applicable law, payment may be made by delivering a properly executed exercise notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the purchase price, and, if requested, the amount of any federal, state, local or foreign withholding taxes. To facilitate the foregoing, the Company may, to the extent permitted by applicable law, enter into agreements for coordinated procedures with one or more brokerage firms. To the extent permitted by applicable law, the Committee may also provide for Company loans to be made for purposes of the exercise of Options.
(iii)	Payment may be made by instructing the Company to withhold a number of Shares having a Fair Market Value (based on the Fair Market Value of the Common Stock on the date the applicable Option is exercised) equal to the product of (A) the exercise price multiplied by (B) the number of Shares in respect of which the Option shall have been exercised.

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(h)       Delivery; Rights of Stockholders. No Shares shall be delivered pursuant to the exercise of an Option until the exercise price therefor has been fully paid and the Participant has satisfied any applicable withholding or tax obligations relating to the Option. The applicable Participant shall have all of the rights of a stockholder of the Company holding the class or series of Common Stock that is subject to the Option or Stock Appreciation Right (including, if applicable, the right to vote the applicable Shares and the right to receive dividends), when the Participant (i) has given written notice of exercise, (ii) if requested, has given the representation described in Section 13(a), (iii) in the case of an Option, has paid in full for such Shares, and (iv) has satisfied any applicable withholding or tax obligations relating to the Option or Stock Appreciation Right.

(i)        Termination of Employment. Subject to Section 9, a Participant’s Options and Stock Appreciation Rights shall be forfeited upon such Participant’s Termination of Employment, except as set forth below:

(i)	Upon a Participant’s Termination of Employment by reason of death, any Option or Stock Appreciation Right held by the Participant that was exercisable immediately before the Termination of Employment may be exercised at any time until the earlier of (A) the first anniversary of the date of such death and (B) the expiration of the Term thereof;
(ii)	Upon a Participant’s Termination of Employment by reason of Disability or Retirement, any Option or Stock Appreciation Right held by the Participant that was exercisable immediately before the Termination of Employment may be exercised at any time until the earlier of (A) the first anniversary of such Termination of Employment and (B) the expiration of the Term thereof;
(iii)	Upon a Participant’s Termination of Employment for any reason other than death, Disability, Retirement or for Cause, any Option or Stock Appreciation Right held by the Participant that was exercisable immediately before the Termination of Employment may be exercised at any time until the earlier of (A) three months following such Termination of Employment and (B) expiration of the Term thereof; and
(iv)	Notwithstanding the above provisions of this Section 5(i), if a Participant dies after such Participant’s Termination of Employment but while any Option or Stock Appreciation Right remains exercisable as set forth above, such Option or Stock Appreciation Right may be exercised at any time until the later of (A) the first anniversary of the date of such death and (B) the last date on which such Option or Stock Appreciation Right would have been exercisable, absent this Section 5(i)(iv), but in no event later than the expiration of the Term thereof.

Notwithstanding the foregoing, the Committee shall have the power, in its discretion, to apply different rules concerning the consequences of a Termination of Employment; provided, however, that if such rules are less favorable to the Participant than those set forth above, such rules are set forth in the applicable Award Agreement. If an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Option will thereafter be treated as a Nonqualified Option.

(j)        Nontransferability of Options and Stock Appreciation Rights. No Option or Free-Standing SAR shall be transferable by a Participant other than (i) by will or by the laws of descent and distribution, or (ii) in the case of a Nonqualified Option or Free-Standing SAR, pursuant to a qualified domestic relations order or as otherwise expressly permitted by the Committee including, if so permitted, pursuant to a transfer to the Participant’s family members or to a charitable organization, whether directly or indirectly or by means of a trust or partnership or otherwise. For purposes of this Plan, unless otherwise determined by the Committee, “family member” shall have the meaning given to such term in General Instructions A.1(a)(5) to Form S-8 under the Securities Act of 1933, as amended, and any successor thereto. A Tandem SAR shall be transferable only with the related Option as permitted by the preceding sentence. Any Option or Stock Appreciation Right shall be exercisable, subject to the terms of this Plan, only by the applicable Participant, the guardian or legal representative of such Participant, or any person to whom such Option or Stock Appreciation Right is permissibly transferred pursuant to this Section 5(j), it being understood that the term “Participant” includes such guardian, legal representative and other transferee; provided, however, that the term “Termination of Employment” shall continue to refer to the Termination of Employment of the original Participant.

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Section	6. Restricted Stock

(a)       Nature of Awards and Certificates. Shares of Restricted Stock are actual Shares issued to a Participant, and shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates. Any certificate issued in respect of Shares of Restricted Stock shall be registered in the name of the applicable Participant and, in the case of Restricted Stock, shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form, in addition to any other legend the Committee determines appropriate:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the LendingTree, Inc. 2008 Stock Plan and an Award Agreement. Copies of such Plan and Agreement are on file at the offices of LendingTree, Inc., 1415 Vantage Park Drive, Suite 700, Charlotte, NC 28203.”

The Committee may require that the certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Award of Restricted Stock, the applicable Participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award.

(b)       Terms and Conditions. Shares of Restricted Stock shall be subject to the following terms and conditions:

(i)	The Committee shall, prior to or at the time of grant, condition the vesting or transferability of an Award of Restricted Stock upon the continued service of the applicable Participant or the attainment of Performance Goals, or the attainment of Performance Goals and the continued service of the applicable Participant. The conditions for grant, vesting, or transferability and the other provisions of Restricted Stock Awards (including without limitation any Performance Goals) need not be the same with respect to each Participant.
(ii)	Subject to the provisions of the Plan and the applicable Award Agreement, during the period, if any, set by the Committee, commencing with the date of such Restricted Stock Award for which such vesting restrictions apply and until the expiration of such vesting restrictions (the “Restriction Period”), the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Shares of Restricted Stock.
(iii)

Except as provided in this Section 6 and in the applicable Award Agreement, the applicable Participant shall have, with respect to the Shares of Restricted Stock, all of the rights of a stockholder of the Company holding the class or series of Common Stock that is the subject of the Restricted Stock, including, if applicable, the right to vote the Shares. For the avoidance of doubt, Participants shall be eligible to receive dividends in respect of their Shares of Restricted Stock, subject to Section 13(e) and the vesting of the underlying Restricted Stock, and any such dividends shall not be paid prior to such vesting.

(iv)	Except as otherwise set forth in the applicable Award Agreement, upon a Participant’s Termination of Employment for any reason during the Restriction Period, all Shares of Restricted Stock still subject to restriction shall be forfeited by such Participant without consideration (except for repayment of any amounts the Participant had paid to the Company to acquire unvested Shares underlying the forfeited Awards); provided, however, that the Committee shall have the discretion to waive, in whole or in part, any or all remaining restrictions with respect to any or all of such Participant’s Shares of Restricted Stock.
(v)	If and when any applicable Performance Goals are satisfied and the Restriction Period expires without a prior forfeiture of the Shares of Restricted Stock for which legended certificates have been issued, unlegended certificates for such Shares shall be delivered to the Participant upon surrender of the legended certificates.
Section	7. Restricted Stock Units

(a)       Nature of Awards. Restricted Stock Units are Awards denominated in Shares that will be settled, subject to the terms and conditions of the Restricted Stock Units, in an amount in cash, Shares or both, based upon the Fair Market Value of a specified number of Shares.

(b)       Terms and Conditions. Restricted Stock Units shall be subject to the following terms and conditions:

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(i)	The Committee shall, prior to or at the time of grant, condition the grant, vesting, or transferability of Restricted Stock Units upon the continued service of the applicable Participant or the attainment of Performance Goals, or the attainment of Performance Goals and the continued service of the applicable Participant. The conditions for grant, vesting or transferability and the other provisions of Restricted Stock Units (including without limitation any Performance Goals) need not be the same with respect to each Participant. Except as otherwise provided in Section 7(b)(iv) or in the applicable Award Agreement, an Award of Restricted Stock Units shall be settled if and when the Restricted Stock Units vest (but in no event later than two and a half months after the end of the fiscal year in which the Restricted Stock Units vest).

(ii)	Subject to the provisions of the Plan and the applicable Award Agreement, during the period, if any, set by the Committee, commencing with the date of such Restricted Stock Units for which such vesting restrictions apply and until the expiration of such vesting restrictions (the “Restriction Period”), the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Restricted Stock Units.

(iii)	The Award Agreement for Restricted Stock Units shall specify whether, to what extent and on what terms and conditions the applicable Participant shall be entitled to receive current or deferred payments of cash, Common Stock or other property corresponding to the dividends payable on the Common Stock (subject to Section 13(e) below); provided that any such cash, Common Stock or other property shall be subject to the vesting of the underlying Restricted Stock Units. For the avoidance of doubt, any such cash, Common Stock or other property shall not be paid prior to such vesting.

(iv)	Except as otherwise set forth in the applicable Award Agreement, upon a Participant’s Termination of Employment for any reason during the Restriction Period, all Restricted Stock Units still subject to restriction shall be forfeited by such Participant; provided, however, that the Committee shall have the discretion to waive, in whole or in part, any or all remaining restrictions with respect to any or all of such Participant’s Restricted Stock Units, provided, however, if any of such Participant’s Restricted Stock Units constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, settlement of such Restricted Stock Units shall not occur until the earliest of (1) the date such Restricted Stock Units would otherwise be settled pursuant to the terms of the Award Agreement or (2) the Participant’s “separation of service” within the meaning of Section 409A of the Code.

Section 8.       Other Stock-Based Awards

Other Awards of Common Stock and other Awards that are valued in whole or in part by reference to, or are otherwise based upon or settled in, Common Stock, including (without limitation), unrestricted stock, performance units, dividend equivalents, and convertible debentures, may be granted under the Plan.

Section 9.       Change in Control Provisions

(a)       Impact of Event. Subject to paragraph (d) of this Section 9, and paragraph (d) of Section 11, unless otherwise provided in any applicable Award Agreement, in connection with a Change in Control, the Committee may make such adjustments and/or settlements of outstanding Awards as it deems appropriate and consistent with the Plan's purposes, including, without limitation, the termination of and/or acceleration of vesting of Awards either upon a Change in Control or upon various terminations of employment following a Change in Control. The Committee may provide for such adjustments as a term of the Award or may make such adjustments following the granting of the Award.

(b)       Definition of Change in Control. For purposes of the Plan, unless otherwise provided in an option agreement or other agreement relating to an Award, a “Change in Control” shall mean the happening of any of the following events:

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(i)	The acquisition by any individual, entity or Group (a “Person”), other than the Company, of Beneficial Ownership of equity securities of the Company representing more than 50% of the voting power of the then outstanding equity securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that any acquisition that would constitute a Change in Control under this subsection (i) that is also a Business Combination shall be determined exclusively under subsection (iii) below; or
(ii)	Individuals who, as of the Board Approval Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Board Approval Date, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the Incumbent Directors at such time shall become an Incumbent Director, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
(iii)	Consummation of a reorganization, merger, consolidation, amalgamation, sale or other disposition of all or substantially all of the assets of the Company, the purchase of assets or stock of another entity, or other similar corporate transaction (a “Business Combination”), in each case, unless immediately following such Business Combination, (A) more than 50% of the Resulting Voting Power shall reside in Outstanding Company Voting Securities retained by the Company’s stockholders in the Business Combination and/or voting securities received by such stockholders in the Business Combination on account of Outstanding Company Voting Securities, and (B) at least a majority of the members of the board of directors (or equivalent governing body, if applicable) of the entity resulting from such Business Combination were Incumbent Directors at the time of the initial agreement, or action of the Board, providing for such Business Combination; or
(iv)	Consummation of a complete liquidation or dissolution of the Company.

(c)       For purposes of this Section 9, “Good Reason” means (i) “Good Reason” as defined in any Individual Agreement or Award Agreement to which the applicable Participant is a party, or (ii) if there is no such Individual Agreement or if it does not define Good Reason, without the Participant’s prior written consent: (A) a material reduction in the Participant’s rate of annual base salary from the rate of annual base salary in effect for such Participant immediately prior to the Change in Control, (B) a relocation of the Participant’s principal place of business more than 35 miles from the city in which such Participant’s principal place of business was located immediately prior to the Change in Control or (C) a material and demonstrable adverse change in the nature and scope of the Participant’s duties from those in effect immediately prior to the Change in Control. In order to invoke a Termination of Employment for Good Reason, a Participant shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (A) through (C) within 90 days following the Participant’s knowledge of the initial existence of such condition or conditions, and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition. In the event that the Company fails to remedy the condition constituting Good Reason during the Cure Period, the Participant must terminate employment, if at all, within 90 days following the Cure Period in order for such Termination of Employment to constitute a Termination of Employment for Good Reason.

(d)       Notwithstanding the foregoing, if any Award is subject to Section 409A of the Code, this Section 9 shall be applicable only to the extent specifically provided in the Award Agreement and as permitted pursuant to Section 13(k).

Section	10. Section 16(b) of the Exchange Act

The provisions of this Plan are intended to ensure that no transaction under the Plan is subject to (and not exempt from) the short-swing recovery rules of Section 16(b) of the Exchange Act (“Section 16(b)”). Accordingly, the composition of the Committee shall be subject to such limitations as the Board deems appropriate to permit transactions pursuant to this Plan to be exempt (pursuant to Rule 16b-3 promulgated under the Exchange Act) from Section 16(b), and no delegation of authority by the Committee shall be permitted if such delegation would cause any such transaction to be subject to (and not exempt from) Section 16(b).

Appendix C | LENDINGTREE 2021 Proxy Statement	C-12

Section	11. Term, Amendment and Termination

(a)       Effectiveness. The Plan was originally effective as of the Effective Date although the terms of the Seventh Plan Restatement only will become effective upon its approval by the Company’s stockholders.

(b)       Termination. The Plan will terminate on April 25, 2027 and may be terminated on any earlier date pursuant to Section 11(c). Awards outstanding as of such termination date shall not be affected or impaired by the termination of the Plan.

(c)       Amendment of Plan. The Board may amend, alter, or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would materially impair the rights of the Participant with respect to a previously granted Award without such Participant’s consent, except such an amendment made to comply with applicable law, including without limitation Section 409A of the Code, stock exchange rules or accounting rules. In addition, no such amendment shall be made without the approval of the Company’s stockholders to the extent such approval is required by applicable law or the listing standards of the Applicable Exchange.

(d)       Amendment of Awards. Subject to Section 5(d), the Committee may unilaterally amend the terms of any Award theretofore granted, but no such amendment shall without the Participant’s consent materially impair the rights of any Participant with respect to an Award, except such an amendment made to cause the Plan or Award to comply with applicable law, stock exchange rules or accounting rules.

Section	12. Unfunded Status of Plan

It is presently intended that the Plan constitute an “unfunded” plan for incentive and deferred compensation. Solely to the extent permitted under Section 409A, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided, however, that the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan. Notwithstanding any other provision of this Plan to the contrary, with respect to any Award that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, no trust shall be funded with respect to any such Award if such funding would result in taxable income to the Participant by reason of Section 409A(b) of the Code and in no event shall any such trust assets at any time be located or transferred outside of the United States, within the meaning of Section 409A(b) of the Code.

Section	13. General Provisions

(a)       Conditions for Issuance. The Committee may require each person purchasing or receiving Shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the Shares without a view to the distribution thereof. The certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Company shall not be required to issue or deliver any certificate or certificates for Shares under the Plan prior to fulfillment of all of the following conditions: (i) listing or approval for listing upon notice of issuance, of such Shares on the Applicable Exchange; (ii) any registration or other qualification of such Shares of the Company under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and (iii) obtaining any other consent, approval, or permit from any state or federal governmental agency which the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.

(b)       Additional Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary or Affiliate from adopting other or additional compensation arrangements for its employees.

(c)       No Contract of Employment. The Plan shall not constitute a contract of employment, and adoption of the Plan shall not confer upon any employee any right to continued employment, nor shall it interfere in any way with the right of the Company or any Subsidiary or Affiliate to terminate the employment of any employee at any time.

(d)       Required Taxes. No later than the date as of which an amount first becomes includible in the gross income of a Participant for federal, state, local or foreign income or employment or other tax purposes with respect to any Award under the Plan, such Participant shall pay to the Company, or make arrangements satisfactory to the Company

C-13	LENDINGTREE 2021 Proxy Statement | Appendix C

regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. If determined by the Company, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to such Participant. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock. To the extent necessary to avoid liability-classification of the Award (or other adverse accounting treatment) under applicable financial accounting rules, the amount of such tax withholding shall not exceed the maximum statutory federal, state or local income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined.

(e)       Limitation on Dividend Reinvestment and Dividend Equivalents. Reinvestment of dividends in additional Restricted Stock at the time of any dividend payment, and the payment of Shares with respect to dividends to Participants holding Awards of Restricted Stock Units, shall only be permissible if sufficient Shares are available under Section 3 for such reinvestment or payment (taking into account then outstanding Awards). In the event that sufficient Shares are not available for such reinvestment or payment, such reinvestment or payment shall be made in the form of a grant of Restricted Stock Units equal in number to the Shares that would have been obtained by such payment or reinvestment, the terms of which Restricted Stock Units shall provide for settlement in cash and for dividend equivalent reinvestment in further Restricted Stock Units on the terms contemplated by this Section 13(e).

(f)        Designation of Death Beneficiary. The Committee shall establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of such Participant’s death are to be paid or by whom any rights of such eligible Individual, after such Participant’s death, may be exercised.

(g)       Subsidiary Employees. In the case of a grant of an Award to any employee of a Subsidiary of the Company, the Company may, if the Committee so directs, issue or transfer the Shares, if any, covered by the Award to the Subsidiary, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Subsidiary will transfer the Shares to the employee in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan. All Shares underlying Awards that are forfeited or canceled should revert to the Company.

(h)       Governing Law and Interpretation. The Plan and (unless otherwise provided in the Award Agreement) all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Plan are not part of the provisions hereof and shall have no force or effect.

(i)        Non-Transferability. Except as otherwise provided in Section 5(j) or by the Committee, Awards under the Plan are not transferable except by will or by laws of descent and distribution.

(j)        Foreign Employees and Foreign Law Considerations. The Committee may grant Awards to Eligible Individuals who are foreign nationals, who are located outside the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, or subplans as may be necessary or advisable to comply with such legal or regulatory provisions.

(k)       Section 409A of the Code. It is the intention of the Company that no Award shall be “deferred compensation” subject to Section 409A of the Code, unless and to the extent that the Committee specifically determines otherwise as provided in this Section 13(k), and the Plan and the terms and conditions of all Awards shall be interpreted accordingly. Any payment made pursuant to any Award shall be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Code. Notwithstanding any other provision of the Plan or an Award Agreement to the contrary, with respect to any Award that constitutes a “nonqualified deferred compensation plan” subject to Section 409A of the Code and if the Participant is a “specified employee” within the meaning of Section 409A of the Code, any payments (whether in cash, Shares or other property) to be made with respect to the Award on account of such

Appendix C | LENDINGTREE 2021 Proxy Statement	C-14

Participant’s Termination of Employment shall be delayed if necessary until the earlier of (A) the first day of the seventh month following the Participant’s Termination of Employment and (B) the Participant’s death. Any such delayed payments shall be made without interest. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on a Participant by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

(l)        Minimum Vesting Requirement. Notwithstanding any other provision of this Plan, and subject to Section 9, Awards (or any portion thereof) shall not vest earlier than one year following the Grant Date (the “Minimum Vesting Requirement”); provided, that the Committee may grant Awards that are not subject to the Minimum Vesting Requirement with respect to five percent (5%) or less of the Shares available for issuance under the Plan (as set forth in Section 3(a), as may be adjusted pursuant to Section 3(d)); provided, further, that the restriction in this Section 13(l) does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any Award, including in cases of Retirement, Termination of Service other than for Cause, death, Disability or a Change in Control, as set forth in the terms of the Award or otherwise.

(m)      Suspension or Termination of Awards. If at any time (including after a notice of exercise has been delivered) the Committee (or the Board), reasonably believes that a Participant has committed an act of Cause (which includes a failure to act), the Committee (or Board) may suspend the Participant’s right to exercise any Award (or vesting or settlement of any Award) pending a determination of whether there was in fact an act of Cause. If the Committee (or the Board) determines a Participant has committed an act of Cause, neither the Participant nor his or her estate shall be entitled to exercise any outstanding Award whatsoever and all of Participant’s outstanding Awards shall then terminate without consideration. Any determination by the Committee (or the Board) with respect to the foregoing shall be final, conclusive and binding on all interested parties.

(n)       Successor Provision. Any reference to a statute, rule or regulation, or to a section of a statute, rule or regulation, is a reference to that statute, rule, regulation, or section as amended from time to time, both before and after the Board Approval Date and including any successor provisions.

(o)       Clawback Policy. The Company may (i) cause the cancellation of any Award, (ii) require reimbursement of any Award by a Participant and (iii) effect any other right of recoupment of equity or other compensation provided under this Plan or otherwise in accordance with Company policies as may be adopted and/or modified from time to time by the Company and/or applicable law (each, a “Clawback Policy”). In addition, a Participant may be required to repay to the Company certain previously paid compensation, whether provided under this Plan or an Award Agreement or otherwise, in accordance with the Clawback Policy. By accepting an Award, a Participant is also agreeing to be bound by the Company’s Clawback Policy which may be amended from time to time by the Company in its discretion (including without limitation to comply with applicable laws or stock exchange requirements) and is further agreeing that all of the Participant’s Awards may be unilaterally amended by the Company to the extent needed to comply with the Clawback Policy.

Section 14.    Execution.

To record the approval of this Plan by the Board, the Company has caused its duly authorized officer to execute this Plan on behalf of the Company.

LENDINGTREE, INC.

By:
Title:	Chief Financial Officer

C-15	LENDINGTREE 2021 Proxy Statement | Appendix C

lendingtree

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 8, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/TREE2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 8, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D49833-P55272 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

LENDINGTREE, INC.

The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

1. Company Proposal - Election of Directors:

		For	Against	Abstain
1a.	Gabriel Dalporto	☐	☐	☐
1b.	Thomas Davidson	☐	☐	☐
1c.	Robin Henderson	☐	☐	☐
1d.	Douglas Lebda	☐	☐	☐
1e.	Steven Ozonian	☐	☐	☐
1f.	Saras Sarasvathy	☐	☐	☐
1g.	G. Kennedy Thompson	☐	☐	☐
1h.	Jennifer Witz	☐	☐	☐

		For	Against	Abstain
2.	Company Proposal - To approve our Employee Stock Purchase Plan	☐	☐	☐
3.	Company Proposal - To approve an Amendment and Restatement to our Sixth Amended and Restated 2008 Stock and Annual Incentive Plan	☐	☐	☐
4.	Company Proposal - To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2021 fiscal year	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date